                                 PROXY STATEMENT


                            SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT [x]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                                      * * *



Check the appropriate box:
[ ]      Preliminary Proxy Statement
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             CORPORATE EXPRESS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                          ----------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ---------------------------------------------

         4)       Proposed maximum aggregate value of transaction:
                                                                  -------------

         5)       Total fee paid:
                                 ----------------------------------------------


[x]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         --------------------------------------

         2)       Form, Schedule or Registration Statement No.:
                                                               ----------------

         3)       Filing Party:
                               ------------------------------------------------

         4)       Date Filed:
                             --------------------------------------------------

                             CORPORATE EXPRESS LOGO
                              1 ENVIRONMENTAL WAY
                           BROOMFIELD, COLORADO 80021

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders of Corporate Express, Inc. to be held on Friday, October 22, 1999 at 9:00 a.m. (local time) at our principal executive offices located at 1 Environmental Way, Broomfield, Colorado 80021.


     At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement whereby Corporate Express will become a wholly owned subsidiary of Buhrmann NV. In the merger, for each share of Corporate Express common stock, par value $.0002 per share, you own, you will be entitled to receive $9.70 in cash.


     The board of directors has approved the merger. The board believes the merger is fair to you and in your best interests as shareholders. The board therefore recommends that you vote FOR the merger.

     The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing Corporate Express common stock at this time. If the merger is completed, we will mail further instructions to you.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote AGAINST the merger.

                                            Very truly yours,

                                            [Robert King Sig]
                                            Robert L. King
                                            President and Chief Executive
                                            Officer


  Proxy statement dated September 27, 1999 and first mailed to shareholders on
                              September 27, 1999.

                             CORPORATE EXPRESS LOGO
                              1 ENVIRONMENTAL WAY
                           BROOMFIELD, COLORADO 80021
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 22, 1999
                            ------------------------

To the Shareholders of Corporate Express, Inc.:

     A special meeting of the shareholders of Corporate Express, Inc., a Colorado corporation, will be held on Friday, October 22, 1999, at 9:00 a.m. local time at our principal executive offices located at 1 Environmental Way, Broomfield, Colorado 80021, for the following purposes:


          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 13, 1999, by and among Buhrmann NV, a Netherlands company, North Acquisition Corporation, a Colorado corporation and a newly formed subsidiary of Buhrmann NV, and Corporate Express, Inc., as amended by that certain First Amendment dated as of September 24, 1999, and the transactions contemplated by the merger agreement. As a result of the merger, Corporate Express shareholders will be entitled to receive $9.70 in cash for each share of common stock of Corporate Express.


          2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.


     Our board has fixed the close of business on Monday, September 13, 1999, as the record date for determining the shareholders entitled to receive notice of and to vote at the special meeting and at any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the special meeting will be available, upon written request, for inspection during normal business hours by any shareholder beginning two business days after the date of this notice and continuing through the special meeting and any adjournment thereof, for a proper purpose, at our Broomfield, Colorado office. Only shareholders of record on the record date are entitled to notice of and to vote at the special meeting and any adjournments or postponements.



     Shareholders who do not vote in favor of the merger agreement will have the right to dissent and to obtain payment of the fair value of their shares if the merger is completed and they comply with the Colorado law procedures summarized in the accompanying proxy statement. The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement, as amended, is attached as Annex A to the accompanying proxy statement.


     Shareholders are urged, whether or not they plan to attend the special meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If a shareholder who has returned a proxy attends the special meeting in person, that shareholder may revoke the proxy and vote in person on all matters submitted at the special meeting.

                                            By Order of the Board of Directors,

                                            [Gary Jacobs Sig]
                                            Gary M. Jacobs

                                            Executive Vice President, Chief
                                            Financial Officer and Secretary

Broomfield, Colorado

September 27, 1999

                                PROXY STATEMENT


                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
WHO CAN HELP ANSWER MY QUESTIONS?...........................     2
PROXY STATEMENT SUMMARY.....................................     3
  The Companies.............................................     3
  The Merger................................................     3
  The Special Meeting.......................................     4
  Our Recommendation to Shareholders........................     4
  Dissenters' Rights........................................     4
  Interests of Directors and Executive Officers in the           4
     Merger.................................................
  Conditions to the Merger..................................     4
  Termination of the Merger Agreement.......................     5
  Payment of Fees and Expenses..............................     5
  Fairness Opinions of the Financial Advisors...............     5
  Financing for the Merger..................................     5
  Litigation Related to the Merger..........................     6
  Market Prices of Common Stock.............................     6
  Accounting Treatment......................................     6
  Material United States Federal Income Tax Consequences....     6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...     7
THE SPECIAL MEETING.........................................     7
  Record Date; Voting at the Special Meeting; Quorum........     8
  Required Vote.............................................     8
  Action to be Taken at the Special Meeting.................     8
  Proxy Solicitation........................................     9
SELECTED CONSOLIDATED FINANCIAL DATA........................    10
THE MERGER..................................................    13
  Background of the Merger..................................    13
  Reasons for the Merger....................................    16
  Fairness Opinions of the Financial Advisors...............    17
  Interests of Directors and Executive Officers in the          26
     Merger.................................................
  Litigation Related to the Merger..........................    28
  Certain Effects of the Merger.............................    29
  Conduct of the Business of Corporate Express If the Merger    29
     Is Not Completed.......................................
  Accounting Treatment......................................    29
  Financing for the Merger..................................    30
  Regulatory Matters........................................    30
  Material United States Federal Income Tax Consequences....    31
  Dissenters' Rights........................................    32
MATERIAL PROVISIONS OF THE MERGER AGREEMENT.................    34
  Effective Time............................................    34
  The Merger; Merger Consideration..........................    34
  Payment of Merger Consideration...........................    34
  Treatment of Stock Options, Warrants and Other Payments...    35
  Representations and Warranties............................    35
  Agreements and Obligations of the Parties Pending the         36
     Effective Time.........................................
  Acquisition Proposals.....................................    39
  Conditions to the Merger..................................    40

  Termination...............................................    41
  Fees and Expenses.........................................    42
  Amendments and Waivers....................................    42
THE COMPANIES...............................................    42
  Corporate Express.........................................    42
  Buhrmann and North Acquisition Corporation................    43
MARKET PRICES OF COMMON STOCK...............................    44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND             45
  MANAGEMENT................................................
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS....................    47
SHAREHOLDER PROPOSALS.......................................    47
WHERE YOU CAN FIND MORE INFORMATION.........................    47
Annex A  Agreement and Plan of Merger by and among Buhrmann
         NV, North Acquisition Corporation and Corporate
         Express, Inc. dated as of July 13, 1999, as amended
         by the First Amendment to Agreement and Plan of
         Merger dated as of September 24, 1999
Annex B  Colorado Dissenters' Rights Statutes
Annex C  Fairness Opinion of Donaldson, Lufkin & Jenrette
  Securities Corporation
Annex D  Fairness Opinion of Morgan Stanley & Co.
  Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.    WHAT IS THE PROPOSED TRANSACTION?

A. Buhrmann NV, a Netherlands company, will acquire Corporate Express, Inc. by causing the merger of Buhrmann's subsidiary, North Acquisition Corporation, into Corporate Express with Corporate Express as the surviving corporation. After the merger, Corporate Express will be a wholly owned subsidiary of Buhrmann and our shares will no longer be publicly traded.


      In connection with the merger, we were required to dispose of a number of our business units and other assets, including our forms distribution businesses, janitorial and cleaning supplies business, expedited delivery business and same-day courier delivery business. We have completed all of these dispositions.


Q.    WHY IS THE BOARD RECOMMENDING THAT I VOTE
      TO APPROVE THE MERGER AGREEMENT?


A. In the opinion of a majority of the board, the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of our shareholders, and the board has accordingly approved and adopted the merger agreement and declared it advisable. In particular, you should note that the $9.70 price per share represents a 54% premium over the average closing price of our common stock over the 60 trading days prior to the announcement of the merger. To review the background and reasons for the merger in greater detail, see pages 13 through 17.


Q.    WHEN DO YOU EXPECT THE MERGER TO BE
      COMPLETED?


A.    We are working towards completing the
      merger as quickly as possible. In addition to shareholder approval, we must also meet certain other conditions. Although we cannot predict exactly when these conditions will be satisfied, we hope to complete the merger by the end of October 1999.


Q.    WHAT DO I NEED TO DO NOW?

A. After you have carefully reviewed this proxy statement, including the annexes, please indicate how you want to vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible, in order for your shares to be represented at the special meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval of the merger agreement and the transactions contemplated by the merger agreement. If you do not vote by either sending in your proxy card or voting in person at the special meeting, it will have the same effect as a vote AGAINST the merger.

Q.    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY
      SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before the vote is taken at the special meeting. You can do this in one of three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you can complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Corporate Express, Inc. at 1 Environmental Way, Broomfield, Colorado 80021. We must receive the notice or new proxy card before the vote is taken at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q.    IF MY SHARES ARE HELD IN "STREET NAME" BY MY
      BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will not vote your shares for you unless you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which will have the effect of a vote AGAINST the proposed merger.

Q.    HOW DO I GET PAID FOR MY CORPORATE EXPRESS
      COMMON STOCK?


A. If the merger is approved and completed, we will promptly mail you instructions explaining how to exchange your share certificates for the merger consideration. Do not send in your stock certificates now.


                       WHO CAN HELP ANSWER MY QUESTIONS?

     If you have more questions about the merger, you should contact:

                               Corporate Express
                              1 Environmental Way
                           Broomfield, Colorado 80021
                         Attention: Investor Relations
                        Telephone Number: (303) 664-2000

     If you would like additional copies of this proxy statement or if you have questions about how to complete and return your proxy card, you should contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010

               Telephone Number: (800) 322-2885 or (212) 929-5500

                            PROXY STATEMENT SUMMARY



     This summary highlights only selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents to which this document refers. See "Where You Can Find More Information" on page 47. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary.



THE COMPANIES (PAGE 42)


CORPORATE EXPRESS

     We are a leading provider of office products and other non-production goods and related services to corporations and organizations that value innovative procurement solutions. The key elements of our business model are:

  - a broad offering of products and services;

  - global coverage for selected products and services; and

  - a comprehensive distribution and logistics network.

     We market to existing and prospective customers through a direct sales force and deliver our products and services using nearly 300 worldwide locations.

     Our principal executive offices are located at 1 Environmental Way, Broomfield, Colorado 80021, (303) 664-2000.

BUHRMANN AND NORTH ACQUISITION CORPORATION

     Buhrmann is a Dutch-based, international distribution, marketing and service group which is active in two fields:

  - the graphic market: distribution of paper and graphic systems to the graphic market; and

  - the office market: distribution of office products and providing services and information systems.

     Buhrmann has approximately 15,000 employees and consists of approximately 70 operating companies in 20 countries. Its net sales were approximately U.S.$6 billion in 1998.


     Buhrmann's shareholders have approved the merger in accordance with the requirements of Dutch law and the Amsterdam Stock Exchange.


     The principal executive offices of Buhrmann are located at Hoogoorddreef 62, 1101 BE Amsterdam, The Netherlands, (011) 31-20-651-11-11.

     North Acquisition Corporation is a Colorado corporation and a wholly owned subsidiary of Buhrmann. North Acquisition Corporation was formed by Buhrmann for the purpose of engaging in the merger. It currently has no employees or any significant assets and shares its principal executive offices with Buhrmann's U.S. holding company. Such offices are located at Six Parkway North, Deerfield, Illinois 60015, (847) 444-4000.


THE MERGER (PAGE 13)


     Upon completion of the merger:

  - North Acquisition Corporation will be merged with and into Corporate Express, with Corporate Express continuing as the surviving corporation and becoming a wholly owned subsidiary of Buhrmann;


  - each share of our common stock outstanding at the date and time the merger becomes effective, other than shares held by our shareholders, if any, who properly exercise their dissenters' rights under Colorado law, will be converted into the right to receive $9.70 in cash, without interest;


  - current holders of our common stock will no longer have any interest in, and will not be shareholders of, Corporate Express;

  - shares of our common stock will be delisted from the Nasdaq National Market, and there will be no public market for the shares; and

  - the registration of our common stock under the Securities Exchange Act of 1934 will be terminated, and we will no longer be required to file periodic reports with the Securities and Exchange Commission in connection with our common stock.

THE SPECIAL MEETING (PAGE 7)



     The special meeting will be held on October 22, 1999, at 9:00 a.m. local time, at our principal executive offices. You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on the record date of September 13, 1999. On the record date, there were 105,088,974 shares of common stock entitled to vote at the special meeting. You will have one vote at the special meeting for each share of common stock you owned on the record date. To approve the merger, the holders of two-thirds of the outstanding shares of our common stock must vote in favor of the proposal to approve the merger agreement.



     A majority of our directors have expressed an intent to vote their shares to approve the merger agreement.



OUR RECOMMENDATION TO SHAREHOLDERS (PAGE 7)



     On July 12, 1999, our board approved and adopted the merger agreement by a vote of 5 to 2. The board recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. The board believes that the merger and the terms and provisions of the merger agreement, including the $9.70 per share cash purchase price, are fair to and in the best interests of our shareholders.



DISSENTERS' RIGHTS (PAGE 32)


     Corporate Express is organized under Colorado law. Under Colorado law, any Corporate Express shareholder who does not vote in favor of the approval of the merger agreement and who properly exercises his or her dissenters' rights will be entitled to receive the fair value of his or her shares. In order to receive the fair value for their shares, dissenting shareholders must:

  - not vote in favor of the merger;


  - deliver to us prior to a vote on the merger a written notice of their intent to exercise their dissenter's rights and demand fair value for their shares; and


  - strictly follow the other requirements of Article 113 of the Colorado Business Corporation Act, a copy of which is attached hereto as Annex B.

     If you wish to submit a notice of intent to demand payment of the fair value of your shares, you must deliver the written notice to Corporate Express, Inc., 1 Environmental Way, Broomfield, Colorado 80021, Attention: Secretary, prior to a vote on the merger at the special meeting. Failure to follow each of the requirements of Article 113 of the Colorado Business Corporation Act may result in a loss of your dissenters' rights.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 26)



     Some of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as shareholders. These include:



  - the payment of various bonus and incentive amounts, including the award of "stay-put" bonuses to retain key and necessary employees;



  - the payment of consideration to certain of our full-time employees who hold options to purchase shares of our common stock that is in addition to the consideration other option holders will receive in order to retain those employees;



  - continued indemnification and liability insurance coverage for our directors and officers; and



  - the payment of or entitlement to severance benefits following the merger to certain officers under their severance arrangements.



     Further, our directors and executive officers are beneficial owners of an aggregate of approximately 13,394,604 shares of common stock and options or warrants to purchase an aggregate of approximately 6,977,207 shares of common stock.



     In addition, one of our directors is affiliated with Donaldson, Lufkin & Jenrette, one of the financial advisors we engaged in connection with the merger and the author of one of the opinions on which our board relied in reaching its recommendation as to the fairness of the merger consideration.



CONDITIONS TO THE MERGER (PAGE 40)



     The completion of the merger depends upon meeting (or, where permitted, waiving) a number of remaining conditions to closing, including, among other things, the following:



  - the shareholders of Corporate Express approving the merger agreement; and



  - no law, injunction or final order prohibiting the transaction.

TERMINATION OF THE MERGER AGREEMENT (PAGE 41)


     We may mutually agree with Buhrmann to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if, among other things:

  - the merger is not completed by December 15, 1999 due to the failure to satisfy a condition to closing;

  - our shareholders do not approve the merger agreement; or

  - a law or regulation or any final order or injunction prohibits completion of the merger.

     In addition, Buhrmann may terminate the merger agreement if:

  - we breach the no-solicitation provisions of the merger agreement or fail to recommend the approval of the merger to our shareholders; or

  - trading on the New York Stock Exchange or Nasdaq National Market has been suspended or materially limited or certain other international or domestic crises or calamities occur.

     Finally, we may terminate the merger agreement if:

  - Buhrmann fails, by the date of the special meeting, to enter into definitive financing agreements which would permit Buhrmann to complete the merger; or

  - we enter into an agreement for the purchase of our common stock or acquisition of our assets which the board determines is superior to the terms of the merger with Buhrmann and we pay the requisite fees to Buhrmann under, and otherwise comply with, the merger agreement.


PAYMENT OF FEES AND EXPENSES (PAGE 42)


     Whether or not the merger is completed, and except as provided below, each party will pay its own fees and expenses. In addition, we will be required to pay Buhrmann a termination or "break-up" fee of $40 million if:

  - Buhrmann terminates the merger agreement because our board breaches its no-solicitation obligations or fails to recommend the approval of the merger to our shareholders; or

  - we terminate the merger agreement in accordance with its terms because our board has approved a proposal for the acquisition of Corporate Express that it deems superior to the terms of the merger with Buhrmann.


     If, however, the merger agreement is terminated because it was not approved by our shareholders and within one year of that termination, we are acquired by a third party that proposed the acquisition prior to the termination of the merger agreement, then we will be required to pay Buhrmann $30 million. If the merger agreement is terminated because it was not approved by our shareholders, we will also be obligated to reimburse Buhrmann for its out-of-pocket expenses in connection with the merger, up to an aggregate of $10 million. This payment is creditable against the $30 million payment referred to above.



     Finally, if we terminate the merger agreement because Buhrmann fails to enter into definitive financing agreements with respect to the merger by the time of the special meeting, then Buhrmann will be required to pay us $20 million.



FAIRNESS OPINIONS OF THE FINANCIAL ADVISORS (PAGE 17)


     In deciding to approve the merger, our board considered opinions from our financial advisors as to the fairness of the per share cash consideration from a financial point of view. We received opinions from Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated. The full text of the written opinions, which set forth the assumptions made, matters considered and scope of the reviews undertaken, are attached as Annexes C and D to this proxy statement, respectively, and you are encouraged to read them in their entirety. The written opinions of Donaldson, Lufkin & Jenrette and Morgan Stanley are not a recommendation as to how our shareholders should vote at the special meeting.


FINANCING FOR THE MERGER (PAGE 30)



     Buhrmann intends to finance the aggregate merger consideration, including amounts payable with respect to outstanding stock options, to repay certain of our and Buhrmann's existing indebtedness and to pay related fees, expenses and other transaction costs through:



  - term loan facilities to be initially utilized to the extent of $1.8 billion;



  - a revolving loan facility to be initially utilized to the extent of up to approximately $110 million;



  - senior subordinated debt financing of $350 million; and

  - an issuance of convertible preferred stock of $350 million.



LITIGATION RELATED TO THE MERGER (PAGE 28)



     Four of our shareholders have sued Corporate Express and all of our directors in Colorado state court. Two of those suits also name Buhrmann as a defendant. Each of the suits alleges, among other things, that the directors breached their fiduciary duties to the shareholders in connection with their adoption of the merger agreement and their approval of the transactions contemplated by the merger agreement and requests that we be enjoined from proceeding with or completing the merger. Corporate Express and its directors deny the plaintiffs' claims. At this time, no court has ruled on the merits of the claims made in the suits. We have recently entered into an agreement with the plaintiffs to settle all outstanding shareholder litigation in connection with this transaction, subject to confirmatory discovery and court approval. As part of the settlement, we agreed to make certain revisions that have been incorporated into this proxy statement, obtain the updated fairness opinion from one of our financial advisors that appears in Annex D and pay certain legal fees of counsel to the plaintiffs.



MARKET PRICES OF COMMON STOCK (PAGE 44)



     Shares of our common stock are listed on the Nasdaq National Market. On July 12, 1999, the last trading day before the public announcement of the proposed merger, the high sales price of the common stock was $8.63 per share and the low sales price was $8.19 per share. On September 24, 1999, the high sales price was $9.31 per share and the low sales price was $9.25 per share. We urge you to obtain current market quotations for the common stock.



ACCOUNTING TREATMENT (PAGE 29)


     Buhrmann will account for the merger in accordance with the "purchase" method of accounting under Dutch generally accepted accounting principles.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 31)


     Your receipt of cash pursuant to the merger will be a taxable transaction for federal income tax purposes. Generally, you will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis in your common stock and the amount of cash received in exchange for your shares in the merger. Such gain or loss will be a capital gain or loss if the common stock is a capital asset in your hands and will be a long-term capital gain or loss if your common stock has been held by you for more than one year at the effective time of the merger.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made or incorporated by reference forward-looking statements in this proxy statement that are based on the beliefs of management as well as assumptions made by and information currently available to us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

      -  the failure of our shareholders to approve the merger agreement;


      - a material adverse change prior to the effective time of the merger in our (or our subsidiaries') business operations, financial condition or prospects or in Buhrmann's ability to close the merger; and



      - our failure or Buhrmann's failure to satisfy other conditions to the merger.


     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. We do not intend, or assume any obligation, to update these forward-looking statements after we distribute this proxy statement to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements, even if new information, future events or other circumstances have made our forward-looking statements incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                              THE SPECIAL MEETING


     We are furnishing this proxy statement in connection with the solicitation by our board of directors from the holders of shares of common stock, par value $.0002 per share, of Corporate Express of proxies for use at a special meeting of shareholders to be held on Friday, October 22, 1999, at 9:00 a.m. local time, at our principal executive offices located at 1 Environmental Way, Broomfield, Colorado 80021, or at any adjournment or postponement thereof, pursuant to the enclosed Notice of Special Meeting of Shareholders. Our bylaws provide that the chairman of the special meeting or the holders of a majority of the shares entitled to vote at the special meeting, represented in person or by proxy, may adjourn the special meeting from time to time, whether or not there is a quorum.



     The purpose of the special meeting is to consider and vote upon the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. A copy of the merger agreement, as amended, is attached to this proxy statement as Annex A.



     The merger agreement provides for the merger of North Acquisition Corporation, a wholly owned subsidiary of Buhrmann, with and into Corporate Express, with Corporate Express continuing as the surviving corporation and a wholly owned subsidiary of Buhrmann. Pursuant to the merger agreement, each outstanding share of common stock (other than any shares held by shareholders who properly exercise their rights under Colorado law to dissent from the merger and seek payment of the fair value of their shares) will be converted into the right to receive $9.70 per share in cash, without interest.


     A majority of our board has concluded that the terms and provisions of the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of our shareholders. At a meeting held on July 12, 1999, the board approved the merger agreement and recommended that our shareholders vote in favor of approval of the merger agreement and the transactions contemplated by the merger agreement.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

RECORD DATE; VOTING AT THE SPECIAL MEETING; QUORUM

     The board has fixed the close of business on September 13, 1999 as the record date for the special meeting. Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the close of business on the record date, we had outstanding 105,088,974 shares of common stock, held of record by approximately 723 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of not less than a majority of the shares outstanding and entitled to vote at the special meeting constitutes a quorum. Votes withheld by brokers in the absence of instructions from beneficial holders, referred to as "broker non-votes," and shares as to which a shareholder abstains from voting will be counted as present at the special meeting in determining whether there is a quorum at the special meeting.

REQUIRED VOTE

     Under Colorado law, the merger agreement must be approved by the affirmative vote of the holders of two-thirds of the voting power of the outstanding shares of common stock. The affirmative vote of approximately 70,059,316 shares of common stock will be necessary to satisfy this voting requirement. As of the record date, our directors and executive officers, and their affiliates, owned and were entitled to vote approximately 13,394,604 shares of common stock in the aggregate, representing approximately 12.7% of the outstanding shares of common stock. None of our directors or executive officers has entered into a voting or other similar agreement with Buhrmann, and they are not obligated to vote their shares in accordance with the recommendation of the board to the shareholders.

     A majority of our directors have expressed an intent to vote in favor of the merger agreement. Because Colorado law requires the merger agreement to be approved by the affirmative vote of the holders of two-thirds of the voting power of the outstanding shares of common stock, failure to return an executed proxy card or to vote in person at the special meeting or abstaining from the vote will constitute, in effect, a vote AGAINST approval of the merger agreement and the transactions contemplated by the merger agreement for purposes of Colorado law. Similarly, broker non-votes will have the same effect as a vote AGAINST approval of the merger agreement and the transactions contemplated by the merger agreement.

ACTION TO BE TAKEN AT THE SPECIAL MEETING

     The enclosed proxy card is solicited on behalf of our board. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with our Secretary at our principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Corporate Express, Inc., 1 Environmental Way, Broomfield, Colorado 80021, Attention: Secretary. All shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR approval of the merger agreement and the transactions contemplated by the merger agreement.

     As explained below in the section entitled "The Merger -- Dissenters' Rights," a vote in favor of the merger agreement means that the shareholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such shareholder's shares. We do not know of any matters, other than as described in the Notice of Special Meeting of Shareholders, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting. Our bylaws provide that the chairman of the special meeting or the holders of a majority of the shares entitled to vote at the special meeting, represented in person or by proxy, may adjourn the special meeting from time to time, whether or not there is a quorum.


PROXY SOLICITATION


     We will bear the cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed proxy card. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. We will reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, our directors, officers and employees may, without receiving any additional compensation, solicit proxies by telephone, facsimile, telegram or in person. In addition, we have retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, telephone number (800) 322-2885 or (212) 929-5500, to assist us in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. MacKenzie Partners will be paid a fee estimated at $15,000, plus reimbursement of expenses.


     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE MAILED TO YOU. SEE "MATERIAL PROVISIONS OF THE MERGER AGREEMENT -- PAYMENT OF MERGER
CONSIDERATION."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data for fiscal 1998 (twelve months ended January 30, 1999), 1997 (eleven months ended January 31, 1998), 1996 (twelve months ended March 1, 1997), 1995 (twelve months ended March 2,
1996), and 1994 (twelve months ended February 25, 1995) have been derived from our consolidated financial statements which have been audited by independent auditors. The selected consolidated financial data for the six months ended July 31, 1999 and August 1, 1998, the twelve months ended January 31, 1998 and the eleven months ended February 1, 1997 is derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. All prior periods have been restated to reflect our same-day courier delivery business as discontinued operations. The data set forth below in this table is qualified in its entirety by, and should be read in conjunction with, our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 30, 1999 and our Quarterly Report on Form 10-Q for the six months ended July 31, 1999. See "Where You Can Find More Information."


                                 TWELVE MONTHS ENDED         ELEVEN MONTHS ENDED
                              -------------------------   -------------------------               FISCAL YEAR
                              JANUARY 30,   JANUARY 31,   JANUARY 31,   FEBRUARY 1,   -----------------------------------
                                 1999          1998          1998          1997          1996         1995         1994
                              -----------   -----------   -----------   -----------   ----------   -----------   --------
                                            (UNAUDITED)                 (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:(1)
 Net sales..................  $3,752,591    $3,050,947    $2,837,111    $2,224,203    $2,438,039   $1,548,175    $924,886
 Cost of sales(2)...........   2,875,885     2,313,819     2,155,289     1,695,212     1,853,741    1,180,308     704,127
 Restructuring and merger
   related inventory
   provisions(3)............       3,130            --            --            --            --        5,952          --
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
   Gross profit.............     873,576       737,128       681,822       528,991       584,298      361,915     220,759
Warehouse operating and
 selling expenses...........     599,686       511,694       472,213       376,918       416,399      265,521     163,234
Corporate general and
 administrative expenses....      93,753        75,936        71,325        58,005        62,616       37,005      22,275
Amortization of
 intangibles................      32,626        23,907        22,158        14,520        16,269        7,398       5,439
Restructuring, merger and
 other nonrecurring
 charges(4).................      54,805        11,337        11,337         8,407         8,407       23,251          --
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
   Operating profit.........      92,706       114,254       104,789        71,141        80,607       28,740      29,811
Interest expense, net.......      75,302        36,099        34,014        17,958        20,045       15,243      15,747
Other income (expense)......       6,212           757           464           (50)          242        1,346         210
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
 Income before income
   taxes....................      23,616        78,912        71,239        53,133        60,804       14,843      14,274
Income tax expense..........      19,451        34,498        31,509        23,385        26,374        8,746       4,191
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
 Income before minority
   interest.................       4,165        44,414        39,730        29,748        34,430        6,097      10,083
Minority interest (income)
 expense....................       2,222        (1,862)       (1,319)       (1,314)       (1,860)       1,436          69
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
 Income from continuing
   operations...............       1,943        46,276        41,049        31,062        36,290        4,661      10,014
Discontinued operations, net
 of tax(5)
 Income (loss) from
   discontinued
   operations...............     (17,652)        4,416         3,355         4,645         5,706          890       5,896
 Loss on disposal...........     (52,000)           --            --            --            --           --          --
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
 Income (loss) from
   discontinued
   operations...............     (69,652)        4,416         3,355         4,645         5,706          890       5,896
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
Income (loss) before
 extraordinary item.........     (67,709)       50,692        44,404        35,707        41,996        5,551      15,910
 Extraordinary item, net of
   tax(6)...................      (5,581)           --            --            --            --           --         586
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
       Net income (loss)....  $  (73,290)   $   50,692    $   44,404    $   35,707    $   41,996   $    5,551    $ 16,496
                              ==========    ==========    ==========    ==========    ==========   ==========    ========
Pro forma net income
 (loss)(7)..................  $  (73,290)   $   50,692    $   44,404    $   33,993    $   40,281   $    5,140    $ 15,769
                              ==========    ==========    ==========    ==========    ==========   ==========    ========
Pro forma net income (loss)
 per share -- Basic:(8)
 Continuing operations......  $     0.02    $     0.35    $     0.31    $     0.24    $     0.28   $     0.04    $   0.12
 Discontinued operations....       (0.62)         0.04          0.03          0.04          0.05         0.01        0.08
 Extraordinary item.........        (.05)           --            --            --            --           --          --
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
       Net income (loss)....  $    (0.65)   $     0.39    $     0.34    $     0.28    $     0.33   $     0.05    $   0.20
                              ==========    ==========    ==========    ==========    ==========   ==========    ========

                                 SIX MONTHS ENDED
                              -----------------------
                               JULY 31,    AUGUST 1,
                                 1999         1998
                              ----------   ----------
                                    (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:(1)
 Net sales..................  $1,945,137   $1,853,528
 Cost of sales(2)...........   1,497,018    1,415,309
 Restructuring and merger
   related inventory
   provisions(3)............          --           --
                              ----------   ----------
   Gross profit.............     448,119      438,219
Warehouse operating and
 selling expenses...........     299,709      291,686
Corporate general and
 administrative expenses....      46,746       43,447
Amortization of
 intangibles................      17,957       15,708
Restructuring, merger and
 other nonrecurring
 charges(4).................          --           --
                              ----------   ----------
   Operating profit.........      83,707       87,378
Interest expense, net.......      43,766       31,834
Other income (expense)......      21,018          209
                              ----------   ----------
 Income before income
   taxes....................      60,959       55,753
Income tax expense..........      18,258       25,201
                              ----------   ----------
 Income before minority
   interest.................      42,701       30,552
Minority interest (income)
 expense....................      (2,145)        (957)
                              ----------   ----------
 Income from continuing
   operations...............      40,556       29,595
Discontinued operations, net
 of tax(5)
 Income (loss) from
   discontinued
   operations...............          --       (1,506)
 Loss on disposal...........     (43,000)          --
                              ----------   ----------
 Income (loss) from
   discontinued
   operations...............     (43,000)      (1,506)
                              ----------   ----------
Income (loss) before
 extraordinary item.........      (2,444)      28,089
 Extraordinary item, net of
   tax(6)...................          --       (5,581)
                              ----------   ----------
       Net income (loss)....  $   (2,444)  $   22,508
                              ==========   ==========
Pro forma net income
 (loss)(7)..................  $   (2,444)  $   22,508
                              ==========   ==========
Pro forma net income (loss)
 per share -- Basic:(8)
 Continuing operations......  $     0.39   $     0.24
 Discontinued operations....       (0.41)       (0.01)
 Extraordinary item.........          --        (0.04)
                              ----------   ----------
       Net income (loss)....  $    (0.02)  $     0.19
                              ==========   ==========

                                 TWELVE MONTHS ENDED         ELEVEN MONTHS ENDED
                              -------------------------   -------------------------               FISCAL YEAR
                              JANUARY 30,   JANUARY 31,   JANUARY 31,   FEBRUARY 1,   -----------------------------------
                                 1999          1998          1998          1997          1996         1995         1994
                              -----------   -----------   -----------   -----------   ----------   -----------   --------
                                            (UNAUDITED)                 (UNAUDITED)
Pro forma net income (loss)
 per share -- Diluted:(8)
 Continuing operations......  $     0.02    $     0.34    $     0.30    $     0.23    $     0.27   $     0.04    $   0.11
 Discontinued operations....       (0.61)         0.03          0.02          0.03          0.04         0.01        0.08
 Extraordinary item.........        (.05)           --            --            --            --           --          --
                              ----------    ----------    ----------    ----------    ----------   ----------    --------
       Net income (loss)....  $    (0.64)   $     0.37    $     0.32    $     0.26    $     0.31   $     0.05    $   0.19
                              ==========    ==========    ==========    ==========    ==========   ==========    ========
BALANCE SHEET DATA:(1)
 Working capital............  $  439,068    $  465,977    $  465,977    $  320,605    $  342,909   $  239,767    $153,732
 Total assets...............   2,415,590     2,266,991     2,266,991     1,726,799     1,767,061      943,048     598,866
 Long-term debt and capital
   lease obligations........   1,207,427       758,014       758,014       601,101       626,451      133,228     172,114
 Shareholders' equity and
   redeemable preferred
   shares(9)................     444,327       932,433       932,433       667,006       693,607      521,776     259,325
Weighted average common
 shares outstanding:
 Basic......................     113,080       131,040       131,423       121,612       121,901      104,162      75,400
 Diluted....................     115,401       137,691       137,858       129,749       130,029      110,408      79,026

                                 SIX MONTHS ENDED
                              -----------------------
                               JULY 31,    AUGUST 1,
                                 1999         1998
                              ----------   ----------
                                    (UNAUDITED)
Pro forma net income (loss)
 per share -- Diluted:(8)
 Continuing operations......  $     0.39   $     0.23
 Discontinued operations....       (0.41)       (0.01)
 Extraordinary item.........          --        (0.04)
                              ----------   ----------
       Net income (loss)....  $    (0.02)  $     0.18
                              ==========   ==========
BALANCE SHEET DATA:(1)
 Working capital............  $  140,392   $  559,184
 Total assets...............   2,372,514    2,296,115
 Long-term debt and capital
   lease obligations........     843,799      973,208
 Shareholders' equity and
   redeemable preferred
   shares(9)................     438,172      489,821
Weighted average common
 shares outstanding:
 Basic......................     104,388      121,142
 Diluted....................     105,590      125,156


NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA.


(1) In January 1999, we adopted a plan to discontinue our same-day courier delivery business; accordingly, all periods have been restated to reflect the same-day courier delivery business as discontinued operations. The Hermann Marketing, Inc. acquisition (effective January 30, 1997), the Sofco-Mead, Inc. acquisition (effective January 24, 1997), the United TransNet, Inc. acquisition (effective November 8, 1996), the Nimsa S.A. acquisition (effective October 31, 1996), the U.S. Delivery, Inc. acquisition (effective March 1, 1996), the Richard Young Journal, Inc. acquisition (effective February 27, 1996) and the Lucas Bros., Inc. acquisition (effective November 30, 1993) were accounted for as poolings of interests and, accordingly, their accounts and results are included for all applicable periods, except that the U.S. Delivery, Inc. and United TransNet, Inc. results are reflected as part of discontinued operations.


(2) Cost of sales includes occupancy and delivery expenses.

(3) Reflects the write-down to fair market value of certain inventory which we decided to eliminate from our product line as a part of restructuring or upon merger.

(4) Restructuring charges in fiscal 1998 primarily reflect planned employee terminations and facility closures and consolidation. Merger and other nonrecurring charges in fiscal 1997 include the acquisition costs incurred by Data Documents Incorporated and certain provisions for reductions in force and facility closures at other locations. Merger and other nonrecurring charges in prior fiscal years relate primarily to the mergers with Sofco-Mead, Inc., Hermann Marketing, Inc. and Nimsa S.A. in fiscal 1996, Richard Young Journal, Inc. in fiscal 1995 and include, among other things, costs to complete the acquisitions, merging and closing redundant facilities, personnel reductions and centralizing certain administrative functions. Merger and other nonrecurring charges related to the U.S. Delivery, Inc. and United TransNet, Inc. acquisitions are included in discontinued operations.


(5) In January 1999, we adopted a plan to discontinue our same-day courier delivery business and in fiscal 1995, Sofco-Mead, Inc. adopted a plan to discontinue Sofco-Eastern, Inc. In July 1999, we provided for an additional loss estimate of $43,000,000 net of applicable income tax benefits for the discontinuance of our same-day courier delivery business.


(6) Reflects extraordinary loss related to a write-off of deferred financing costs associated with our terminated and replaced senior credit facility and the cost of early repayment of the 9 1/8% senior subordinated notes series B, both in fiscal 1998, and extraordinary gain related to our repurchase of $10 million principal amount of 9 1/8% series B senior subordinated notes in fiscal 1994.

(7) Pro forma net income reflects the additional taxes that would be incurred to treat a subchapter S acquisition as if the acquired company was a C corporation.

(8) Pro forma net income (loss) per share is calculated by dividing pro forma net income (loss), after preferred stock dividend requirements, of Richard Young Journal, Inc. of $432,000 for fiscal 1994 by basic and diluted weighted common shares outstanding, respectively.

(9) Reflects the fiscal 1998 repurchase of 39,635,681 treasury shares of common stock for a total cost of $427,282,000. Redeemable preferred shares were converted to common stock in fiscal 1994.

                                   THE MERGER

BACKGROUND OF THE MERGER


     We have historically grown through numerous acquisitions of office products companies which generally had annual sales of less than $30 million, later expanding into acquisitions of companies involved in complementary businesses in the United States and certain foreign countries. In 1998, we began focusing less on acquisitions and began our transition to a company focused primarily on operations and internal growth. More recently, we have experienced problems associated with higher leverage and poor operating performance in some of our business units, including in our European operations and in our same-day courier delivery business. Such events have contributed to a deterioration in our stock price and have adversely affected shareholder value.



     At our request, representatives of Donaldson, Lufkin and Jenrette were in periodic contact with various parties regarding our potential acquisition of such parties. These discussions included contact with Frans Koffrie, Chairman of the Executive Board of Buhrmann. During early 1999, Mr. Koffrie and certain of his representatives contacted a representative of Donaldson, Lufkin and Jenrette to discuss the possibility of an acquisition by Buhrmann of Corporate Express. The representative of Donaldson, Lufkin & Jenrette contacted Robert L. King, President and Chief Executive Officer of Corporate Express, who indicated that he would accept a call from Mr. Koffrie should one be made. During February 1999, Mr. Koffrie called Mr. King, described his interest in evaluating a potential acquisition by Buhrmann and they agreed to meet some time during the following weeks. A March 3, 1999 meeting date was scheduled to discuss a possible business combination.



     On February 8, 1999, we issued a press release announcing that the board had approved several initiatives to enhance shareholder value by focusing on our core operations, strengthening our financial position and enhancing our competitive position as a high-quality, low-cost provider of consumable office and computer supplies and other non-production goods and services to corporations. One of these initiatives included the comprehensive evaluation of our business and asset portfolio. We also announced in that press release that we intended to engage Donaldson, Lufkin & Jenrette and BT Alex. Brown Incorporated as financial advisors to assist with the board's business and portfolio review, as well as an evaluation of our strategic alternatives to enhance shareholder value. We also reaffirmed that we intended to divest some or all of our interest in our same-day courier delivery business and that we were considering divestitures of other business units. Following the issuance of this press release, we and Donaldson, Lufkin & Jenrette initiated several contacts and also received a number of inquiries with respect to possible transactions involving Corporate Express.


     On March 3, 1999, Mr. King met with Mr. Koffrie in Chicago to discuss potential advantages in combining the two companies. On March 12, 1999, we and Buhrmann entered into a confidentiality and standstill agreement which obligated Buhrmann to maintain the confidentiality of the information it wished to receive from us in connection with the proposed transaction. On April 6 and 7, 1999, Mr. King and Gary M. Jacobs, Executive Vice President, Chief Financial Officer and Secretary of Corporate Express, as well as a representative of Donaldson, Lufkin & Jenrette, met in Amsterdam with certain members of Buhrmann management, including Mr. Koffrie, Richard Dubin, President of BT Office Products (a division of Buhrmann) and several other officers of Buhrmann including its director of mergers and acquisitions, as well as certain representatives of Buhrmann's financial advisors. On April 15, 1999, Mr. King, Mr. Jacobs, Mark Hoffman, Corporate Express' President of North American Operations, and a representative of Donaldson, Lufkin & Jenrette met with the management of BT Office Products and a Buhrmann executive in Chicago to further discuss various aspects of a potential business combination.


     In addition to the ongoing discussions with Buhrmann, members of our management and representatives of Donaldson, Lufkin & Jenrette met and discussed with several parties possible transactions including, but not limited to, the acquisition by such parties of one or more of our business units and the possible acquisition of the entire company. We were also continuing to pursue the previously announced proposed divestiture of our same-day courier delivery business and other business units, including our trucking business and janitorial and cleaning supplies business. One of the parties other than Buhrmann submitted a written proposal (on

May 14, 1999) to acquire the entire company, excluding the same-day courier delivery business, in a cash tender offer to be followed by a merger.



     On May 17, 1999, Mr. King received an offer letter from Mr. Koffrie on behalf of Buhrmann, proposing the acquisition of our office products distribution business. The offer price per share was $8.00 in cash, to be structured as a tender offer to be followed by a merger, which offer excluded our same-day courier delivery business. The offer letter also outlined the proposed financing for the transaction and contained usual and customary conditions to closing.


     On May 21, 1999, the board held a special meeting via telephone conference call in which all the directors participated. Representatives from Donaldson, Lufkin & Jenrette also participated in a portion of the call to describe the Buhrmann proposal and the May 14th proposal by the other bidder. At the meeting, the board authorized Messrs. King and Jacobs to continue discussions with representatives of Buhrmann and the other bidder to attempt to clarify the terms of the proposed transactions.


     At the end of May 1999, Messrs. King and Jacobs and our advisors continued discussions with Buhrmann and the other bidder. During the course of those discussions, Buhrmann agreed that the proceeds from the disposition of our janitorial and cleaning supplies business, as well as our same-day courier delivery business, would be retained by our shareholders or added to the amount of the merger consideration previously proposed by Buhrmann. On June 3, 1999, Buhrmann sent a letter to us confirming the proposed purchase price and that the proceeds from the disposition of our same-day courier delivery business and our janitorial and cleaning supplies business were not included in such purchase price. At about the same time, the other bidder withdrew its proposal because we declined to pursue a transaction with it on an exclusive basis.


     At a special board meeting on June 3, 1999, Donaldson, Lufkin & Jenrette advised the board of the status of the ongoing discussions. At that meeting, Donaldson, Lufkin & Jenrette reviewed the process it undertook in connection with its assignment to explore and evaluate our strategic alternatives. The board authorized Donaldson, Lufkin & Jenrette to begin negotiating a merger agreement with Buhrmann and also to contact certain other parties to ascertain their level of interest in pursuing a transaction with us. Mr. King was also requested by the board to prepare an extensive analysis of the financial outlook for Corporate Express and the various business units and to present such analysis to the directors at the next board meeting.

     On June 10, 1999, a telephone conference call was held during which Donaldson, Lufkin & Jenrette updated the board on the progress of the discussions with Buhrmann, indicating that meetings had been arranged between us and Buhrmann and our respective legal and financial advisors. Donaldson, Lufkin & Jenrette also reported to the board that the other bidder was again interested in pursuing a transaction with us.


     On June 14, 1999, our counsel delivered a draft agreement to counsel for Buhrmann, which agreement contemplated a merger between Corporate Express and a subsidiary of Buhrmann. On June 15, 1999, a meeting was held in Denver, Colorado between our management and Buhrmann's management and our respective counsel and financial advisors to preliminarily discuss the draft merger agreement, the proposed structure of the transaction and the schedule for due diligence. On June 16, 1999, members of our management made a day-long presentation to representatives of Buhrmann in Denver, Colorado concerning our operations and financial results of our various business units. Buhrmann continued its due diligence investigation in Denver through June 18, 1999. This due diligence consisted of meetings with members of management and review of certain documents relating to our business operations, including certain non-public financial information prepared by management and disclosed to Buhrmann pursuant to a confidentiality agreement between Buhrmann and us. We and Buhrmann also discussed types of synergies which might be obtained as part of a business combination between the two companies.



     Also on June 16, 1999, meetings were scheduled between us and the other bidder and our respective legal and financial advisors. On June 17, 1999 and June 18, 1999, we met with representatives of the other bidder to discuss a possible transaction, and we delivered a draft merger agreement to such party on June 18, 1999. We also permitted the other party access to management and to our due diligence materials, which information and materials were similar to the due diligence information and materials provided to Buhrmann. These discussions continued on June 21, 1999 and June 22, 1999.

     On June 18, 1999, Buhrmann provided comments on the draft merger agreement.



     On June 21, 1999, a telephone conference call was held during which Donaldson, Lufkin & Jenrette again updated the board on the progress of the merger agreement negotiations with Buhrmann and the other party, and the ongoing due diligence process. During this call, the board also discussed the continuing efforts to dispose of the same-day courier delivery business, which was an important element in our reaching an agreement with Buhrmann or the other bidder.



     On June 22, 1999, a revised merger agreement was delivered to Buhrmann. Continuous negotiations between Corporate Express and Buhrmann and their respective representatives commenced the next day in Denver and continued through June 24, 1999. Buhrmann's due diligence investigation also continued during this period. We and Buhrmann continued to negotiate the merger agreement during conference calls and in-person meetings taking place on June 25, 1999 through June 30, 1999, which negotiations led to an increase in the offer price to $9.50 per share (which offer included an estimate of the value of our same-day courier delivery business, janitorial and cleaning supplies business and certain other assets unrelated to our office products distribution business, but provided for a possible price adjustment based upon the proceeds received for the disposition of such business units and assets). During such time period, we met with representatives of various parties who were considering providing financing to Buhrmann in connection with the proposed merger, including those parties who have provided financing commitments to Buhrmann.



     On June 25, 1999, the other bidder presented its own draft merger agreement to us and our representatives. We presented a revised merger agreement to such party on June 27, 1999. On June 28, 1999, our management and Donaldson, Lufkin & Jenrette contacted the other bidder and its investment banker, respectively, to inform them that certain critical terms in the merger agreement proposed by such party were not acceptable to us and that the other bidder would have to improve some or all of the terms of the proposed merger agreement and its offer price in order to be competitive with other alternatives that were available to us. Among the critical terms proposed by the other bidder which were unacceptable to us was a provision which allowed the other bidder to terminate the merger agreement in the event that divestitures of certain businesses were required by regulatory authorities in order to approve the transaction. The other bidder also required a downward adjustment in the consideration offered in the event that divestitures were required by regulatory authorities in Australia. Pursuant to the Buhrmann offer, Buhrmann agreed to consummate the transaction regardless of any government-mandated divestitures. Following such conversations, the other bidder declined to continue to pursue the transaction.



     At a special meeting of the board on July 1, 1999, Mr. King and certain other members of management made a detailed presentation to the board on the company's outlook over the next several years, including a range of potential financial results for our various domestic and international business units. Donaldson, Lufkin & Jenrette made a presentation to the board on the status of the negotiations with Buhrmann and the former bidder, including a detailed comparison of the two offers and a detailed financial analysis of the Buhrmann proposal. At the meeting, a draft of the merger agreement was distributed to the members of our board. Following this presentation, the board determined that the Buhrmann proposal was more favorable than the proposal from the other bidder. Donaldson, Lufkin & Jenrette indicated that it was prepared at that time to render a fairness opinion with respect to the consideration to be paid in the Buhrmann proposal. At the conclusion of this meeting, a majority of the board directed Donaldson, Lufkin & Jenrette to inform Buhrmann that we were interested in finalizing a transaction with Buhrmann and to attempt to maximize the value of the proposal by Buhrmann.


     On July 8, 1999, Buhrmann's Supervisory Board met and approved the merger with us.


     On July 9, 1999, a special meeting of our board was held by telephone conference call at which Donaldson, Lufkin & Jenrette orally delivered its valuation analysis, responded to board members' questions and comments and orally delivered its opinion, which was later confirmed in a written opinion dated July 11, 1999, that the merger consideration was fair from a financial point of view to our shareholders. At the request of several board members, it was decided that another investment banking firm should be retained to evaluate the transaction to determine if that firm was able to deliver a fairness opinion in connection with the transaction. The board authorized Mr. King and Mr. Jacobs to contact Morgan Stanley for this purpose, and

Morgan Stanley agreed to perform such evaluation to determine whether it was able to deliver a fairness opinion to the board. Certain members of the board requested that management attempt to further improve the price per share offered by Buhrmann.

     From July 9, 1999 through July 12, 1999, representatives of Morgan Stanley performed analyses in connection with its fairness opinion and spoke extensively with our management and several directors.

     On July 11, 1999, Mr. King and Mr. Koffrie held several telephonic meetings, which resulted in an increase in Buhrmann's offer price to $9.70 per share, subject to potential adjustments based upon the proceeds received for the disposition of certain of our business units and other assets.


     At a special meeting of the board held by telephone conference call on July 12, 1999, Morgan Stanley delivered its oral opinion to the board, subsequently confirmed in writing, that, as of July 12, 1999, the consideration to be received by our shareholders pursuant to the merger agreement was fair from a financial point of view to the shareholders. After receiving Morgan Stanley's opinion, the board, by a 5 to 2 vote, approved and adopted the merger agreement and the transactions contemplated by the merger agreement and approved a recommendation that our shareholders vote in favor of approval of the merger agreement and the transactions contemplated by the merger agreement. The two directors who voted against the merger were Jirka Rysavy and James Argyropoulos, principally on the basis that, in their view, the per share price offered by Buhrmann was inadequate in light of future prospects for Corporate Express. These two directors also expressed their belief that organizing Corporate Express' growing internet operation, with $125 million in annualized sales, into a separate company would have created significantly higher value for the shareholders and that the process followed in selling Corporate Express was inadequate, including not requiring the board to vote on its desire to sell the company before such process was started. Messrs. Rysavy and Argyropoulos were given the opportunity to express to our board their reasons for opposing the merger and their views were considered by our entire board in approving the transaction.


     On July 13, 1999, the merger agreement was executed and the transaction was publicly announced through a joint press release.

REASONS FOR THE MERGER

     At the meeting held on July 12, 1999 described in the previous section, the board:


      - determined that the merger is fair to and in the best interests of the shareholders;



      - approved the merger agreement and the transactions contemplated by the merger agreement; and


      - approved a recommendation that our shareholders vote in favor of approval of the merger agreement and the transactions contemplated by the merger agreement.

     In reaching its determination, the board considered a number of factors, including the following:

      - the $9.70 per share in cash represents a 13% premium over the closing price of our common stock on the day prior to the announcement of the merger, a 42% premium over the average closing price of our common stock for the 30-day period prior to the announcement of the merger and a 54% premium over the average closing price for the 60 trading days prior to the announcement, and that extreme volatility and other factors affecting the stock market in general and the market for our stock in particular made it impossible to predict future market prices for our common stock;

      - the presentation of Donaldson, Lufkin & Jenrette at the meeting of the board held on July 9, 1999, and the oral opinion of Donaldson, Lufkin & Jenrette, subsequently confirmed in writing, that, as of July 11, 1999 and based upon the considerations set forth in the opinion, the consideration to be received by our shareholders pursuant to the merger agreement was fair from a financial point of view to our shareholders;

      - the presentation of Morgan Stanley at the meeting of the board held on July 12, 1999, and the oral opinion of Morgan Stanley, subsequently confirmed in writing, that, as of July 12, 1999 and based upon the considerations set forth in the opinion, the consideration to be received by our shareholders pursuant to the merger agreement was fair from a financial point of view to our shareholders;


      - based upon the strategic alternatives that were previously evaluated by us, the board believes that it is unlikely that any party would propose an acquisition or strategic business combination which would be more favorable to us and our shareholders;


      - the other terms and conditions of the merger agreement, including the fact that the merger agreement allows our board to terminate the merger agreement, upon payment of a $40 million termination or "break-up" fee, in order to accept a bona fide proposal that our board determines in its good faith reasonable judgment to be superior to our shareholders than the terms of the merger with Buhrmann;


      - the likelihood that we will complete the merger; and

      - risks associated with our future results of operations and future projected operating performance, assets, liabilities, leverage, cash flows, capital needs, business opportunities, strategies and prospects, risks and costs involved in executing those strategies and achieving those prospects, and economic and market conditions.

     The board also considered factors which may be characterized as countervailing considerations:

      - the inability of our shareholders to participate in the future growth of Corporate Express or any increase in the value of our common stock; and


      - the termination or "break-up" fees payable by Corporate Express in certain circumstances under the merger agreement.


     The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors. Rather, the board viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on the shareholders compared to any alternative transaction or the likely effect of rejecting all of the proposed transactions.

FAIRNESS OPINIONS OF THE FINANCIAL ADVISORS

     OPINION OF DONALDSON, LUFKIN & JENRETTE. In its role as our financial advisor, we asked Donaldson, Lufkin & Jenrette to render an opinion to the board as to the fairness to our shareholders, from a financial point of view, of the merger consideration. We did not retain Donaldson, Lufkin & Jenrette as an advisor or agent to our shareholders or any other person, other than as an advisor to the board.

     On July 9, 1999, Donaldson, Lufkin & Jenrette delivered an oral opinion, subsequently confirmed in writing as of the same date, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the merger consideration was fair to our shareholders from a financial point of view. On July 11, 1999, Donaldson, Lufkin & Jenrette, in response to a subsequent increase in the offer price per share for our common stock to $9.70, delivered an additional written opinion confirming that the increased merger consideration was fair to our shareholders from a financial point of view. References herein to Donaldson, Lufkin & Jenrette's opinion are to Donaldson, Lufkin & Jenrette's written opinion delivered on July 11, 1999.

     THE FULL TEXT OF DONALDSON, LUFKIN & JENRETTE'S OPINION IS ATTACHED TO THIS DOCUMENT AS ANNEX C. DONALDSON, LUFKIN & JENRETTE HAS CONSENTED TO THE INCLUSION OF ITS OPINION AS ANNEX C AND TO THE USE OF ITS

NAME AND THE SUMMARY OF ITS FAIRNESS OPINION IN THE PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ DONALDSON, LUFKIN & JENRETTE'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. DONALDSON, LUFKIN & JENRETTE'S OPINION WAS PREPARED FOR OUR BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO OUR SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY US TO ENGAGE IN THE MERGER OR OTHER BUSINESS STRATEGIES CONSIDERED BY THE BOARD. DONALDSON, LUFKIN & JENRETTE'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CORPORATE EXPRESS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     Donaldson, Lufkin & Jenrette's opinion does not constitute an opinion as to the price at which our common stock will actually trade at any time. The merger consideration was determined in arms'-length negotiations between us and Buhrmann. Donaldson, Lufkin & Jenrette advised us in these negotiations. We imposed no restrictions or limitations upon Donaldson, Lufkin & Jenrette with respect to the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.


     In arriving at its opinion, Donaldson, Lufkin & Jenrette reviewed, among other things, the July 8, 1999 draft of the merger agreement. Donaldson, Lufkin & Jenrette also reviewed financial and other information that was publicly available or furnished to it by us, including information provided during discussions with our management. Included in the information provided to Donaldson, Lufkin & Jenrette were certain financial projections prepared by our management. We do not publicly disclose internal management projections of the type provided to and discussed with Donaldson, Lufkin & Jenrette in connection with their engagement and, accordingly, projections were not prepared with a view toward public disclosure. The various projections provided and discussed were based upon numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Consequently, actual results could vary significantly from those set forth in those various projections. See "Cautionary Statement Regarding Forward-Looking Statements." In addition, Donaldson, Lufkin & Jenrette compared certain financial and securities data of Corporate Express with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of our common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of rendering its opinion. In rendering its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by us or our representatives, or that was otherwise reviewed by Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future operating and financial performance. Donaldson, Lufkin & Jenrette has not assumed any responsibility for making any independent evaluation or appraisal of our assets or liabilities, nor did Donaldson, Lufkin & Jenrette independently verify the information reviewed by it. Donaldson, Lufkin & Jenrette relied on the advice of our counsel as to certain legal matters. Donaldson, Lufkin & Jenrette's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.


     The summary set forth below describes the principal elements of the presentation made by Donaldson, Lufkin & Jenrette to the board on July 9, 1999. Included in the textual discussion below are summaries of certain of the statistical information appearing in such discussion presented in a tabular format. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information in this section.

     Analysis of Certain Other Publicly Traded Companies. To provide comparative market information, Donaldson, Lufkin & Jenrette compared selected historical common stock prices, earnings and operating and financial ratios for Corporate Express to the corresponding data and ratios of certain comparable companies whose securities are publicly traded based on July 6, 1999 prices for the stocks of these comparable companies, projections based upon the First Call Research Network consensus research analyst estimates, and consideration per share of our common stock of $9.50 and $9.00. The comparable companies were chosen because they possess general business, operating, and financial characteristics representative of companies in the industry in which we operate. The comparable companies consisted of:

      - Boise Cascade Office Products Corporation;

      - Buhrmann;

      - U.S. Office Products Company;

      - Office Depot, Inc.;

      - OfficeMax, Inc.; and

      - Staples, Inc.

     The data and ratios Donaldson, Lufkin & Jenrette analyzed included total enterprise value as a multiple of latest twelve-months' revenues and latest twelve-months' EBITDA, and price per share as a multiple of projected calendar year 1999 earnings per share (based upon the First Call Research Network consensus research analyst estimates). For purposes of this analysis, total enterprise value was calculated as the aggregate value of the outstanding common stock (treating on a treasury method basis the net shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the book value of debt and preferred equity, less cash and cash equivalents, and EBITDA was calculated as earnings before interest, taxes, depreciation and amortization. The multiples of total enterprise value to latest twelve-months' revenues for the comparable companies ranged from 0.27x to 1.98x, compared to 0.61x for Corporate Express based on an assumed consideration per share of our common stock of $9.50 and 0.60x for Corporate Express based on an assumed consideration per share of our common stock of $9.00. The multiples of enterprise value to latest twelve-months' EBITDA for the comparable companies ranged from 5.7x to 27.5x, compared to 10.7x for Corporate Express based on an assumed consideration per share of our common stock of $9.50 and 10.4x for Corporate Express based on an assumed consideration per share of our common stock of $9.00. The multiple of price per share to projected calendar year 1999 earnings per share for the comparable companies ranged from 9.7x to 45.7x, compared to 24.4x for Corporate Express based on an assumed consideration per share of our common stock of $9.50 and 23.1x for Corporate Express based on an assumed consideration per share of our common stock of $9.00. No company utilized in Donaldson, Lufkin & Jenrette's analysis of certain comparable publicly traded companies is identical to us. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in our financial and operating characteristics and other factors that could affect our public trading value and the other companies included in such analysis.

         SUMMARY OF ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES

                                               TOTAL ENTERPRISE VALUE/          PRICE/
                                                LATEST TWELVE MONTHS     CALENDAR YEAR 1999(1)
                                               -----------------------   ---------------------
                                                REVENUES       EBITDA     EARNINGS PER SHARE
                                               ----------     --------   ---------------------
Corporate Express at transaction price of
  $9.50......................................     0.61x         10.7x(2)         24.4x
Corporate Express at transaction price of
  $9.00......................................     0.60x         10.4x(2)         23.1x
High for selected group......................     1.98x         27.5x            45.7x
Low for selected group.......................     0.27x          5.7x             9.7x

---------------

(1) Estimates were based upon the First Call Research Network consensus research analyst estimates.


(2) Excluding our janitorial and cleaning supplies business divested in July 1999, our Total Enterprise Value to Latest Twelve Months EBITDA multiple is 10.8x at $9.50 per share and 10.5x at $9.00 per share.


     EBITDA Multiple Valuation. Donaldson, Lufkin & Jenrette calculated total enterprise value (for purposes of this analysis) by applying a multiple (ranging from 6.0x to 9.0x) to our latest twelve-months'

EBITDA excluding EBITDA related to our janitorial and cleaning supplies business divested in July 1999, then subtracted total debt outstanding as of the end of the first quarter of fiscal 1999 (excluding $58.5 million of proceeds related to the disposition of our janitorial and cleaning supplies business which was assumed to reduce debt outstanding), and then added cash and cash equivalents as of the end of the first quarter of fiscal 1999 to arrive at an implied equity value for Corporate Express at each of the multiples of latest twelve-months' EBITDA. Donaldson, Lufkin & Jenrette then divided each equity value figure by the total number of common shares outstanding as of the end of the first quarter of fiscal 1999 to arrive at an implied share value for our common stock, the results of which ranged from $0.34 at 6.0x to $6.34 at 9.0x.


     Stock Price Premium Analysis. Donaldson, Lufkin & Jenrette reviewed the mean and median 1-day, 1-week and 4-week percentage premiums over the pre-announcement market price paid in 24 transactions with enterprise values ranging from $1.5 to $2.5 billion between January 1, 1998 through July 6, 1999, and compared them to the corresponding percentage premiums to be paid in the merger. The analysis resulted in mean 1-day, 1-week and 4-week percentage premiums over the pre-announcement market price of 30.4%, 30.3% and 41.5%, respectively, and median 1-day, 1-week and 4-week percentage premiums over the pre-announcement market price of 19.6%, 22.7% and 22.2%, respectively. The analysis resulted in a 21.1% premium over the July 6, 1999 price per share of our common stock ($7.84) and an 88.6% premium over the 30-day (ending May 10, 1999) average price per share of our common stock ($5.04) based on an assumed consideration per share of our common stock of $9.50, and a 14.7% premium over the July 6, 1999 price per share of our common stock and a 78.7% premium over the 30-day (ending May 10, 1999) average price per share of our common stock based on an assumed consideration per share of our common stock of $9.00. No transaction utilized in the stock price premium analysis is identical to the merger. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in our financial and operating characteristics and other factors that could affect the acquisition value of the companies to which they are being compared.

                   SUMMARY OF STOCK PRICE PREMIUM ANALYSIS(1)

                                                                       PREMIUM
                                                            (TIME PRIOR TO ANNOUNCEMENT)
                                                            -----------------------------
                                                            1 DAY     1 WEEK     4 WEEKS
                                                            ------    -------    --------
Mean(2)...................................................   30.4%     30.3%       41.5%
Median....................................................   19.6%     22.7%       22.2%
Maximum...................................................  143.7%     79.8%      202.1%
Minimum...................................................  (13.3%)     1.7%      (15.6%)

---------------

(1) Reflects summary of premiums paid on transactions with enterprise values ranging from $1.5-$2.5 billion between January 1, 1998 through July 6, 1999. Excludes transactions accounted for as poolings-of-interests, incomplete transactions, share repurchases and financial and real estate transactions.

(2) Mean calculations exclude the highest and lowest values.

     Comparable Transaction Analysis. Donaldson, Lufkin & Jenrette reviewed 12 selected comparable acquisitions with transaction values greater than $100 million. The comparable transactions were:

      - Buhrmann's acquisition of the remaining public stake of BT Office Products International, Inc.;

      - Office Depot, Inc.'s acquisition of Viking Office Products, Inc.;

      - Staples, Inc.'s acquisition of Quill Corporation;

      - Pinaults-Printemps Redoute's acquisition of the remaining public stake of Guilbert;

      - Staples, Inc.'s proposed acquisition of Office Depot, Inc. (which was not completed);

      - Guilbert's acquisition of W.H. Smith Business Supplies;

      - Staples, Inc.'s acquisition of National Office Supply;

      - Office Depot, Inc.'s acquisition of Eastman Office Products;

      - McCown de Leeuw & Co.'s acquisition of Eastman Corp.;

      - United Stationers Inc.'s acquisition of SDC Distributing;

      - Intelligent Electronics' acquisition of BizMart, Inc.; and

      - Office Depot, Inc.'s acquisition of Office Club.

     For purposes of the comparable transaction analysis, total enterprise value was calculated as the aggregate purchase price of equity (in the case of stock purchases), or the aggregate purchase price of assets (in the case of asset purchases), plus total debt and preferred equity, less cash and cash equivalents. For each of the comparable transactions, Donaldson, Lufkin & Jenrette calculated a total enterprise value to latest twelve-months' revenues multiple, total enterprise value to latest twelve-months' EBITDA multiple and equity value to latest twelve-months' net income multiple. The analysis resulted in an average total enterprise value to latest twelve-months' revenues multiple of 0.84x, an average total enterprise value to latest twelve-months' EBITDA multiple of 13.5x and an average equity value to latest twelve-months' net income multiple of 27.7x (excluding, in each instance, the high and low multiples), compared to a total enterprise value to latest twelve-months' revenues multiple of 0.61x, an average total enterprise value to latest twelve-months' EBITDA multiple of 10.7x and an average equity value to latest twelve-months' net income multiple of 31.7x for Corporate Express based on an assumed consideration per share of our common stock of $9.50, and a total enterprise value to latest twelve-months' revenues multiple of 0.60x, an average total enterprise value to latest twelve-months' EBITDA multiple of 10.4x and an average equity value to latest twelve-months' net income multiple of 29.9x for Corporate Express based on an assumed consideration per share of our common stock of $9.00. No transaction utilized in the comparable transaction analysis is identical to the merger. Accordingly, such analysis necessarily involves complex considerations and judgments concerning differences in our financial and operating characteristics and other factors that could affect the acquisition value of the companies to which they are being compared.

                   SUMMARY OF COMPARABLE TRANSACTION ANALYSIS

                                                                               EQUITY VALUE/
                                                   TOTAL ENTERPRISE VALUE/     LATEST TWELVE
                                                    LATEST TWELVE MONTHS          MONTHS
                                                   -----------------------     -------------
                                                    REVENUES       EBITDA       NET INCOME
                                                   ----------     --------     -------------
Corporate Express at transaction price of
  $9.50..........................................     0.61x         10.7x(1)       31.7x
Corporate Express at transaction price of
  $9.00..........................................     0.60x         10.4x(1)       29.9x
Average for selected group(2)....................     0.84x         13.5x          27.7x
High for selected group..........................     2.07x         23.6x          70.9x
Low for selected group...........................     0.28x          5.7x           9.2x

---------------


(1) Excluding our janitorial and cleaning supplies business divested in July 1999, our Total Enterprise Value to Last Twelve Months EBITDA multiple is 10.8x at $9.50 per share and 10.5x at $9.00 per share.


(2) Average calculations exclude the highest and lowest values.

     Discounted Cash Flow Analysis. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis for the five-year period ending with fiscal year 2003 on our stand-alone unlevered free cash flow, using financial projections provided by our management. Unlevered free cash flows were calculated as: (A) projected EBITDA; (B) less projected capital expenditures; (C) less taxes (40% of EBIT); (D) less projected net changes in working capital. Donaldson, Lufkin & Jenrette calculated terminal values by applying a range of estimated EBITDA multiples of 6.0x to 8.0x to projected EBITDA of Corporate Express in fiscal year 2003. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates from 10% to 14%. Based on this analysis and using management estimates, Donaldson, Lufkin & Jenrette calculated values per share of our common stock ranging from $4.55 to $12.26.

     Common Stock Trading Price History. Donaldson, Lufkin & Jenrette examined the historical closing prices of our common stock for the period from July 6, 1998 to July 6, 1999. The information appearing in the table below was presented solely to provide the board with background regarding our stock prices during the periods indicated.

                 SUMMARY OF COMMON STOCK TRADING PRICE HISTORY

                                                               CORPORATE EXPRESS
                                                                  COMMON STOCK
                                                                 CLOSING PRICE
                                                              --------------------
PERIOD ENDING ON JULY 6, 1999                                   HIGH         LOW
-----------------------------                                 --------     -------
1 Year......................................................  $12.7500(1)  $4.3125(2)
6 Months....................................................  $ 7.8438     $4.4375
3 Months....................................................  $ 7.8438     $4.6563
1 Month.....................................................  $ 7.8438     $5.8750

---------------

(1) July 6, 1998 closing price.

(2) December 7, 1998 closing price.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Donaldson, Lufkin & Jenrette was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

     In performing its analyses, Donaldson, Lufkin & Jenrette made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated March 15, 1999, we paid to Donaldson, Lufkin & Jenrette:

      - $200,000 as a retainer fee;


      - $1,500,000 which was due upon notification that Donaldson, Lufkin & Jenrette was prepared to deliver its opinion; and



      - $1,500,000 which was due at the time of execution and delivery of the merger agreement.



In addition, we will pay to Donaldson, Lufkin & Jenrette approximately $6.0 million in additional fees upon consummation of the merger.



     In addition, pursuant to the terms of the engagement letter, we agreed to pay to Donaldson, Lufkin & Jenrette $150,000 in connection with the disposition of our janitorial and cleaning supplies business. We have also agreed to reimburse Donaldson, Lufkin & Jenrette promptly for all out-of-pocket expenses, including the reasonable fees and out-of-pocket expenses of counsel, incurred by Donaldson, Lufkin & Jenrette in connection with its engagement, and to indemnify Donaldson, Lufkin & Jenrette and related persons against liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Donaldson, Lufkin & Jenrette were negotiated at arms'-length between us and Donaldson, Lufkin & Jenrette. In the ordinary course of business, Donaldson, Lufkin & Jenrette may actively trade the securities of Corporate Express for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Donaldson, Lufkin & Jenrette has performed investment banking and other services for us in the past and has received usual and customary compensation for such services. During the past two years, Donaldson, Lufkin & Jenrette acted as dealer manager for our Dutch auction tender offer pursuant to which we repurchased 35.0 million of our shares in April 1998, documentation agent and a lender for our $1.0 billion senior secured credit facility in April 1998, lead manager for our $350.0 million Rule 144A offering of our 9 5/8% senior subordinated notes in May 1998 and dealer manager for our tender offer for our 9 1/8% senior subordinated notes due 2004 in May 1998. Corporate Express has paid Donaldson, Lufkin & Jenrette approximately $6.3 million in fees for services performed over the past two years, excluding the fees paid to date in connection with this transaction. Prior thereto, Donaldson, Lufkin & Jenrette has performed various investment banking and financial advisory services on our behalf, for which it received usual and customary fees. Janet Hickey, a director of Corporate Express, is an officer of the Sprout Group, an affiliate of Donaldson, Lufkin & Jenrette, and as of June 30, 1999, affiliates of Donaldson, Lufkin & Jenrette owned approximately 1.3 million shares of our common stock.



     OPINION OF MORGAN STANLEY. In a letter agreement dated July 9, 1999, we retained Morgan Stanley to render a financial opinion in connection with the merger. At a meeting of the board on July 12, 1999, Morgan Stanley rendered to the board its oral opinion, subsequently confirmed in writing that, as of July 12, 1999 and September 21, 1999 and based upon and subject to the considerations set forth in the opinions, the consideration to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.



     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED SEPTEMBER 21, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT. MORGAN STANLEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION AS ANNEX D AND TO THE USE OF ITS NAME AND THE SUMMARY OF ITS FAIRNESS OPINION IN THE PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINIONS ARE DIRECTED TO OUR BOARD, ADDRESS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF OUR COMMON STOCK, AND DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY CORPORATE EXPRESS SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MORGAN STANLEY'S OPINION ATTACHED AS ANNEX D.



     In connection with rendering its opinions, Morgan Stanley, among other things:


      - reviewed certain publicly available financial statements and other information concerning us;

      - reviewed certain internal financial statements and other financial and operating data concerning us prepared by our management;

      - analyzed certain financial projections prepared by our management;

      - evaluated the expected costs to us of the possible refinancing of our 4.5% Convertible Notes due July 2000;

      - discussed our past and current operations and financial condition and our prospects with our senior executives;

      - reviewed the reported prices and trading activity for our common stock;

      - compared our financial performance and the prices and trading activity of our common stock with those of certain other comparable publicly traded companies and their securities;

      - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;


      - reviewed the merger agreement;


      - reviewed drafts of the commitment letters provided to Buhrmann and its affiliates by Bankers Trust Company and Bankers Trust Corporation; and

      - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.


     We do not publicly disclose internal management projections of the type provided to and discussed with Morgan Stanley in connection with their engagement and, accordingly, such projections were not prepared with a view toward public disclosure. The various projections provided and discussed were based upon numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those various projections. See "Cautionary Statement Regarding Forward-Looking Statements."



     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information it reviewed for the purposes of its opinions. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our future financial performance. At the direction of our board, Morgan Stanley assumed for purposes of its opinion that our same-day courier delivery business will be sold and that the aggregate disposition proceeds from the same-day courier delivery business and certain other business units and assets will be at least $120 million. Morgan Stanley has assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley has not made any independent valuation or appraisal of the assets underlying such disposition proceeds nor any of our other assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley necessarily based its opinions on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the dates thereof.


     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 12, 1999.

     Public Trading Multiple Analysis. Using publicly available information, Morgan Stanley performed an analysis comparing our current trading value and the implied multiples for a variety of operating statistics, both historical and projected, to those of selected publicly traded companies that share some of the same characteristics as us. In particular, Morgan Stanley focused on the following companies:

      - Boise Cascade Office Products Corporation;

      - US Office Products Company;

      - Staples, Inc.;

      - OfficeMax, Inc.;

      - Office Depot, Inc.;

      - United Stationers Inc.; and

      - Daisytek International Corporation.

     Using this methodology, Morgan Stanley observed that the implied value per share of our common stock ranged from $4.69 to $5.97 without a control premium and $6.10 to $7.76 with a 30% control premium. Morgan Stanley noted that the merger consideration, based on the draft merger agreement dated July 8, 1999, and the assumption described above relating to aggregate disposition proceeds, was $9.50 per share. No company used in the foregoing analysis is identical to us. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or our industry or in the financial markets in general.

     Selected Transaction Analysis. Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in businesses that were similar in some characteristics to our business. The following is a list of the primary transactions reviewed by Morgan
Stanley:

      - Buhrmann's acquisition of the remaining public stake of BT Office Products International, Inc.;

      - Office Depot, Inc.'s acquisition of Viking Office Products, Inc.;

      - CompUSA Inc.'s acquisition of Computer City, Inc.; and

      - Staples, Inc.'s acquisition of Quill Corporation.

     Morgan Stanley observed that the implied value per share of our common stock using this methodology ranged from $5.72 to $7.71. No transaction utilized in the analysis of selected precedent transactions is identical to the merger in timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning our financial and operating characteristics and other factors that would affect the acquisition value of companies to which we are being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on us and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or our industry or in the financial markets in general.

     Discounted Cash Flow Analysis. Morgan Stanley conducted a five-year discounted cash flow analysis for us utilizing calculated unlevered free cash flows based upon publicly available information, equity research estimates and financial projections provided by our management. Morgan Stanley used a terminal value multiple of aggregate value to EBITDA of between 6.5x and 7.5x, and discounted the unlevered free cash flows and terminal values to present values using an 11.5% discount rate. Using this methodology, Morgan Stanley calculated values ranging from $7.58 to $9.66 per share of our common stock.


     In connection with its written opinion dated September 21, 1999, Morgan Stanley reviewed the analyses used to render its July 12, 1999 opinion by performing procedures to update certain such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


     In connection with the review of the merger by our board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Corporate Express.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be paid pursuant to the merger agreement to you as shareholders and were conducted in connection with the delivery of Morgan Stanley's opinions to our board. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade. In arriving at its opinions, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving us or any of our assets nor did Morgan Stanley participate in discussions and negotiations among representatives of Buhrmann, our company and our respective financial and legal advisors. The consideration to be paid pursuant to the merger agreement was determined through arms'-length negotiations between us and Buhrmann and was approved by our board. Morgan Stanley did not recommend any specific consideration to our management or board or that any specific consideration constituted the only appropriate consideration for the merger.


     In addition, as described above, Morgan Stanley's opinion and presentation to our board was one of many factors taken into consideration by the board in making its determination to recommend approval of the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of our board or the view of our management with respect to the value of Corporate Express or of whether our board would have been willing to agree to different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time to time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the securities of Corporate Express or Buhrmann.


     Pursuant to an engagement letter dated July 9, 1999 between us and Morgan Stanley, we have agreed to pay to Morgan Stanley a fee of $1,500,000 and to reimburse Morgan Stanley for its expenses incurred in performing its services. We have also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement.



     We have not engaged Morgan Stanley to perform any other services for us during the past two years. In the past, Buhrmann has engaged Morgan Stanley as a financial advisor with respect to certain corporate finance transactions. During the past two years, Buhrmann engaged Morgan Stanley in connection with Buhrmann's acquisition of the publicly held shares of its majority-owned subsidiary, BT Office Products International, Inc., for which Morgan Stanley was paid usual and customary fees. Morgan Stanley's work on that transaction was completed in September 1998, and since that time Morgan Stanley has not been engaged by Buhrmann.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the board with respect to the merger, shareholders should be aware that some of our directors and executive officers, including one executive officer who is also a board member, have interests that may present actual, potential or the appearance of potential conflicts of interest in connection with the merger. The board was aware of these potential or actual conflicts of interest and considered them along with other matters described under "The Merger -- Reasons for the Merger."


  Bonuses to Key Employees



     The merger agreement provides that, at the request of Buhrmann, we will award special bonuses to key and necessary employees as an incentive to such employees to remain with Corporate Express prior to and following the merger. Such bonuses may total in the aggregate up to $9 million (plus additional amounts in certain circumstances). Half of any such bonuses will be paid on or prior to the effective time of the merger with the other half to be paid only to:


      - employees who are employed full-time by us or one of our subsidiaries nine months following the closing of the merger;

      - employees who were terminated without cause during that period; and

      - employees who voluntarily resigned during that period due to a required relocation or a significant diminishment of title, responsibilities or compensation.


     In addition to these stay-put bonus amounts, various officers of Corporate Express, including certain executive officers, are eligible to receive various bonus incentive payments in connection with their service to Corporate Express, and the consummation of the merger may affect the likelihood of receiving such bonus payments or the amount of such bonus payments.



     Mr. King voted in favor of the merger agreement and the transactions contemplated by the merger agreement at the July 12, 1999 board meeting and is eligible to receive various bonus and incentive payments, including a stay-put bonus. However, at this time, no allocation of the stay-put bonuses has been made, including whether Mr. King or any of our other executive officers or employees will receive stay-put bonuses, although it is expected that key employees, including executive officers, will receive stay-put bonuses.


  Stock Option and Related Payments

     At the effective time, each option holder, including certain directors and executive officers, will receive the per share merger consideration for each share subject to his or her option, less the exercise price per share for such option immediately prior to the effective time. The payment will be made regardless of whether the options would otherwise have been vested and exercisable at that time in the absence of the merger.


     In addition, at the request of Buhrmann, we will pay consideration, up to an aggregate of $10 million (plus additional amounts in certain circumstances), to certain full-time employees who hold options to purchase our common stock which is in addition to the consideration other option holders, including non-employee option holders, will receive. This additional consideration is designed to compensate full-time employee option holders for the loss in long-term value of their options in an effort to retain those employees. We intend to allocate this additional consideration among our full-time employee option holders in a manner we believe is fair and appropriate, and this sum is payable half at the effective time, with the other half payable only to option holders who meet one of the three criteria for the full payment of stay-put bonuses described above. At this time, no determination has been made as to what portion of this sum will be allocated to Mr. King or any of our other executive officers as additional consideration for their stock options.


  Indemnification and Insurance

     For a period of six years following the effectiveness of the merger, Buhrmann will indemnify all persons who on or prior to the effective time of the merger were Corporate Express officers, directors and employees with respect to all acts or omissions by them in their capacities as such to the extent provided under our current certificate of incorporation and bylaws.

     In addition, for a period of six years following the effectiveness of the merger, the surviving corporation will be required to maintain in effect an officers' and directors' liability insurance policy covering those officers and directors currently covered by our officers' and directors' insurance policy on terms with respect to coverage and in amounts no less favorable than those of the policy currently in effect.

  Severance Arrangements


     All four of our executive officers have entered into employment agreements containing severance provisions that provide for payments to those executive officers upon termination of employment. Three of those agreements provide for severance if the executive officer's employment terminates for any reason upon or after a change in control of Corporate Express. The payments, which accrue effective upon a change of control, include two years' base salary plus, under some of such agreements, certain future bonuses that would be payable to the executive officer. Further, the employment agreements of Messrs. King and Jacobs provide for certain "gross-up" payments if any of these severance payments or any other payments such as, for example, the acceleration of options upon a change of control, would be subject to "golden parachute" excise taxes, and at their option, their severance payments may be made in a lump sum or in installments. The approval of the merger agreement and the transactions contemplated by the merger agreement would constitute a change in control under each employment agreement.



     The amount of severance payments that would be payable to our executive officers in the event that a change in control occurs is dependent on a variety of factors, including for various executive officers:



      - whether the surviving corporation or the executive officer terminates the employment agreement;


      - the length of time, if any, the terminating executive officer remains with the surviving corporation; and

      - the estimate of the bonuses that would be payable to the affected executive officer.

Accordingly, we cannot at this time determine, on either an individual or aggregate basis, the amount of severance payments that may be payable after a change in control resulting from the merger.

  Director's Relationship with Donaldson, Lufkin & Jenrette

     In connection with our several rounds of private equity financing, certain entities comprising the Sprout Group purchased shares of our common stock. Janet Hickey, a director of Corporate Express who voted in favor of the merger agreement and the transactions contemplated by the merger agreement, is a general partner of several limited partnerships comprising, in part, the Sprout Group, and is also a divisional Senior Vice President of DLJ Capital Corporation, which is a sister company of Donaldson, Lufkin & Jenrette. The Sprout Group is also a division of DLJ Capital Corporation. The fees paid by us to Donaldson, Lufkin & Jenrette for services rendered in connection with the merger, including the preparation of the fairness opinion, are customary and usual for those types of services.

  Interests in Corporate Express


     Our directors and executive officers are beneficial owners of an aggregate of approximately 13,394,604 shares of common stock and options or warrants to purchase an aggregate of approximately 6,977,207 shares of common stock.


LITIGATION RELATED TO THE MERGER


     Four of our shareholders have filed law suits in Colorado state court against Corporate Express and all of our directors. Two of those suits also name Buhrmann as a defendant. Each of the suits alleges, among other things, that the directors breached their fiduciary duties to the shareholders by supposedly failing to make an informed decision as to our value and to obtain the best financial and other terms for the shareholders in connection with their approval of the merger agreement.


     The plaintiffs are requesting, among other things, that the defendants be enjoined from proceeding with or completing the merger, as well as an award of monetary damages. Each plaintiff further requests that the court declare his action properly maintainable as a class action.

     If a court were to enjoin us from proceeding with the merger, then the special meeting would be postponed so long as the injunction remained in effect. It is a condition to closing that there be no injunction, judgment or non-appealable order prohibiting the consummation of the merger, and Buhrmann may terminate the merger agreement if all conditions precedent to closing have not been satisfied by December 15, 1999. See "Material Provisions of the Merger Agreement -- Conditions to the Merger" and "-- Termination."

     We and each of our directors deny the plaintiffs' claims. At this time, no court has ruled on the merits of the claims made in these suits. See "Where You Can Find More Information."



     We have recently entered into an agreement with the plaintiffs to settle all outstanding shareholder litigation in connection with this transaction, subject to confirmatory discovery and court approval. As part of the settlement, we agreed to make certain revisions that have been incorporated into this proxy statement, obtain the updated fairness opinion from one of our financial advisors that appears in Annex D and pay certain legal fees of counsel to the plaintiffs. A notice of settlement will be distributed to the shareholders at a future date.


CERTAIN EFFECTS OF THE MERGER


     If the merger is completed, North Acquisition Corporation will be merged with and into Corporate Express, with Corporate Express continuing as the surviving corporation and becoming a wholly owned subsidiary of Buhrmann. Upon the completion of the merger, the current holders of our common stock will no longer have any interest in and will not be shareholders of Corporate Express. Such holders, therefore, will not benefit from any increases in the value of our common stock and will no longer bear the risk of any decreases in value of our common stock. Instead, upon completion of the merger, each shareholder, other than shareholders who dissent and seek the fair value of their shares, will have the right to receive $9.70 in cash for each share of common stock they hold, without interest.


     The benefit of the merger to our shareholders is the payment of a premium, in cash, above the market value for their shares prior to the announcement of the merger. This cash payment assures that all shareholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to holders is their inability to participate as continuing shareholders in our possible future growth. If we complete the merger, Buhrmann will hold the entire equity interest of Corporate Express and will therefore be the sole beneficiary of any future earnings or growth of Corporate Express and any increases in Corporate Express' value.

     Our common stock is currently registered under the Exchange Act. As a result of the merger, Buhrmann will own all of the Corporate Express common stock. Consequently, the common stock will be delisted from the Nasdaq National Market and no longer publicly traded, and the registration of the common stock under the Exchange Act will be terminated. Further, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. We will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with the SEC.

     At the effective time of the merger, the articles of incorporation and bylaws of North Acquisition Corporation will become the articles of incorporation and bylaws of Corporate Express, as the surviving corporation, the directors of North Acquisition Corporation will become the directors of the surviving corporation and our officers will be the officers of the surviving corporation.

CONDUCT OF THE BUSINESS OF CORPORATE EXPRESS IF THE MERGER IS NOT COMPLETED


     If the merger is not completed, the board expects to retain our current management team. There are no plans in such circumstances to operate the business in a manner substantially different than presently operated.


ACCOUNTING TREATMENT

     Buhrmann will account for the merger in accordance with the purchase method of accounting under Dutch generally accepted accounting principles.

FINANCING FOR THE MERGER


     Buhrmann intends to finance the aggregate merger consideration, including amounts payable with respect to outstanding stock options, to repay certain of our and Buhrmann's existing indebtedness and to pay its related fees, expenses and transaction costs from a combination of:



      - term loan facilities to be initially utilized to the extent of $1.8 billion;



      - a revolving loan facility to be initially utilized to the extent of up to approximately $110 million;



      - senior subordinated debt financing of $350 million; and



      - an issuance of convertible preferred stock of $350 million.


     Conditions to the financing commitments include, among other things, in general terms:

      - execution of definitive financing documentation on terms satisfactory to the financing sources;

      - absence of a material adverse condition or material adverse change in or affecting the business, assets, liabilities, results of operations, financial condition or prospects of either:


         - Buhrmann and its subsidiaries (excluding Corporate Express and its subsidiaries), or



         - Corporate Express and its subsidiaries (excluding the contemplated dispositions to the extent completed); and


      - absence of a material change in the financial markets which in the reasonable judgment of the financing sources would materially and adversely affect the syndication of the financing.

     Definitive agreements for the financing have not been finalized, and the forms and terms of the financing may change. The merger agreement may be terminated if Buhrmann fails to enter into a definitive agreement with respect to the financing of the merger on or prior to the date of the special meeting.

REGULATORY MATTERS

     Articles of merger must be filed by us with the Secretary of State of Colorado in order to effect the merger.

     Completion of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations promulgated under the HSR Act, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. We and Buhrmann were, therefore, required to file Notification and Report Forms, which were filed with the Antitrust Division and the FTC on July 23, 1999. The waiting period under the HSR Act was terminated on August 11, 1999.


     The termination of the waiting period does not preclude the Antitrust Division, the FTC or any state from challenging the merger on antitrust grounds. Accordingly, at any time before or after the effective time of the merger, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons, including private parties, could take action under the antitrust laws. Such action could include seeking to enjoin the merger. Based on information available to us, we believe the merger can be effected in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the merger will not be made or that, if such a challenge is made, we or Buhrmann would prevail.



     On August 12, 1999, Buhrmann applied for a clearance of the merger with the European Commission as required under EU Council Regulation 4064/89, as amended. On September 8, 1999, the European Commission issued a decision stating that it would not oppose the transaction and further declaring it compatible with the European common market and the European Economic Area Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In this section, we summarize the material U.S. federal income tax consequences of the merger. This summary deals only with shares of Corporate Express held as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) by a U.S. Holder (as defined below).

     This summary is based on the Code, Treasury regulations (proposed and final) issued under the Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this proxy statement. These authorities, however, may change at any time, possibly on a retroactive basis. Any such changes may affect the income tax consequences summarized in this section.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are not U.S. Holders or to holders that may be subject to special tax treatment including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, persons subject to Section 877 of the Code, and brokers and dealers in securities or currencies. Further, we do not address:

      - the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of shares of Corporate Express;

      - the U.S. federal income tax consequences to persons who hold shares of Corporate Express in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction or whose "functional currency" is not the U.S. dollar;

      - the U.S. federal income tax consequences to holders who received their shares of Corporate Express pursuant to the exercise or cancellation of employee stock options or otherwise as compensation;

      - the U.S. federal estate and gift or alternative minimum tax consequences to a U.S. Holder of the sale of shares of Corporate Express; or

      - any state, local or foreign tax consequences of the receipt of cash in exchange for shares of Corporate Express pursuant to the merger.

     A "U.S. Holder" is a holder or beneficial owner of shares of Corporate Express who or which is:

      - a citizen or resident of the U.S.;

      - a corporation, partnership or other entity created or organized in or under the laws of the U.S., any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise);

      - an estate if its income is subject to U.S. federal income taxation regardless of its source; or

      - a trust if a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions. Notwithstanding the preceding sentence, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to that date that elect to continue to be treated as United States persons, shall also be considered U.S. Holders.

     The receipt of cash by you in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or a capital loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of your shares of Corporate Express and the amount of cash you receive for your shares pursuant to the merger agreement. Such capital gain or loss generally will be:

      - calculated separately for each block of shares (i.e., shares you acquired at the same cost in a single transaction) sold or exchanged pursuant to the merger; and

      - a long-term capital gain or loss if your holding period for the common stock is more than one year at the effective time of the merger. Generally, capital losses can only be deducted to the extent of capital gains.

     The receipt of cash by you in the merger may be subject to "backup withholding" imposed under the Code at the rate of 31% unless you certify your taxpayer identification number on Substitute Form W-9 and otherwise comply with the backup withholding rules or demonstrate that you are exempt from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be credited against your U.S. federal income tax liability.

THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

DISSENTERS' RIGHTS

     Under Colorado law, each shareholder has the right to dissent from the consummation of the merger and receive payment of the fair value of their shares of common stock. Shareholders wishing to exercise their dissenters' rights must carefully comply with the applicable procedures set forth in Article 113 of the Colorado Business Corporation Act (the "CBCA") which are summarized below. Shareholders who fail to follow the specific requirements of Article 113 will lose the right to payment of the fair value of their shares and will instead receive the consideration offered as part of the merger. Annex B to this proxy statement contains a complete copy of Article 113. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable. We strongly encourage you to read the attached Annex B for a complete understanding of your rights.

THE FOLLOWING PARAGRAPHS SUMMARIZE THE PROCEDURES FOR DISSENTING SHAREHOLDERS PRESCRIBED BY ARTICLE 113 AND THE FULL TEXT OF ARTICLE 113 IS INCLUDED AS ANNEX B TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THIS STATUTE AND/OR CONTACT YOUR LEGAL COUNSEL FOR A MORE COMPLETE UNDERSTANDING OF YOUR RIGHTS AND DUTIES.

     Colorado law provides that each record or beneficial shareholder is entitled to dissent from the merger and demand payment of the fair value of their shares of common stock. A shareholder wishing to exercise dissenters' rights must:

      - prior to a shareholder vote on the merger, deliver to us written notice of his or her intent to demand payment for shares when and if the shareholders approve the merger; and

      - either abstain from voting on or vote against the merger.

A shareholder who votes in favor of the merger may not exercise dissenters' rights. A beneficial shareholder as defined by Section 7-113-101(1) of the CBCA must cause the record shareholder to notify us of his or her intent to dissent and demand payment. A beneficial shareholder should contact his or her record shareholder who owns the beneficial shareholder's shares for instructions on how to dissent.

     Within ten days after the effective time, we must deliver a written dissenter's notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting on or vote against the merger. In the dissenter's notice, we must:

      - state that the merger was authorized;

      - state the effective date of the merger;

      - include the addresses where we will receive payment demands and the stock certificates;

      - supply a form which the dissenting shareholder may use to demand payment;

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

      - set the date by which we must receive the payment demand and the stock certificates, which cannot be less than 30 days after the delivery of the dissenter's notice; and

      - include a copy of Article 113 of the CBCA.

Furthermore, the dissenter's notice may require that all beneficial shareholders of the dissenting shares, if any, certify that they and the record shareholders of such shares have asserted or will timely assert their dissenters' rights.


     After receiving the dissenter's notice a shareholder must demand payment in writing and deposit any stock certificates according to the instructions in the dissenter's notice. Any shareholders who fail to demand payment in writing or properly deposit stock certificates will not be entitled to the fair value of their shares. A shareholder's demand for payment and the deposit of any stock certificates are irrevocable except as provided in Section 7-113-204(3) of the CBCA. Once a shareholder demands payment, and, in the case of certificated shares, deposits the certificates with us, he or she may not transfer his or her shares. Alternatively, upon receipt of a demand for payment from a shareholder holding uncertificated shares, in lieu of the deposit of certificates representing the shares, we may restrict the transfer of those shares. However, if the effective time of the merger does not occur within 60 days after the date we set as the date by which a shareholder must demand payment, we must return the deposited shares and send a new dissenter's notice to the shareholders.


     Upon the later of the effective date of the merger, or upon receipt of a demand for payment by a dissenting shareholder, we must pay each dissenting shareholder who properly demands payment and deposits his or her stock certificates the amount we estimate to be the fair value of such shares, plus accrued interest. The payment must be accompanied by:


      - a balance sheet for our most recent fiscal year or, if that is not available, for the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of cash flow for that year, a statement of change in shareholders' equity for that year, and the latest available interim financial statements;


      - a statement of our estimate of the fair value of the shares;

      - an explanation of how the interest was calculated;

      - a statement of the dissenting shareholder's right to demand payment if he or she rejects our estimate of the fair value of the shares; and

      - a copy of Article 113 of the CBCA.

     A dissenting shareholder may reject our valuation of the fair value of the shares if:

      - the dissenting shareholder believes that the amount paid or offered is less than the fair value of the shares or that we have incorrectly calculated the interest due;

      - we fail to make payment within 60 days after the date set for demanding payment; or

      - we do not return the deposited stock certificates within the time specified by Section 7-113-207 of the CBCA.

In order to reject our estimation of fair value, the shareholder must notify us of his or her rejection in writing within 30 days after we make or offer to pay each dissenting shareholder. This notification must include either the shareholder's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of their estimate, less any payment already made by us, or a demand for payment of the fair value of the shares and interest due. In the event a demand for payment remains unresolved, we may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a dissenting shareholder.

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT


     This section of the proxy statement describes material provisions of the merger agreement. The description of the merger agreement contained in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, as amended, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. You are urged to review the merger agreement, as amended, carefully and in its entirety.


EFFECTIVE TIME

     At the closing of the transactions contemplated by the merger agreement, Corporate Express and North Acquisition Corporation will file articles of merger with the Secretary of State of the State of Colorado. The merger will become effective upon the filing of the articles of merger. The term "effective time" means the date and time when the merger becomes effective.

THE MERGER; MERGER CONSIDERATION

     The merger agreement provides that, subject to the approval of the merger agreement by our shareholders, approval by certain regulatory authorities, and satisfaction of certain other conditions, North Acquisition Corporation, a wholly owned subsidiary of Buhrmann, will be merged with and into Corporate Express, at which time the separate corporate existence of North Acquisition Corporation will cease and Corporate Express will continue as the surviving corporation. Immediately following completion of the merger, Corporate Express, as the surviving corporation, will be a wholly owned subsidiary of Buhrmann.

     At the effective time, by virtue of the merger and without any action on the part of any shareholder:


      - each of the issued and outstanding shares of our common stock will be converted into the right to receive $9.70 in cash, without interest (except for those shares as to which dissenters' rights are perfected by a dissenting shareholder). Each holder of our common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement;


      - each share of North Acquisition Corporation issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable common share of the surviving corporation; and


      - shareholders who properly exercise their dissenter's rights will not be entitled to any portion of the merger consideration or other distributions unless the dissenting shareholder fails to properly exercise or otherwise withdraws or loses his or her dissenters' rights under Colorado law. Shares of our common stock as to which dissenters' rights have been properly exercised will be treated in accordance with
        Article 113 of the CBCA. Shareholders who perfect their dissenters' rights are entitled to the fair value of their shares. See "The
        Merger -- Dissenters' Rights." If any person who otherwise would be deemed a dissenting shareholder fails to properly perfect or effectively loses the right to dissent with respect to any shares of our common stock, those shares will be treated as though they had been converted as of the effective time into the right to receive a cash amount (as determined below), without interest.


PAYMENT OF MERGER CONSIDERATION


     Immediately after the effective time, Buhrmann will cause the surviving corporation to furnish to a bank or trust company (the "Paying Agent"), selected by Buhrmann and approved by us prior to the effective time, cash in an amount equal to the aggregate merger consideration payable to holders of shares of our common stock. Buhrmann will also cause the Paying Agent to promptly mail to each non-dissenting holder of record of shares of common stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender.

     Upon surrender of a certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and other customary documents that may be required by the instructions, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of our common stock previously represented by such certificate(s) will have been converted, without any interest. The certificates so surrendered will be canceled. If payment of the merger consideration is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the transfer which causes payment of the merger consideration to a person other than the registered holder thereof or establish to the satisfaction of Buhrmann that such tax has been paid or is not applicable.


     Buhrmann may cause the Paying Agent to invest the cash provided to it in investments permitted under the merger agreement. Any earnings from those investments may be paid to the surviving corporation and any losses will be promptly replaced by the surviving corporation. In addition, one year after the effective time, the surviving corporation may, at Buhrmann's direction, receive any merger consideration remaining with the Paying Agent, and thereafter, all of our former shareholders will be entitled to look to the surviving corporation as general creditors with respect to any cash payable upon the surrender of their certificates.


TREATMENT OF STOCK OPTIONS, WARRANTS AND OTHER PAYMENTS


     Our current stock option plans will each be terminated as of the effective time. At that time, we will offer to pay to the holder of each outstanding stock option for the purchase of shares of our common stock, whether vested or unvested, the per share merger consideration described above for each share into which such option may be exercised, less the exercise price for such option immediately prior to the effective time. The stock options will be canceled at the time of payment.


     Similarly, we will offer to pay each warrant holder, whether his or her warrant is then exercisable or not, the merger consideration payable with respect to the number of shares underlying the warrant, less the aggregate exercise price under the warrant immediately prior to the effective time of the merger. The warrants will be canceled at the time of payment.



     At the request of Buhrmann, we will also increase the amounts paid to certain full-time employee option holders in exchange for the cancellation of their options, up to an aggregate of $10 million (plus additional amounts in certain circumstances), in order to compensate them for the loss of the long-term value of their options resulting from the merger. We may allocate this amount among our employee option holders in any manner we deem fair and appropriate. Half of such sum must be paid at the effective time, and the other half will be payable to option holders:


      - who are employed full-time by us or one of our subsidiaries nine months after the closing date;

      - who were terminated without cause during such period; or

      - who voluntarily resigned during such period because of a required relocation or a significant diminishment of the employee's title, responsibilities or compensation.


     Effective as of August 31, 1999, we have terminated our employee stock purchase plan and will issue to the plan's custodian common stock, not to exceed 225,000 shares, and distribute any remaining cash account balances to the participants in the plan. The holders of stock distributed pursuant to this plan will be entitled to receive the merger consideration for such stock.


REPRESENTATIONS AND WARRANTIES

     Pursuant to the merger agreement, we and Buhrmann have made certain customary representations and warranties, including representations and warranties regarding our respective due organization, good standing and authority to execute, deliver and perform the merger agreement.

     We have made certain additional representations and warranties relating to:

      - capitalization;


      - organization and good standing of our subsidiaries;


      - required consents and approvals for the merger and the non-contravention of our charter documents, other agreements and applicable law in connection with the merger;

      - filing of reports with the SEC and the accuracy of the information contained in those reports;

      - the conformity with generally accepted accounting principles of our financial statements for the last fiscal quarter and the last three fiscal years contained in our filings with the SEC;


      - compliance with applicable laws, including environmental laws;


      - absence of undisclosed material adverse changes to us and our subsidiaries since January 30, 1999;

      - absence of undisclosed pending or threatened legal actions or investigations;

      - taxes and employee benefits;

      - broker's, finder's or agent's fees with respect to the merger agreement;

      - compliance of this proxy statement with the provisions of the Exchange Act and the accuracy of the information contained herein;

      - employee relations;

      - ownership or license of intellectual property and absence of infringement;

      - absence of undisclosed material liabilities;

      - our ongoing relationships with our customers and suppliers;

      - inapplicability of state takeover statutes to the merger;

      - voting requirements under the CBCA to approve the merger; and

      - Year 2000 compliance.

     Buhrmann and North Acquisition Corporation have also made representations and warranties relating to:

      - the presence of cash resources or written commitments from responsible financial institutions adequate to complete the merger;

      - required consents and approvals for the merger and the non-contravention of the charter documents of Buhrmann and North Acquisition Corporation and applicable law in connection with the merger;

      - the absence of pending or threatened legal actions or investigations impairing the ability to complete the merger;

      - the accuracy of the information provided by Buhrmann and North Acquisition Corporation for use in this proxy statement;

      - the prior activities of North Acquisition Corporation; and

      - the financial condition of the surviving corporation after giving effect to the merger.

AGREEMENTS AND OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE TIME

     Buhrmann, North Acquisition Corporation and we have agreed that each of us will:


      - give any notices to, make any filings with and use reasonable best efforts to obtain any material authorizations, consents and approvals of governmental agencies, including filings required for the special meeting;

      - cooperate in the preparation of this proxy statement and its filing with the SEC;

      - notify the other party in writing of any development causing a breach of any of its own representations and warranties under the merger agreement;

      - refrain from issuing any press release or making any public announcement with respect to the merger agreement without the prior consent of the other party, except as required by law;

      - adhere to all of the restrictions and obligations set forth in the confidentiality and standstill agreement among those parties, dated March 11, 1999; and

      - cooperate in the preparation, execution and filing of all tax returns and related documents regarding any taxes payable in connection with the merger.

     We have additionally agreed that we will:

      - give any notices to third parties and will use our reasonable best efforts to obtain any material third party consents that Buhrmann may reasonably request;

      - call the special meeting;

      - take all necessary action to cancel the rights issued pursuant to a Rights Agreement, dated as of January 29, 1998, with ChaseMellon Shareholder Services, L.L.C. or redeem those rights or render them inapplicable to the merger;

      - permit full access to our books and records to representatives of Buhrmann and its lenders and underwriters;

      - terminate all stock plans and offer the merger consideration to holders of any options or warrants;

      - award "stay-put" bonuses at the request of Buhrmann;


      - use the proceeds from the sale of certain negotiable securities to repay indebtedness under our existing credit facility; and



      - use the proceeds from our disposition of our forms distribution business, janitorial and cleaning supplies business, same-day courier delivery business and expedited delivery business to repay indebtedness under our existing credit facility.



     The disposition of our same-day courier delivery and expedited delivery businesses is subject to a number of additional conditions, including:



        - liabilities of these businesses to which Corporate Express will remain subject, including all guarantees to third parties made by Corporate Express for their benefit, indemnification obligations and unresolved claims under pending litigation, may not exceed $9 million in the aggregate, subject to the exceptions set forth in the merger agreement;



        - all representations, warranties and indemnities given in connection with these dispositions must expire within 1 year from the date of their closing;



        - either the purchaser of the same-day courier delivery business must agree to indemnify us for any claims or losses related to the business to the extent those claims or losses exceed $9 million or the terms and conditions of the sale must be reasonably satisfactory to Buhrmann in accordance with the criteria in the merger agreement;


        - no rights to the name "Corporate Express" may be transferred other than by means of a license of limited duration;

        - if these businesses are dependent on us or our subsidiaries for services provided in the ordinary course of business that are not readily available from third parties, the disposition agreements may provide for the continuation of those services for a reasonable period at a commercially reasonable fee;



        - the proceeds from these dispositions, which will be included in the calculation of any adjustments to the per share price to be received by shareholders, must be used to repay indebtedness under our existing credit facility; and



        - the sale of our same-day courier delivery business must be structured as a stock purchase where the buyer agrees to make a Section 338(h)(10) election under the Code.



     Buhrmann has consented to the disposition of our expedited delivery and same-day courier delivery businesses to the extent that such dispositions, as they were consummated, vary from the requirements of the first four conditions set forth above.



     Except for the dispositions contemplated by the merger agreement and the payment of fees and expenses incurred in connection with those dispositions (up to an aggregate of $9.5 million), we are precluded from taking any action outside of the ordinary course of business. The term "ordinary course of business" is defined in the merger agreement to mean the ordinary course of business consistent with past custom and practice. The merger agreement further provides that we may not:


      - amend our charter documents;

      - issue or sell any of our stock or options or other similar rights (except as permitted in the merger agreement);

      - pay any dividends or redeem any of our stock;

      - incur, assume or guarantee of any debt outside the ordinary course of business or modify existing debt in way that is materially adverse to Buhrmann;

      - grant any security interests in our assets outside the ordinary course of business;

      - make a capital investment in, make any loan to or acquire the securities or assets of a third party, or merge with another party, outside of the ordinary course of business;

      - enter into any capital commitments outside the ordinary course of business and in excess of the amounts already included in our 1999 budget;

      - make any changes in employment terms or in any employee benefit plan outside of the ordinary course of business, except as contemplated in the merger agreement;

      - transfer, sell or pledge any of our material assets other than in the ordinary course of business;

      - sell or pledge any securities in another company owned by us except in the ordinary course of business;

      - adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization, merger, consolidation or reorganization;

      - make or rescind any material tax election or settle or compromise any material tax liability;

      - agree to the settlement of any material claim or litigation, except as permitted in the merger agreement; and

      - within 90 days prior to the effective time of the merger, cause a mass layoff or plant closing requiring notice under federal or other law.

     Buhrmann has agreed that it will:

      - for a period of six years, indemnify officers and directors of Corporate Express in respect of acts or omissions occurring prior to the effective time of the merger and procure directors' and officers' liability insurance with respect to such acts or omissions on terms with respect to coverage and in amounts no less favorable than those currently in effect;

      - cause the surviving corporation to honor all benefits and obligations under certain Corporate Express employee benefit plans, subject to the provisions of the merger agreement; and

      - cause the surviving corporation to comply with the requirements of the indentures regarding "change of control offers" with respect to notes issued by Corporate Express.

     Finally, Buhrmann and North Acquisition Corporation have agreed that they will use their reasonable best efforts to enter into definitive agreements as soon as reasonably practicable which will provide Buhrmann with the financing necessary to complete the merger.

ACQUISITION PROPOSALS

     In accordance with the merger agreement, we have, and have caused our agents to, terminate all negotiations and discussions that took place prior to the date of the merger agreement with respect to any Acquisition Proposal, as defined below.

     The merger agreement further provides that, at no time prior to the effective time, may we, nor may we authorize or permit any of our agents, directly or indirectly, to:

      - solicit, initiate or encourage the making of any Acquisition Proposal or engage in substantive discussions or negotiations with respect to an Acquisition Proposal; or

      - disclose any non-public information relating to us or our subsidiaries or afford access to our properties, books or records to any person that has made, or to our knowledge, is considering making any Acquisition Proposal, unless, prior to entering into any such discussions or negotiations or furnishing any non-public information, the board determines in its good faith judgment, after receiving advice from nationally recognized outside legal counsel, that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal (as defined below) and that such action is necessary in order for the board to comply with its fiduciary duties to our shareholders. Further, the third party receiving the non-public information must execute a confidentiality agreement that is no less favorable to us than our confidentiality agreement with Buhrmann. In addition, such Acquisition Proposal must not have been solicited, initiated or encouraged by us, our investment bankers, counsel or any other agents acting on our behalf.


     If the board receives an Acquisition Proposal or request for non-public information, then, within 48 hours after receipt of such proposal, we will notify Buhrmann and provide Buhrmann with a description of the material terms of the Acquisition Proposal or request and will keep Buhrmann continually informed of the status and material terms of such Acquisition Proposal. The board is not, however, obligated to provide this information to Buhrmann if it determines upon advice from nationally recognized outside legal counsel that it would constitute a violation of its fiduciary duty to our shareholders to do so. Further, the board is not prohibited from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act (relating to tender offers) with regard to an Acquisition Proposal. However, the board may not recommend that our shareholders tender their shares in response to a tender offer unless the board determines upon advice from nationally recognized outside legal counsel that such recommendation is required to comply with its fiduciary duties. We may not accept an Acquisition Proposal which the board has determined is a Superior Proposal without having given Buhrmann two full business days notice of our intention to do so.

     For purposes of the merger agreement, an "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any:

      - direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of us and our subsidiaries, taken as a whole, excluding the businesses we have agreed to dispose of in accordance with the terms of the merger agreement;

      - direct or indirect acquisition or purchase of 20% or more of any class of equity securities of us or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, excluding the businesses we have agreed to dispose of in accordance with the terms of the merger agreement (a "Significant Subsidiary");

      - tender offer and/or exchange offer that, if completed, would result in a person owning 20% or more of any class of equity securities of us or any Significant Subsidiary; or

      - merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any Significant Subsidiary,


other than the transactions contemplated by the merger agreement.


     In turn, a "Superior Proposal" means any bona fide Acquisition Proposal for all of our outstanding common stock, options and warrants on terms that the board determines in its good faith reasonable judgment, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel of nationally recognized reputation, are more favorable to our shareholders than the transactions described in the merger agreement.

CONDITIONS TO THE MERGER


     Corporate Express. Our obligations to complete the merger are subject to the satisfaction of the following remaining conditions or the waiver of those conditions by us prior to closing:



      - the representations and warranties made by Buhrmann and North Acquisition Corporation in the merger agreement that are not qualified as to materiality are true and correct in all material respects at and as of the closing date, and those representations and warranties that are qualified as to materiality are true and correct as of the closing date;


      - Buhrmann and North Acquisition Corporation have performed and complied with all of their covenants set forth in the merger agreement in all material respects;

      - there is no judgment, non-appealable order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by the merger agreement;

      - the merger agreement and the merger have been approved by the holders of two-thirds of the outstanding shares of our common stock; and


      - the parties have received all authorizations, consents and approvals of all appropriate governmental bodies.



     Buhrmann and North Acquisition Corporation. The obligations of Buhrmann and North Acquisition Corporation to complete the merger are subject to the satisfaction of the following remaining conditions or the waiver of those conditions by Buhrmann and North Acquisition Corporation prior to closing:


      - the merger agreement and the merger have been approved by the holders of two-thirds of the outstanding shares of our common stock;

      - the representations and warranties made by us in the merger agreement that are not qualified as to materiality are true and correct in all material respects at and as of the closing date, and those representations and warranties that are qualified as to materiality are true and correct as of the closing date;

      - we have performed and complied, in all material respects, with all of our covenants set forth in the merger agreement;


      - there is no statute, rule, regulation, judgment, non-appealable order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by the merger agreement; and

      - the parties have received all authorizations, consents and approvals of all appropriate governmental bodies.


TERMINATION

     The merger agreement may be terminated and the merger abandoned at anytime prior to the effective time by the mutual written consent of us and Buhrmann or by either us or Buhrmann if:

      - there has been a breach of representations, warranties, covenants or agreements set forth in the merger agreement on the part of the other party which is not cured within 30 days following written notice to the party committing the breach;

      - the closing of the transactions contemplated by the merger agreement shall not have occurred on or before December 15, 1999 because a condition precedent to closing was not satisfied (unless the failure to satisfy the condition results primarily from a breach by the party seeking to terminate the merger agreement);

      - the required Corporate Express shareholder approval is not obtained; or

      - any law or regulation or final court order or injunction prohibits completion of the merger.

     Further, Buhrmann may terminate the merger agreement if:

      - at any time prior to the consummation of the merger, we:


         - enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal;



         - withdraw or modify in a manner adverse to Buhrmann or North Acquisition Corporation the approval and recommendation of the merger agreement; or



         - approve or recommend any Acquisition Proposal.


      - prior to and continuing through the closing of the transactions contemplated by the merger agreement:


         - trading in securities generally on the New York Stock Exchange or the Nasdaq National Market is suspended or materially limited;



         - a general moratorium on commercial banking activities in New York is declared; or



         - an enumerated international or domestic crisis or catastrophe occurs.


     Finally, we may terminate the merger agreement if:

      - at any time prior to the consummation of the merger, we enter into any agreement to effect a Superior Proposal in accordance with the merger agreement and we pay Buhrmann the requisite fees. See "-- Fees and Expenses" below; or

      - Buhrmann fails, on or prior to the date of the special meeting, to enter into definitive financing agreements which permit Buhrmann to complete the merger.

     If the merger agreement is terminated in accordance with its terms, all rights and obligations of the parties will terminate, except for obligations related to the payment of fees and expenses and the liability of any party then in breach of the merger agreement. If we terminate the merger agreement because Buhrmann has failed to enter into definitive financing agreements which permit Buhrmann to complete the merger, then Buhrmann will be deemed to have breached the merger agreement. In addition, the provisions of the merger agreement related to governing law, jurisdiction and venue and confidentiality will survive the termination of the merger agreement.

FEES AND EXPENSES

     Whether or not the merger is completed and, except as otherwise provided in the following paragraphs or agreed to in writing by the parties to the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring such costs and expenses.

     In addition, we will be required to pay Buhrmann a termination or "break-up" fee equal to $40 million if:

      - Buhrmann terminates the merger agreement because we have entered into any agreement or arrangement with respect to an Acquisition Proposal, withdrawn or modified in a manner adverse to Buhrmann or North Acquisition Corporation our approval or recommendation of the merger agreement or approved or recommended any Acquisition Proposal; or

      - we terminate the merger agreement because we entered into an agreement to effect a Superior Proposal in accordance with the merger agreement.

     If, however, the merger agreement is terminated by us or Buhrmann because our shareholders fail to approve the merger agreement and within one year of that termination, we consummate an agreement with respect to an Acquisition Proposal with any person that made their proposal prior to the termination of the merger agreement, we will be required to pay Buhrmann $30 million. If the merger agreement is terminated because it was not approved by our shareholders, we will also reimburse Buhrmann for all out-of-pocket expenses incurred by Buhrmann in connection with the merger up to an aggregate amount of $10 million. This amount is creditable against the $30 million payment referred to above.


     Finally, if we terminate the merger agreement because Buhrmann fails to enter into definitive financing agreements in connection with the merger by the date of the special meeting, then Buhrmann will be required to pay us $20 million.


AMENDMENTS AND WAIVERS


     We may mutually agree with Buhrmann to amend the merger agreement at any time prior to the completion of the merger. No amendment of any provisions of the merger agreement will be valid unless it is in writing and signed by all of the parties to the merger agreement. Under the merger agreement, any provision of the merger agreement may be waived; provided that, no waiver of any default, misrepresentation or breach of a warranty or covenant under the merger agreement, whether or not intentional, will constitute a waiver of any prior or subsequent default, misrepresentation or breach of a warranty or covenant under the agreement. In the event of an amendment to or waiver of a condition under the merger agreement that is material to our shareholders, we will notify our shareholders of the amendment or waiver, and if required, solicit new proxies from our shareholders and, if necessary, postpone the special meeting to allow shareholders an opportunity to consider the amendment or waiver prior to voting their shares in connection with the merger.


                                 THE COMPANIES

CORPORATE EXPRESS

     We are one of the world's leading providers of office products and other non-production goods and related services to corporations and organizations that value innovative procurement solutions. We have grown primarily through acquisitions from a regional operation in Colorado to a large, multi-national enterprise with locations throughout the United States and numerous international markets.


     We pursue a unique business strategy of non-store retailing, which focuses on providing a broad array of consumable office and computer products and other non-production goods and related distribution services to customers. We market to existing and prospective customers through a direct sales force and deliver our products and services, using nearly 300 worldwide locations, including approximately 90 distribution facilities and a fleet of approximately 1,000 product delivery vehicles.

     Our growth strategy is to pursue internal sales growth. This strategy includes increasing sales to existing customers by cross-selling our multiple product and service offerings and by developing existing customers into multi-regional, national or international accounts. In addition, we are taking several other steps to enhance our competitive position, such as analyzing each business unit on a return-on-invested capital basis, in order to improve our understanding of their current and future return potential. If a business does not add fundamental value to our core business or does not meet its return-on-invested capital goals within a reasonable period, that business may be divested to maximize shareholder returns.

     For additional information concerning Corporate Express, see "Where You Can Find More Information."

BUHRMANN AND NORTH ACQUISITION CORPORATION


     Buhrmann, a company organized under the laws of The Kingdom of the Netherlands, supplies office and graphics products worldwide through its 70 operating companies in 20 countries. Over the last several years, Buhrmann has been disposing of its manufacturing assets, including its packaging and paper-making divisions, to focus on its distribution activities.


     One component of Buhrmann's distribution activities is BT Office Products which sells office products to businesses in the United States and Europe. BT Office Products sells a range of products from basic office supplies and furniture to promotional items bearing clients' logos. Its own brands include "BT Masterbrand" in the United States and "Classic" in Europe. BT Office Products has grown largely by purchasing office products distributors in major metropolitan areas.


     At a special meeting held on August 4, 1999, Buhrmann's shareholders approved the merger in accordance with the requirements of Dutch law and the Amsterdam Stock Exchange. Also on August 4, 1999, Buhrmann obtained the approval of its Central Works Council.


     Buhrmann's shares are listed on the stock exchanges of Amsterdam and Frankfurt. Shares are also traded in London (SEAQ International) and in the United States in the form of American Depositary Receipts.

     North Acquisition Corporation, a Colorado corporation, is wholly owned by Buhrmann and was formed in July 1999 for the purpose of being merged with and into Corporate Express.

                         MARKET PRICES OF COMMON STOCK


     Our common stock is traded on the Nasdaq National Market under the symbol "CEXP." On September 24, 1999, the high and low sales prices of our common stock were $9.31 and $9.25, respectively. On July 12, 1999, the last trading day before the public announcement of the merger agreement, the high and low sales prices of our common stock were $8.63 and $8.19, respectively. Shareholders are urged to obtain a current market quotation for our common stock.


     The following tables, adjusted for prior share dividends, sets forth, for the fiscal quarters indicated, the high and low closing prices per share of our common stock on the Nasdaq National Market:


                                                                SALES PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
Year Ended January 30, 2000
  Third Quarter (through September 23, 1999)................  $ 9.34   $ 8.50
  Second Quarter............................................    9.03     4.94
  First Quarter.............................................    7.00     4.44
Year Ended January 30, 1999
  Fourth Quarter............................................   11.06     4.31
  Third Quarter.............................................   12.06     9.56
  Second Quarter............................................   12.94    10.19
  First Quarter.............................................   11.41     8.84
Year Ended January 30, 1998
  Fourth Quarter (two-month period ending 1/31/98)..........   16.75     8.00
  Third Quarter.............................................   22.06    14.06
  Second Quarter............................................   17.88    12.63
  First Quarter.............................................   18.38     8.38


     We have never paid a cash dividend on our common stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, to our knowledge, based upon information provided by the shareholders set forth below or publicly available filings, information as of September 13, 1999 concerning the beneficial ownership of our common stock by (1) each person or group beneficially owning more than 5% of the outstanding shares of our common stock, (2) each director of our board, (3) our Chief Executive Officer and our other executive officers and (4) all of our directors and executive officers as a group. Except as provided in the notes to the table, to our knowledge, each person indicated has sole voting and investment powers with respect to the shares indicated as beneficially owned by them.


                                                              NUMBER OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       SHARES(2)      SHARES
---------------------------------------                       ----------   ----------
Brahman Management, L.L.C.(3)
  227 Park Avenue
  New York, New York 10172
          and
Marlin Management, L.L.C. ..................................   8,718,800       8.3%
  555 Theodore Fremd Avenue
  Rye, New York 10580
Tiger Management(4).........................................   7,052,900       6.8
  101 Park Avenue
  New York, New York 10178
DLJ Affiliates(5)...........................................   1,290,860       1.2
  277 Park Avenue, 21st Floor
  New York, New York 10172
Jirka Rysavy(6).............................................   4,980,514       4.6
Robert L. King(7)...........................................   2,095,501       1.9
James P. Argyropoulos(8)....................................   1,214,267       1.2
Martin E. Franklin(9).......................................   8,718,800       8.3
Janet A. Hickey(10).........................................   1,383,560       1.3
Mo Siegel(11)...............................................      61,666         *
Jeffrey J. Steiner..........................................     120,000         *
Mark S. Hoffman(12).........................................     368,425         *
Gary M. Jacobs(13)..........................................   1,353,033       1.3
Thomas E. Frank(14).........................................      76,045         *
All directors and executive officers as a group (10           20,371,811      18.2
  persons)..................................................


---------------

  *  Less than 1.0%.

 (1) Except as otherwise noted, the address of the holder is in the care of Corporate Express.

 (2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days of the record date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person (but not those held by any other person) that are exercisable within 60 days of the record date have been exercised.

 (3) Represents reported ownership as of March 31, 1999.

 (4) Represents reported ownership as of February 12, 1999.

 (5) Includes: (a) 720,393 shares of common stock owned by Sprout Capital VI, L.P.; (b) 375,927 shares of common stock owned by Sprout Growth II, L.P.;
     (c) 23,229 shares of common stock owned by DLJ Venture Capital Fund II, L.P.; (d) 75,578 shares of common stock owned by DLJ Capital Corporation;
     (e) 60,000 shares of common stock owned by ML Venture Partners II, LP; (f) 22,727 shares of common stock owned by DLJ First ESC; (g) 11,500 shares of common stock owned by Donaldson, Lufkin & Jenrette, Inc.; and (h) 1,506 shares of common stock owned by DLJ Capital Associates VI, Inc. Does not include shares of common stock held by employees of Donaldson, Lufkin & Jenrette and its affiliates. Donaldson, Lufkin & Jenrette and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.

 (6) Includes: (a) 1,058,014 shares of common stock owned by Synergom, Inc. of which Mr. Rysavy is the sole shareholder; (b) 165,000 shares of common stock owned by Transecon, Inc. of which Mr. Rysavy is the majority shareholder; (c) 112,500 shares of common stock owned by Polly Source, Inc. of which Mr. Rysavy is the sole shareholder; (d) warrants to purchase 562,500 shares of common stock for $4.89 per share which expire on January 31, 2002; (e) options to purchase 1,125,000 shares of common stock for $5.33 per share which expire on June 13, 2006; (f) options to purchase 787,500 shares of common stock for $13.33 per share which expire on June 30, 2007; (g) options to purchase 750,000 shares of common stock for $8.75 per share which expire on April 17, 2007; and (h) options to purchase 150,000 shares of common stock for $8.75 per share which expire on April 17, 2007.

 (7) Includes: (a) options to purchase 547,500 shares of common stock for $3.55 per share which expire on September 1, 2000; (b) options to purchase 787,500 shares of common stock for $5.33 per share which expire June 13, 2006; (c) options to purchase 281,250 shares of common stock for $13.33 per share which expire on June 30, 2007; (d) options to purchase 250,000 shares of common stock for $8.75 per share which expire on April 17, 2007; and (e) options to purchase 200,000 shares of common stock for $5.06 per share which expire on April 28, 2009.

 (8) Includes: (a) 994,067 shares of common stock owned by the James P. Argyropoulos Trust dated August 8, 1991; (b) 170,000 shares of common stock owned by The James P. Argyropoulos IRA Account; (c) 20,200 shares of common stock owned by Argyropoulos Investors, G.P.; and (d) options to purchase 30,000 shares of common stock for $15.00 per share which expire on June 5, 2007.

 (9) Mr. Franklin is a principal of Marlin Management.

(10) Includes: (a) 26,315 shares of common stock owned by Ms. Hickey; (b) 4,719 shares of common stock owned by the JHT 1994 Limited Partnership; (c) options to purchase 37,500 shares of common stock for $26.42 per share which expire on August 8, 2006; (d) options to purchase 16,666 shares of common stock for $8.94 per share which expire on April 17, 2004; and (e) options to purchase 7,500 shares of common stock for $11.25 per share which expire on August 7, 2008. Ms. Hickey is a general partner of the JHT 1994 Limited Partnership. Also includes shares of common stock owned by DLJ Affiliates (see note 5). Ms. Hickey is a director of Corporate Express and a general partner of several limited partnerships comprising certain of the DLJ Affiliates. Ms. Hickey shares voting and investment power with respect to the shares owned by the DLJ Affiliates and may be deemed to be the beneficial owner of such shares. Ms. Hickey disclaims beneficial ownership as to the shares owned by the DLJ Affiliates. Does not include shares of common stock held by employees of Donaldson, Lufkin & Jenrette and its affiliates. Donaldson, Lufkin & Jenrette and its affiliates disclaim beneficial ownership of all shares held directly or indirectly by its employees.

(11) Includes: (a) options to purchase 37,500 shares of common stock for $26.42 per share which expire on August 8, 2006; (b) options to purchase 16,666 shares of common stock for $8.94 per share which expire on April 17, 2004; and (c) options to purchase 7,500 shares of common stock for $11.25 per share which expire on August 7, 2008.

(12) Includes: (a) options to purchase 225,000 shares of common stock for $10.13 per share which expire on April 1, 2004; (b) options to purchase 100,000 shares of common stock for $5.06 per share which expire on April 28, 2009; and (c) convertible notes in the aggregate principal amount of $150,000 with a conversion price of $33.33 which is convertible into 4,500 shares of common stock.


(13) Includes: (a) options to purchase 84,375 shares of common stock for $4.89 per share which expire on February 1, 2001; (b) options to purchase 450,000 shares of common stock for $5.33 per share which expire on June 13, 2006;
     (c) options to purchase 168,750 shares of common stock for $13.33 per share which expire on June 30, 2007; (d) options to purchase 125,000 shares of common stock for $8.75 per share which expire on April 17, 2007; and (e) options to purchase 150,000 shares of common stock for $5.06 per share which expire on April 28, 2009.



(14) Includes options to purchase 75,000 shares of common stock for $9.88 per share which expire on May 5, 2004.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP, our independent certified public accountants, are expected to be present at the special meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                             SHAREHOLDER PROPOSALS

     If we complete the merger, Corporate Express will be wholly owned by Buhrmann and, therefore, there will be no public shareholders of Corporate Express and no public participation in any future meetings of Corporate Express shareholders. However, if we do not complete the merger, our public shareholders will continue to be entitled to attend and participate in our shareholders' meetings. Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the SEC. For shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2000 annual meeting of shareholders, they must be received by us not later than February 7, 2000. In addition, under the terms of our by-laws, shareholders who intend to present an item of business or nomination at the 2000 annual meeting of shareholders, other than a proposal submitted for inclusion in our proxy materials, must provide notice in writing of such business or nomination to us no earlier than March 17, 2000 and no later than April 16, 2000. Such written notice must contain specified information, including, among other things, information as would be required to be included in a proxy statement under SEC rules, as set forth more fully in such by-laws. All proposals or other notices should be addressed to us at 1 Environmental Way, Broomfield, Colorado 80021, Attention: Secretary.

     Our board does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                      WHERE YOU CAN FIND MORE INFORMATION


     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by us with the SEC (file number 0-24642) are incorporated by reference in this proxy statement and are deemed to be a part of this document:


      - Annual Report on Form 10-K for the fiscal year ended January 30, 1999;


      - Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
        1999;


      - Quarterly Report on Form 10-Q for the fiscal quarter ended July 31,
        1999;


      - Current Report on Form 8-K filed with the SEC on July 13, 1999;


      - Current Report on Form 8-K filed with the SEC on July 15, 1999; and


      - Proxy Statement dated June 7, 1999 for our Annual Meeting of
        Shareholders.


WE ARE ALSO INCORPORATING BY REFERENCE ADDITIONAL DOCUMENTS THAT WE FILE WITH THE SEC BETWEEN THE DATE OF THIS PROXY STATEMENT AND THE DATE OF THE SPECIAL MEETING.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement. We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Secretary, Corporate Express, Inc., 1 Environmental Way, Broomfield, Colorado 80021, telephone number: (303) 664-2000.


     No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the merger agreement or the merger, and, if given or made, such information or representations may not be relied upon as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in our affairs since the date hereof. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business and financial and other matters. Such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suit 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." Corporate Express common stock is listed on the Nasdaq National Market, and materials may also be inspected at its offices, 1735 K Street, N.W., Washington, D.C. 20006.


                                            By Order of the Board of Directors

                                            [Gary Jacobs Sig]
                                            Gary M. Jacobs

                                            Executive Vice President, Chief
                                            Financial Officer


                                            and Secretary


Broomfield, Colorado

September 27, 1999

                                                                        ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  BUHRMANN NV,

                         NORTH ACQUISITION CORPORATION,

                                      AND

                            CORPORATE EXPRESS, INC.

                                 JULY 13, 1999

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS......................................    1
ARTICLE II. MERGER TRANSACTIONS.............................    7
SECTION 2.1. The Merger.....................................    7
SECTION 2.2. The Closing....................................    8
SECTION 2.3. Actions at the Closing.........................    8
SECTION 2.4. Effect of Merger...............................    8
SECTION 2.5. Procedure for Payment..........................    9
SECTION 2.6. Closing of Transfer Records....................    9
SECTION 2.7. Withholding Rights.............................    9
SECTION 2.8. Use of Corporate Express Name and
  Headquarters..............................................   10
ARTICLE III.REPRESENTATIONS AND WARRANTIES OF THE COMPANY...   10
SECTION 3.1. Organization, Qualification, and Corporate
  Power.....................................................   10
SECTION 3.2. Capitalization.................................   10
SECTION 3.3. Authorization of Transaction...................   11
SECTION 3.4. Noncontravention...............................   11
SECTION 3.5. Filings with the SEC...........................   12
SECTION 3.6. Financial Statements...........................   12
SECTION 3.7. Compliance with Applicable Laws................   12
SECTION 3.8. Absence of Changes or Events...................   13
SECTION 3.9. Litigation.....................................   13
SECTION 3.10. Taxes.........................................   13
SECTION 3.11. Employee Benefits.............................   14
SECTION 3.12. Brokers' Fees.................................   16
SECTION 3.13. Disclosure....................................   16
SECTION 3.14. Employee Relations............................   16
SECTION 3.15. Intellectual Property.........................   16
SECTION 3.16. No Undisclosed Material Liabilities...........   17
SECTION 3.17. Customers And Suppliers.......................   17
SECTION 3.18. State Takeover Statutes.......................   17
SECTION 3.19. Voting Requirements...........................   17
SECTION 3.20. Year 2000 Compliance..........................   17
ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
           THE MERGER SUBSIDIARY............................   18
SECTION 4.1. Organization...................................   18
SECTION 4.2. Financing......................................   18
SECTION 4.3. Authorization Of Transaction...................   18
SECTION 4.4. Noncontravention...............................   18
SECTION 4.5. Litigation.....................................   19
SECTION 4.6. Disclosure.....................................   19
SECTION 4.7. No Prior Activities Of Merger Subsidiary.......   19
SECTION 4.8. Surviving Corporation After Merger.............   20
ARTICLE V. ADDITIONAL AGREEMENTS............................   20
SECTION 5.1. General........................................   20
SECTION 5.2. Sale of Negotiable Securities..................   20
SECTION 5.3. Dispositions...................................   20
SECTION 5.4. Delivery Systems Spinoff.......................   21
SECTION 5.5. NASDAQ Listing.................................   23
SECTION 5.6. Notices and Consents...........................   23
SECTION 5.7. Regulatory Matters and Approvals...............   23
SECTION 5.8. Fairness Opinions..............................   24

SECTION 5.9. Financing......................................   24
SECTION 5.10. Rights Agreement..............................   24
SECTION 5.11. Operation of Business.........................   24
SECTION 5.12.Full Access; Confidentiality Agreement;
             Solicitation of Employees......................   26
SECTION 5.13. Notice of Developments........................   26
SECTION 5.14. Exclusivity...................................   26
SECTION 5.15. Announcements.................................   27
SECTION 5.16. Insurance and Indemnification.................   27
SECTION 5.17. Company Stock Plans and Warrants..............   28
SECTION 5.18. Employee Benefits.............................   29
SECTION 5.19. Stay-Put Bonuses..............................   30
SECTION 5.20. Indentures and Change of Control Offers.......   30
SECTION 5.21. Transfer Tax..................................   30
ARTICLE VI. CONDITIONS TO OBLIGATION TO CLOSE...............   31
SECTION 6.1.Conditions to Obligation of the Buyer and the
            Merger Subsidiary...............................   31
SECTION 6.2. Conditions to Obligation of the Company........   32
ARTICLE VII. TERMINATION....................................   32
SECTION 7.1. Termination of Agreement.......................   32
SECTION 7.2. Effect of Termination..........................   33
ARTICLE VIII. MISCELLANEOUS.................................   34
SECTION 8.1. Survival.......................................   34
SECTION 8.2. No Third-Party Beneficiaries...................   34
SECTION 8.3. Entire Agreement...............................   34
SECTION 8.4. Succession and Assignment......................   34
SECTION 8.5. Counterparts...................................   34
SECTION 8.6. Headings.......................................   34
SECTION 8.7. Notices........................................   34
SECTION 8.8. Governing Law..................................   35
SECTION 8.9. Jurisdiction and Venue; Waiver of Jury Trial...   36
SECTION 8.10. Amendments and Waivers........................   36
SECTION 8.11. Severability..................................   37
SECTION 8.12. Expenses......................................   37
SECTION 8.13. Construction..................................   37
SECTION 8.14. Incorporation of Exhibits and Schedules.......   38

                          AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger, dated as of July 13, 1999 (the "Agreement"), by and among Buhrmann NV, a company organized under the laws of the Kingdom of The Netherlands (the "Buyer"), North Acquisition Corporation, a Colorado corporation and a wholly-owned Subsidiary of the Buyer (the "Merger Subsidiary"), and Corporate Express, Inc., a Colorado corporation (the "Company"). The Buyer, the Merger Subsidiary, and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the Supervisory and Executive Boards of the Buyer and the respective Boards of Directors of the Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein, pursuant to which the Buyer will acquire all of the outstanding capital stock of the Company for cash on the terms and conditions set forth herein;

     WHEREAS, this Agreement provides for the sale of the Delivery Systems Companies or the spinoff (through the Merger) of such companies at the Effective Time on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I.

                                  DEFINITIONS.

     "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole (excluding the Delivery Systems Companies and the Expedited Companies),
(ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (excluding the Delivery Systems Companies and the Expedited Companies), (iii) tender offer and/or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (excluding the Delivery Systems Companies and the Expedited Companies), or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole (excluding the Delivery Systems Companies and the Expedited Companies), other than the transactions contemplated by this Agreement, including the Merger, Delivery Systems Dispositions and the Expedited Dispositions.

     "Affected Employees" has the meaning set forth in Section 5.18(b).

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Applicable Laws" shall mean, with respect to a Person, any and all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and/or such Person's business, properties or assets.

     "Articles of Merger" has the meaning set forth in Section 2.3 below.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer Disclosure Schedule" has the meaning set forth in Article IV below.

     "Buyer Shareholder Approval" has the meaning set forth in Section 5.7(d).

     "Buyer Special Meeting" has the meaning set forth in Section 5.7(d).

     "Central Works Council Approval" shall mean the positive advice of the Central Works Council of the Buyer with regard to the Merger and the financing implications thereof.

     "Closing" has the meaning set forth in Section 2.2 below.

     "Closing Date" has the meaning set forth in Section 2.2 below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Colorado Business Corporation Act" means the Colorado Business Corporation Act, as amended.

     "Company" has the meaning set forth in the preface above.

     "Company Common Share" means any share of the Common Stock, $.0002 par value per share, of the Company.

     "Company Disclosure Schedule" has the meaning set forth in Article III below.

     "Company Intellectual Property" has the meaning set forth in Section
3.15(a).

     "Company Rights" has the meaning set forth in Section 3.2.

     "Company Rights Agreement" has the meaning set forth in Section 3.2.

     "Company SEC Reports" has the meaning set forth in Section 3.5 below.

     "Company Shareholder" means any Person who or which holds any Company Common Shares.

     "Company Shareholder Approval" means the affirmative vote of the holders of two-thirds of the outstanding Company Common Shares in favor of this Agreement and the Merger in accordance with the Colorado Business Corporation Act.

     "Company Special Meeting" has the meaning set forth in Section 5.7(c) below.

     "Company Stock Options" means stock options issued under the Company Stock Plans and summarized (as to number of options and exercise price) in a list made available by the Company to the Buyer.

     "Company Stock Plans" means any and all of the following: the Corporate Express, Inc. 1992 Stock Option Plan; the Amended and Restated 1992 Corporate Express, Inc. Stock Option Plan; the Corporate Express, Inc. 1994 Executive Stock Option Plan; the 1996 Corporate Express, Inc. Supplemental Stock Option Plan; the Corporate Express, Inc. 1994 Stock Option and Incentive Plan (as amended on March 1, 1996); the Corporate Express, Inc. 1996 Stock Option Plan for Outside Directors; the Corporate Express, Inc. Stock Option Plan for French Employees; the Corporate Express, Inc. Stock Option Plan for USD Optionholders; the Corporate Express, Inc. Stock Option Plan for United Transnet, Inc. Optionholders; the Distribution Resources Corporate Express, Inc. Stock Option Plan; the Stock Incentive Plan for Former Optionholders of Data Document Holdings, Inc.; the Non-Qualified Stock Option Agreement for Former Optionholder (John E. Bailey) of Data Document Holdings, Inc.; and the Computer Software Stock Option Plan.

     "Company Stock Purchase Plan" means the Corporate Express, Inc. 1994 Employee Stock Purchase Plan (as amended and restated on January 10, 1995).

     "Confidentiality Agreement" has the meaning set forth in Section 5.12(b).

     "Definitive Financing Agreements" has the meaning set forth in Section 5.9 below.

     "Definitive Proxy Materials" means the definitive proxy materials relating to the Company Special Meeting.

     "Delivery Systems Adjustment Amount" means the amount (whether positive or negative) by which the aggregate amount of cash dividends and distributions paid by, or, to the extent that they are forgiven on or prior to the Effective Time, intercompany advances or loans made by, the Delivery Systems Companies to the Company or to the Company's other Subsidiaries from the first day of the fiscal quarter beginning on May 2,

1999 until the Effective Time (including repayments or reductions in intercompany indebtedness owed by the Delivery Systems Companies) exceeds the aggregate amount of capital contributions and intercompany advances and loans made by the Company or its other Subsidiaries to the Delivery Systems Companies (and other payments made by the Company or its other Subsidiaries on behalf of or for the direct benefit of the Delivery Systems Companies) during such period.

     "Delivery Systems Companies" means Corporate Express Delivery Systems, Inc., a Delaware corporation; American Delivery System, Inc., a Michigan corporation; Corporate Express Distribution Services, Inc., a Michigan corporation; New Delaware Delivery, Inc., a Delaware corporation; Red Arrow Corporation, a Missouri corporation; RAC, Inc.; Red Arrow Spotting Services, Inc.; Red Arrow Trucking Co.; Red Arrow Warehousing, Co.; Rush Trucking, Inc.; Corporate Express Delivery Systems -- Intermountain, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Intermountain, Inc., a Delaware corporation; Corporate Express Delivery Systems -- Mid-Atlantic, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Mid-Atlantic, Inc., a Delaware corporation; Corporate Express Delivery Systems -- Mid-West, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Mid-West, Inc., a Delaware corporation; Corporate Express Delivery Systems -- New England, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- New England, Inc., a Delaware corporation; Corporate Express Delivery Systems -- Northeast, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Northeast, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Southeast, Inc., a Delaware corporation; Air Courier Dispatch of New Jersey, Inc., a Minnesota corporation; Sunbelt Courier, Inc., an Arkansas corporation; Tricor America, Inc., a California corporation; Corporate Express Delivery
Systems -- Southwest, Inc., a Delaware corporation; Corporate Express Delivery Leasing -- Southwest, Inc., a Delaware corporation; Corporate Express Delivery Systems -- West Coast, Inc., a Delaware corporation; Corporate Express Delivery Systems A.1 Division, Inc.; Corporate Express Delivery Leasing -- West Coast, Inc., a Delaware corporation; Midnite Express International Couriers Limited; Midnite Express International Courier, Inc.; Midnite Express International (Australia) Pty. Limited; Corporate Express Delivery Systems -- A.V. Division, Inc.; Corporate Express Delivery Administration, Inc., a Nevada corporation; Corporate Express Delivery Management Business Trust, a Delaware Business Trust; USDS Canada, Ltd.; 3152740 Canada, Inc.; and Swift Messenger Service Canada, Ltd. The Delivery Systems Companies do not include the Expedited Companies.

     "Delivery Systems Dispositions" means the consummation of the sale of the stock or assets of the Delivery Systems Companies, in one or more transactions, to a Person or Persons other than the Company, its other Subsidiaries or the Buyer.

     "Delivery Systems Losses" has the meaning set forth in Section 5.3(g).

     "Delivery Systems Proceeds" means the sum of (a) the aggregate Proceeds from all Delivery Systems Dispositions and (b) the Delivery Systems Adjustment Amount (if the Delivery Systems Dispositions shall have occurred).

     "Delivery Systems Spinoff" has the meaning set forth in Section 5.4(a).

     "Disposition Proceeds" means an aggregate amount equal to: (a) the Delivery Systems Proceeds, if any, (b) the Expedited Proceeds, (c) the Negotiable Securities Proceeds and (d) the Final Adjustment Amount.

     "Dissenting Share" means any Company Common Share as to which any Company Shareholder has properly exercised his or its appraisal rights under the Colorado Business Corporation Act.

     "Effective Time" has the meaning set forth in Section 2.4(a) below.

     "Employee Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, agreements, contracts or arrangements providing benefits and/or compensation and/or the deferral thereof, whether or not subject to ERISA, including executive compensation and directors' benefit plans, and payroll practices which the Company, any of its Subsidiaries or any ERISA Affiliate of the Company maintains, contributes to or has any obligation to or liability for (but excluding individual employment and severance agreements, collective bargaining agreements and any

"multiemployer plans" (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries contributes or is required to contribute thereunder, and plans providing for fringe benefits, tuition reimbursement, credit union benefits, employee assistance or other similar non-material benefits).

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices, investigations, notices of noncompliance or violation or proceedings under any Environmental Law or any permit issued under any Environmental Law (for purposes of this definition, "Claims"), including (A) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all written Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Laws" shall mean any and all applicable federal, state, local or foreign statutes, common law, ordinances, rules, regulations, Permits, judgments, orders, decrees, injunctions or other legally binding authorizations, relating to pollution or protection of the environment, health or safety, including: (a) releases as defined in 42 U.S.C. Section 9601(22) ("Releases") or threatened Releases of Hazardous Material into the environment; or (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

     "ERISA Affiliate" means, with respect to a Person, any other Person that, together with such Person, as of the relevant measuring date, is or was required to be treated as a single employer under Section 414 of the Code.

     "EU Competition Laws" has the meaning set forth in Section 3.4.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expedited Adjustment Amount" means the amount (whether positive or negative) by which the aggregate amount of cash dividends and distributions paid by, or, to the extent that they are forgiven on or prior to the Effective Time, intercompany advances or loans made by, the Expedited Companies to the Company or to the Company's other Subsidiaries from the first day of the fiscal quarter beginning on May 2, 1999 until the Effective Time (including repayments or reductions in intercompany indebtedness owed by the Expedited Companies) exceeds the aggregate amount of capital contributions and intercompany advances and loans made by the Company or its other Subsidiaries to the Expedited Companies (and other payments made by the Company or its other Subsidiaries on behalf of or for the direct benefit of the Expedited Companies) during such period.

     "Expedited Companies" means Corporate Express Delivery
Systems -- Expedited, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company, and Corporate Express Delivery Leasing -- Expedited, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company.

     "Expedited Dispositions" means the consummation of the sale of the stock or assets of the Expedited Companies, in one or more transactions, to a Person or Persons other than the Company, the Company's other Subsidiaries or the Buyer, including any sale, liquidation or collection of receivables generated by the Expedited Companies that is part of or related to such sale.

     "Expedited Proceeds" means the sum of (a) the aggregate Proceeds from the Expedited Dispositions and (b) the Expedited Adjustment Amount (if the Expedited Dispositions shall have occurred).

     "Fairness Opinions" has the meaning set forth in Section 5.8 below.

     "Final Adjustment Amount" means the amount (whether positive or negative) by which (a) the sum of (i) the Forms Sale Final Adjustment and (ii) the Sofco Final Adjustment exceeds (b) $3,351,270.

     "Financing Commitments" has the meaning set forth in Section 4.2 below.

     "Forms Sale Proceeds" means the Proceeds received by the Company from the sale of certain assets constituting its forms businesses pursuant to the Asset Purchase Agreement between Global Docugraphix Inc. and CEX Holdings, Inc., dated as of May 28, 1999.

     "Forms Sale Final Adjustment" means the amount (whether positive or negative) by which the Forms Sale Proceeds exceeds $9,362,000.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authority" shall mean any federal, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, gas; and (B) hazardous substances (as defined in 42 U.S.C. Section 9601(14)).

     "Indemnitees" has the meaning set forth in Section 5.16(c).

     "Material Adverse Effect," with respect to any Person, means any material adverse effect on the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding effects attributable directly and predominantly to the announcement of this Agreement, including the loss of employees, customers, orders, products or suppliers; provided, that with respect to the Company, such determination shall be made after giving effect to the Expedited Dispositions (to the extent consummated) and the Delivery Systems Dispositions or Delivery Systems Spinoff.

     "Merger" has the meaning set forth in Section 2.1 below.

     "Merger Consideration" has the meaning set forth in Section 2.4(e) below.

     "Merger Subsidiary" has the meaning set forth in the preface above.

     "NMS" shall mean the Nasdaq National Market.

     "Negotiable Securities" has the meaning set forth in Section 5.2.

     "Negotiable Securities Proceeds" means the aggregate cash proceeds received by the Company from the sale of the Negotiable Securities from the date hereof to the Effective Time, net of out-of-pocket fees and expenses paid to third parties.

     "Non-U.S. Plans" has the meaning set forth in Section 3.11(h).

     "Option Termination Adjustment Amount" means (a) $10.0 million plus (b) the amount by which the aggregate cash portion of the Merger Consideration that would be payable upon the exercise of all Company Stock Options or Warrants existing on the date hereof that are terminated or cancelled prior to the Effective Time (other than under Section 5.17(a) or 5.17(c)) exceeds the aggregate exercise price of all such terminated or cancelled Company Stock Options or Warrants.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preface above.

     "Paying Agent" has the meaning set forth in Section 2.5(a) below.

     "Payment Fund" has the meaning set forth in Section 2.5(a) below.

     "Per Share Adjustment Amount" means:

          (a) the amount, if any, by which (i) the Disposition Proceeds exceeds
     (ii) $70.0 million (or $20.0 million if the Delivery Systems Spinoff is elected under Section 5.4); or

          (b) provided that the Delivery Systems Spinoff is not elected, the negative of the amount, if any, by which (i) $50.0 million exceeds (ii) the Disposition Proceeds;

in either case divided by the Total Number of Company Common Shares Outstanding.

     "Permits" shall mean any and all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws.

     "Permitted Cash Investments" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $100.0 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than twelve months from the date of acquisition; and (c) repurchase agreements with a bank or trust company having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which the Surviving Corporation will have a perfected first priority security interest (subject to no other liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Proceeds" means the aggregate proceeds received by the Company or any of its Subsidiaries in respect of any of the Delivery Systems Dispositions, the Expedited Dispositions, the Sofco Disposition or the assets described in the definition of Forms Sale Proceeds (including the fair market value of any non-cash consideration received in any such sale as determined by the Buyer in its sole discretion), including the aggregate proceeds received from any sales, liquidations or collections of receivables generated in connection with such sale or dispositions, net of out-of-pocket fees and expenses paid to third parties.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Sofco" means Sofco Inc., a New York corporation and an indirect wholly-owned subsidiary of the Company.

     "Sofco Adjustment Amount" means the amount (whether positive or negative) by which the aggregate amount of cash dividends and distributions paid by, or, to the extent that they are forgiven on or prior to the Effective Time, intercompany advances or loans made by, Sofco to the Company or to the Company's other Subsidiaries from the first day of the fiscal quarter beginning on May 2, 1999 until the Effective Time (including repayments or reductions in intercompany indebtedness owed by Sofco) exceeds the aggregate amount of capital contributions and intercompany advances and loans made by the Company or its other

Subsidiaries to Sofco (and other payments made by the Company or its other Subsidiaries on behalf of or for the benefit of Sofco) during such period.

     "Sofco Disposition" means the consummation of the sale of U.S. Food Service stock received under the Stock Purchase Agreement dated as of May 27, 1999 between U.S. Food Service and CEX Holdings, Inc.

     "Sofco Final Adjustment" means the amount (whether positive or negative) by which the Sofco Proceeds exceeds $57,286,730.

     "Sofco Proceeds" means the sum of (a) the aggregate Proceeds from the Sofco Disposition and (b) the Sofco Adjustment Amount.

     "Spinoff Securities" has the meaning set forth in Section 5.4(a).

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to elect a majority of the directors.

     "Superior Proposal" means any bona fide Acquisition Proposal for or in respect of all of the outstanding Company Common Shares, Company Stock Options and Warrants on terms that the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, financing commitments and conditions to consummation) are more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.1 below.

     "S-4 Registration Statement" has the meaning set forth in Section 5.7(b).

     "Tax Returns" has the meaning set forth in Section 3.10(a).

     "Taxes" has the meaning set forth in Section 3.10(a).

     "Total Number of Company Common Shares Outstanding" means 104,889,575 shares plus (i) any additional Company Common Shares issued in accordance with
Section 5.11 after the date hereof and prior to the Effective Time and (ii) the number of Company Common Shares issuable upon exercise of Company Stock Options and Warrants outstanding immediately prior to the Effective Time that have a per share exercise price less than the cash portion of the Merger Consideration.

     "Transition Services Agreement" has the meaning set forth in Section 5.4(c)(iv).

     "WARN" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., and the rules and regulations promulgated thereunder.

     "Warrants" means (a) the outstanding warrants to purchase 562,500 Company Common Shares at an exercise price of $4.89 per share that expire on January 31, 2002, (b) the outstanding warrants to purchase 19,500 Company Common Shares at an exercise price of $9.44 per share that expire on February 28, 2005 and (c) the outstanding warrants to purchase 49,839 Company Common Shares at an exercise price of $.01 that expire on July 15, 2002.

                                  ARTICLE II.

                              MERGER TRANSACTIONS.

SECTION 2.1. The Merger.

     On and subject to the terms and conditions of this Agreement, the Merger Subsidiary will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation") and the separate corporate existence of the Merger Subsidiary shall cease.

SECTION 2.2. The Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location to be determined in New York, New York, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

SECTION 2.3. Actions at the Closing.

     At the Closing, (i) the Company will deliver to the Buyer and the Merger Subsidiary the various certificates, instruments, and documents referred to in
Section 6.1 below, (ii) the Buyer and the Merger Subsidiary will deliver to the Company the various certificates, instruments, and documents referred to in
Section 6.2 below, (iii) the Company and the Merger Subsidiary will file with the Secretary of State of the State of Colorado Articles of Merger in form satisfactory to the Parties (the "Articles of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Article II.

SECTION 2.4. Effect of Merger.

     (a) General. The Merger shall become effective at the time (the "Effective Time") the Company and the Merger Subsidiary file the Articles of Merger with the Secretary of State of the State of Colorado. The Merger shall have the effect set forth in the Colorado Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

     (b) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Merger Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (c) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Merger Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

     (d) Directors and Officers. The directors of the Merger Subsidiary and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

     (e) Conversion of Company Common Shares. At and as of the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

          (i) the sum in cash of $9.70 (or $9.20 if the Company elects, or if the Buyer causes the Company to elect, the Delivery Systems Spinoff pursuant to Section 5.4) and the Per Share Adjustment Amount (whether positive or negative); and

          (ii) if the Company elects (or if the Buyer causes the Company to elect) the Delivery Systems Spinoff pursuant to Section 5.4, a number of Spinoff Securities equal to the total number of Spinoff Securities to be distributed in the Delivery Systems Spinoff divided by the Total Number of Company Common Shares Outstanding (the cash consideration payable pursuant to subsection (i) and the Spinoff Securities issuable pursuant to subsection (ii) collectively referred to as the "Merger Consideration").

     (f) Certain Adjustments. If, subject to Section 5.11, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Time, the Merger Consideration shall be correspondingly adjusted. No Company Common Share shall be deemed to be outstanding or to have any rights other than those set forth above in Section 2.4(e) and this Section 2.4(f) after the Effective Time. At and as of the Effective Time, each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Colorado Business Corporation Act.

     (g) Conversion of Capital Stock of the Merger Subsidiary. At and as of the Effective Time, each share of Common Stock, $.01 par value per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one share of Common Stock, $.01 par value per share, of the Surviving Corporation.

     (h) Treatment of Company Stock Options and Warrants. The Company Stock Options and the Warrants will receive the treatment set forth in Section 5.17.

SECTION 2.5. Procedure for Payment.

     (a) Immediately after the Effective Time, (A) the Buyer will cause the Surviving Corporation to furnish to a bank or trust company selected by the Buyer and approved prior to the Effective Time by the Company, which approval shall not be withheld unreasonably (the "Paying Agent"), a fund (the "Payment Fund") consisting of cash and, if applicable, Spinoff Securities, sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration, (B) the Buyer will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Common Shares for the holder to use in surrendering the certificates which represented his or its Company Common Shares against payment of the Merger Consideration and (C) the Buyer shall cause the Paying Agent to pay and issue the Merger Consideration to the holders of outstanding Company Common Shares entitled thereto. No interest will accrue or be paid to the holder of any outstanding Company Common Shares.

     (b) The Buyer may cause the Paying Agent to invest the cash included in the Payment Fund in Permitted Cash Investments. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

     (c) The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining one year after the Effective Time, and thereafter all former shareholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

     (d) The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

SECTION 2.6. Closing of Transfer Records.

     After the close of business on the Closing Date, transfers of Company Common Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

SECTION 2.7. Withholding Rights.

     The Buyer, the Merger Subsidiary, the Company, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Stock Options, Warrants or 4 1/2% Convertible Notes due 2000 of the Company such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

SECTION 2.8. Use of Corporate Express Name and Headquarters.

     Following the Merger, the Company will operate its North American operations for the foreseeable future using the Corporate Express name. In addition, the Company will continue to operate its North American operations for the foreseeable future out of the Company's headquarters in Broomfield, Colorado.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer and the Merger Subsidiary that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement (the "Company Disclosure Schedule"). The representations and warranties contained in this Article III apply only to the Company and its Subsidiaries other than the Delivery Systems Companies and the Expedited Companies (and not including the agreements relating to the sale thereof). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

SECTION 3.1. Organization, Qualification, and Corporate Power.

     Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the property owned, leased or operated by it or in which the nature of the business conducted by it requires such qualification, except where the lack of such qualification or license would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has, prior to the date of this Agreement, delivered to the Buyer complete and correct copies of the Articles of Incorporation and Bylaws of the Company.

SECTION 3.2. Capitalization.

     The entire authorized capital stock of the Company consists of (i) 300,000,000 Company Common Shares, of which 104,889,575 Company Common Shares are issued and outstanding and 39,635,681 Company Common Shares are held in treasury as of the date hereof, (ii) 3,000,000 shares of non-voting common stock, par value $.0002 per share, of which no shares are issued and outstanding, and (iii) 25,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding. Except for (v) rights to purchase Company Common Shares under the Company Stock Purchase Plan, (w) the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of January 29, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Company Rights Agreement"), (x) the Company Stock Options, (y) the Warrants and (z) the 4 1/2% Convertible Notes due 2000 of the Company, there are no outstanding or authorized options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding or to redeem or transfer any of its capital stock. Neither the Company nor any of its Subsidiaries has authorized or issued and outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or to convert or exchange such bonds, debentures, notes or other indebtedness into securities the holders of which have the right to vote) with the shareholders of such Person on any matter, other than the Company Common Shares which may be issued upon conversion of the 4 1/2% Convertible Notes due 2000 of the Company. All issued and outstanding Company Common Shares have been duly authorized and are validly issued and fully paid and nonassessable and are not subject to preemptive rights.

SECTION 3.3. Authorization of Transaction.

     The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that the Company cannot consummate the Merger unless and until it receives the Company Shareholder Approval. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Company's Board of Directors, and, except for the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Buyer and Merger Subsidiary and is enforceable against Buyer and Merger Subsidiary in accordance with its terms, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

SECTION 3.4. Noncontravention.

     Assuming (i) the filings required under the Hart-Scott-Rodino Act are made and the waiting period thereunder has been terminated or has expired, (ii) the applicable requirements of the NMS have been met, (iii) the prior notification and reporting requirements of the European Community pursuant to Council Regulation 4064/89, as amended (the "EU Competition Laws"), as well as any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are complied with or made and the waiting period thereunder has been terminated or has expired and the necessary approvals, if any, have been obtained, (iv) the requirements of the Securities Act relating to the S-4 Registration Statement and the requirements of the Exchange Act relating to the proxy statement required in connection with the Company Special Meeting have been met, (v) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the Colorado Business Corporation Act, are made and (vi) the Company Shareholder Approval has been obtained in accordance with the Colorado Business Corporation Act, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (A) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws; (B) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing by the Company or any of its Subsidiaries with, or the obtaining by the Company or any of its Subsidiaries of any permit, consent or approval of, or the giving of any notice by the Company or any of its Subsidiaries to, any governmental or regulatory body, agency or authority; or (D) result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Security Interest upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound (other than the actions taken with respect to the Company Stock Options and the Warrants pursuant to Section 5.17), except in all such cases where the violation, breach, default or failure to file would not reasonably be expected to have a Material Adverse Effect on the Company or would not impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 3.5. Filings with the SEC.

     The Company and its Subsidiaries have timely filed all forms, reports, schedules, statements, registration statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, statements, registration statements and other documents filed with the SEC by the Company and its Subsidiaries have complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Buyer true and complete copies of all forms, reports, schedules, statements, registration statements and other filings filed by the Company and its Subsidiaries with the SEC since January 1, 1997 (such forms, reports, schedules, statements, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Company SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date hereof the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.6. Financial Statements.

     Each of the consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter ended May 1, 1999, as of the end of the fiscal year ended January 30, 1999, as of the end of the eleven months ended January 31, 1998 and as of the end of the fiscal year ended March 1, 1997 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the fiscal quarter ended May 1, 1999, for the fiscal year ended January 30, 1999, for the eleven months ended January 31, 1998 and for the fiscal year ended March 1, 1997 contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto and except that the interim financial statements lack footnotes and are subject to year-end audit adjustments) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended.

SECTION 3.7. Compliance with Applicable Laws.

     (a) Except as disclosed in the Company SEC Reports, since June 1, 1996, the Company and its Subsidiaries have been in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

     (b) Each of the Company and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

     (c) Each of the Company and its Subsidiaries is, and has been, to the best knowledge of the Company, each entity formerly owned by the Company's Subsidiaries, while so owned, was in compliance in all respects with all applicable Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (d) Except as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) Hazardous Materials have not been released or disposed of by the Company or its Subsidiaries, or to the best knowledge of the Company, by any other Person, on any property currently or formerly owned, operated or leased by the Company and its Subsidiaries and no Hazardous Materials released by the Company or its Subsidiaries or to the best knowledge of the Company, by any other Person, have migrated to or have been transmitted to any property adjoining or adjacent to any such property, (ii) the Company and each of its Subsidiaries have obtained all Permits and are in substantial compliance with all Environmental Laws and the requirements of any Permits and all such Permits are in full force and effect, (iii) there are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries or any of their properties or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law and (iv) there are no facts or circumstances, conditions or occurrences regarding any of the properties owned or leased by the Company or its Subsidiaries to cause such properties to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

SECTION 3.8. Absence of Changes or Events.

     Except as disclosed in the Company SEC Reports and except for the Expedited Dispositions, the Sofco Disposition, the sale of the forms business described in the definition of Forms Sale Proceeds, the Delivery Services Dispositions and the Delivery Services Spinoff and the other transactions contemplated by this Agreement, (a) since January 30, 1999, there has not been any change or occurrence which resulted in or is reasonably expected to have a Material Adverse Effect on the Company, and (b) since January 30, 1999, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (ii) any split, combination or reclassification of any of the capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of the Company, (iii) any damage, destruction or loss that has had or could be reasonably expected to have a Material Adverse Effect on the Company, or (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

SECTION 3.9. Litigation.

     Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of the Company any investigation or review by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a Material Adverse Effect on the Company.

SECTION 3.10. Taxes.

     (a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities (taking into account extensions) all material federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("Tax Returns") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. Such Tax Returns were correct and complete in all material respects. "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

     (b) Payment of Taxes. The Company and its Subsidiaries have timely and in the manner prescribed by law paid all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been made on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

     (c) Other Tax Matters.

     (i) The Company and each of its Subsidiaries have not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality with respect to any taxable period for which the statute of limitations has not expired, nor has the Company or any of its Subsidiaries received any written notices with respect to such taxable periods from any tax authority, relating to any issue which could materially affect the Tax liability of the Company or any of its Subsidiaries that has not been resolved or paid in full.

     (ii) The Company has provided or made available to Buyer complete and accurate copies of (A) all federal income Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries covering all years ending on or after February 28, 1995 and all state income or franchise Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries, covering all taxable years ending on or after January 31, 1998,
(B) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries, (C) any written and legally binding agreement with a taxing authority relating to Taxes entered into by the Company or any of its Subsidiaries that would have a continuing effect after the Closing Date and (D) any written ruling of a taxing authority relating to Taxes received by the Company or any of its Subsidiaries that would have a continuing effect after the Closing Date.

     (iii) All material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

     (iv) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any Subsidiary, or any predecessor or Affiliate of any of them and any other party under which Buyer, or the Company (or any of its Subsidiaries) could be liable for any material Taxes or other material claims of any party other than the Company or any Subsidiary of the Company.

     (v) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service or other taxing authority has not initiated or proposed any such adjustment or change in accounting method.

     (vi) Neither the Company nor any of its Subsidiaries: (A) has requested any extensions of time within which to file Tax Returns, which Tax Returns have not since been filed, (B) has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries which statute of limitations has not expired or (C) is contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency.

     (vii) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company as a consenting corporation as defined in Section 341 of the Code.

     (viii) No amount payable under any Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for Federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code or will fail to be deductible under the Applicable Laws of any non-U.S. jurisdiction.

     (ix) To the best knowledge of the Company, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, no foreign person owns or has owned beneficially Company Stock Options, Warrants or 4 1/2% Convertible Notes due 2000 of the Company having a fair market value greater than five percent of the total fair market value of the Company Common Shares measured at the time of such ownership.

SECTION 3.11. Employee Benefits.

     (a) The Company has made available to the Buyer a true and complete list as of the date of this Agreement of all Employee Benefit Plans currently maintained by the Company or any of its Subsidiaries for
                                      A-14
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the benefit of any current or former employee, director, officer, consultant or agent of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes, has any obligation to contribute, has any liability or is a party, except for Employee Benefit Plans with respect to employees outside the United States. The Company has also made available to Buyer true and complete copies of (i) all employment agreements providing for annual base compensation in excess of $125,000, (ii) all agreements or arrangements, payments under which may fail to be deductible for Federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code, and (iii) all other agreements providing for bonus, incentive compensation, change in control, retention or severance benefits to any current or former employee, officer, director, consultant or agent that would be triggered or payable, in whole or in part, by the transactions under this Agreement and that would materially exceed the benefits under the Corporate Express Severance Policy, dated December 1, 1998 (assuming that the recipient of such payment would receive a payment under the Corporate Express Severance Policy), except in the case of each of (i), (ii) and (iii), individual employment agreements with employees who are employed outside of the United States.

     (b) Each Employee Benefit Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service and, to the best knowledge of the Company and its Subsidiaries, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

     (c) All material contributions and other payments required to be made by the Company or any of its Subsidiaries to any Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the financial statements contained in the Company SEC Reports.

     (d) Each Employee Benefit Plan is in compliance with all Applicable Laws (including ERISA and the Code) and all applicable collective bargaining or labor agreements and has been administered and operated in accordance with its terms, except where the failure to comply would not result in a Material Adverse Effect on the Company.

     (e) None of the Company, any of its Subsidiaries, or any ERISA Affiliate has incurred any liability to an Employee Benefit Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of the Company or any of its Subsidiaries that has not been fully paid.

     (f) None of the Company, any of its Subsidiaries nor any ERISA Affiliate
(i) has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA); or (ii) would be subject to any withdrawal liability if, as of the close of the most recent fiscal year of any such plan ended prior to the date hereof the Company, any of its Subsidiaries or any ERISA Affiliate were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such plan, except where such liability would not, or would not reasonably be expected to, result in a Material Adverse Effect on the Company.

     (g) Except as specifically set forth in this Agreement, no employee, director, officer, consultant or agent of the Company or any of its Subsidiaries shall be entitled to any additional benefit or any acceleration of the time of payment or vesting of any benefit under any Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement.

     (h) With respect to any Employee Benefit Plan maintained outside the United States for the purpose of providing or otherwise making available retirement benefits to employees of the Company or any of its Subsidiaries (collectively, the "Non-U.S Plans"), each of the following is true:

          (A) each Non-U.S. Plan is in compliance in all material respects with the laws and regulations applicable to such plan except where the failure to comply would not result in a Material Adverse Effect on the Company;

          (B) each Non-U.S Plan and related funding arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate government authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status; and

          (C) as of the most recent valuation date, there are no material unfunded benefit liabilities.

SECTION 3.12. Brokers' Fees.

     None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 3.13. Disclosure.

     The Definitive Proxy Materials will comply with the Exchange Act in all material respects. The Definitive Proxy Materials will not, as of the date they are mailed to shareholders and as of the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Buyer and the Merger Subsidiary will supply specifically for use in the Definitive Proxy Materials. If the Company elects (or if Buyer causes the Company to elect) a Delivery Systems Spinoff, the S-4 Registration Statement (that will include the Definitive Proxy Materials) will comply with the Securities Act in all material respects. The S-4 Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

     None of the information that the Company will supply specifically for use in any offering memorandum used by Buyer will, as of the time such offering memoranda are mailed to investors and as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

SECTION 3.14. Employee Relations.

     Except as would not have or be reasonably expected to have a Material Adverse Effect on the Company:

          (a) each of the Company and its Subsidiaries is in compliance with all federal, foreign, state or other Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not and is not engaged in any unfair labor practice;

          (b) no unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law;

          (c) there is no labor strike, slowdown, stoppage or dispute pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries; and

          (d) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened, against the Company or any of its Subsidiaries with respect to any of the foregoing.

SECTION 3.15. Intellectual Property.

     (a) The Company owns or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, internet domain names, net lists, schematics, technology, trade secrets, source codes, know-how, computer software programs or applications including all object and source codes and tangible or intangible proprietary information or material used in and material to the business of the Company and any of its Subsidiaries as currently conducted (the "Company

Intellectual Property"), except where the failure to so own or license would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of or lose any rights pursuant to, any license or agreement, except as would not have a Material Adverse Effect on the Company.

     (b) No claims with respect to the Company Intellectual Property are pending or, to the best knowledge of the Company, threatened by any Person (i) that the manufacture, sale or use of any product or process as now used or offered for use or sale by the Company or any of its Subsidiaries infringes on any copyright, trade secret, patent or other intellectual property right of any Person, or (ii) challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries. To the best knowledge of the Company, all issued patents, all registered trademarks and service marks and all copyrights owned by the Company or any of its Subsidiaries are valid, enforceable and subsisting. To the best knowledge of the Company, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third Person, including any employee or former employee.

     (c) No Company Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by the Company or any of its Subsidiaries.

SECTION 3.16. No Undisclosed Material Liabilities.

     There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed or provided for in Company SEC Reports, including the notes to the financial statements included therein; (b) liabilities which in the aggregate would not have a Material Adverse Effect on the Company; and (c) liabilities under this Agreement.

SECTION 3.17. Customers and Suppliers.

     To the best knowledge of the Company, the Company has not received a notice of default, cancellation, termination or material reduction (or written threat of default, cancellation, termination or material reduction) of its contractual relationship with any of its customers, suppliers, distributors or sales representatives, the loss or reduction of such contractual relationship, when aggregated with all contracts and relationships that the Company has entered into as replacements or substitutes therefor, would result in a Material Adverse Effect on the Company.

SECTION 3.18. State Takeover Statutes.

     No takeover statute or similar statute or regulation of any state of the United States of America is applicable to the Merger or this Agreement.

SECTION 3.19. Voting Requirements.

     Under the Colorado Business Corporation Act, the affirmative vote of holders of two-thirds of the outstanding Company Common Shares is required to approve the Merger.

SECTION 3.20. Year 2000 Compliance.

     To the Company's knowledge, all hardware, software, databases and systems (including, without limitation, embedded control systems, management information systems and microprocessor controlled, robotic or other device systems) used in or necessary to the operation of the business of the Company and its Subsidiaries are, or as a result of ongoing remediation efforts will be, prior to October 31, 1999, able to process records containing dates after January 1, 2000 and able without error or malfunction to operate and process data through and following January 1, 2000, except to the extent that any such errors or malfunctions will not result in a Material Adverse Effect on the Company.

                                  ARTICLE IV.

     REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUBSIDIARY

     Each of the Buyer and the Merger Subsidiary represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedule accompanying this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV.

SECTION 4.1. Organization.

     Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

SECTION 4.2. Financing.

     The Buyer presently has, and as of the Closing Date will have, cash resources or binding written commitments from responsible financial institutions (the "Financing Commitments") or a combination thereof adequate to allow the Buyer and the Merger Subsidiary to consummate the Merger and the transactions contemplated hereby on a timely basis and fund the working capital needs of the Surviving Corporation and its Subsidiaries after the Closing. The Buyer has provided true and correct copies of the Financing Commitments to the Company. None of the Financing Commitments has been withdrawn and the Buyer and Merger Subsidiary do not know of any facts or circumstances existing on the date hereof that would result in any of the conditions contained in the Financing Commitments not being satisfied.

SECTION 4.3. Authorization of Transaction.

     Each of the Buyer and the Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that the Buyer and the Merger Subsidiary cannot consummate the Merger unless and until it receives the Buyer Shareholder Approval and the Central Works Council Approval. The execution, delivery and performance of this Agreement by the Buyer and the Merger Subsidiary, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized and approved by the Supervisory and Executive Boards of the Buyer and the Board of Directors of the Merger Subsidiary, and, except for the Buyer Shareholder Approval and the Central Works Council Approval, no other corporate action on the part of the Buyer or the Merger Subsidiary is necessary to authorize the execution, delivery and performance of this Agreement by the Buyer or the Merger Subsidiary and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and the Merger Subsidiary and, assuming that this Agreement is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, is a valid and binding obligation of the Buyer and the Merger Subsidiary enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally.

SECTION 4.4. Noncontravention.

     Assuming (i) the filings required under the Hart-Scott-Rodino Act are made and the waiting period thereunder has been terminated or has expired, (ii) the prior notification and reporting requirements of the EU Competition Laws as well as any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are complied with or made and the waiting period thereunder has been terminated or has expired and the necessary approvals, if any, have been obtained, (iii) the Central Works Council Approval has been obtained, (iv) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the Colorado Business Corporation Act, are made and (v) the Buyer

Shareholder Approval has been obtained, the execution and delivery of this Agreement by the Buyer and the Merger Subsidiary and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated hereby will not: (A) violate any provision of the corporate charter or the bylaws or other organizational documents of the Buyer and the Merger Subsidiary; (B) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Buyer or the Merger Subsidiary or any of the Buyer's Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing by the Buyer or any of its Subsidiaries with, or the obtaining by the Buyer or any of its Subsidiaries of any permit, consent or approval of, or the giving of any notice by the Buyer or any of its Subsidiaries to, any governmental or regulatory body, agency or authority; or (D) result in a violation or breach of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, except in all such cases where the violation, breach, default or failure to file would not impair or materially delay the ability of the Buyer and the Merger Subsidiary to consummate the transactions under this Agreement.

SECTION 4.5. Litigation.

     There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer threatened against or affecting, Buyer, Merger Subsidiary or any of Buyer's Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to impair or materially delay the ability of the Buyer and the Merger Subsidiary to consummate the transactions under this Agreement.

SECTION 4.6. Disclosure.

     None of the information that the Buyer and the Merger Subsidiary will supply specifically for use in the Definitive Proxy Materials will, as of the time the Definitive Proxy Materials are mailed to shareholders and as of the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. If at any time prior to the Company Special Meeting, any event shall occur that shall render the information previously supplied by the Buyer and the Merger Subsidiary to the Company inaccurate in any material respect, the Buyer and the Merger Subsidiary shall immediately notify the Company of such event and shall assist the Company in preparing any amendment or supplement to the Definitive Proxy Material that may be necessary to correct such inaccuracy.

     Any proxy or other disclosure document mailed to shareholders of the Buyer in connection with obtaining the Buyer Shareholder Approval will comply in all material respects with the requirements of Dutch law and the Amsterdam Stock Exchange; provided, however, that the Buyer and the Merger Subsidiary make no representation or warranty with respect to any information that the Company will supply specifically for use in such proxy or other disclosure document.

     Any offering memorandum or other disclosure document used in connection with the financing by Buyer of the transactions contemplated by this Agreement will not, as of their respective dates and as of the effective dates of the closing of the financing, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer and the Merger Subsidiary makes no representation or warranty with respect to any information that the Company will supply specifically for use in such offering memorandum.

SECTION 4.7. No Prior Activities of Merger Subsidiary.

     The Merger Subsidiary has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation and organization or with the negotiation of this Agreement and the transactions contemplated hereby. The Merger Subsidiary has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, or is subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

SECTION 4.8. Surviving Corporation After Merger.

     At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and after giving effect to the financing for the Merger and the use of proceeds therefrom, the Surviving Corporation will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the present saleable value of its assets will be less than the amount required to pay its debts as they become due), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     The Parties agree as follows with respect to the period from and after the execution of this Agreement.

SECTION 5.1. General.

     Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below). The Company will cooperate and assist in the financings contemplated by the Financing Commitments (and any replacements or refinancings thereof), including by assisting in due diligence and preparation of documentation, providing necessary financial statements and causing its auditors to cooperate in the preparation of financial statements and comfort letters, with adequate notice, having appropriate senior officers available for road shows and executing required documentation and in any tender offer and/or consent solicitation in connection with the Company's existing debt securities, including by entering into customary dealer manager agreements and executing appropriate supplemental indentures.

SECTION 5.2. Sale of Negotiable Securities.

     The Company will use its reasonable best efforts to consummate the sale of the 555,000 shares of a public company previously identified to Buyer (the "Negotiable Securities") on or prior to the Effective Date on terms and conditions that the Company believes are reasonable. The Company will, on a timely basis, provide Buyer with all agreements and other documents relating to the sale of the Negotiable Securities. The Company will utilize all of the net proceeds to repay indebtedness under the Company's existing credit facility.

SECTION 5.3. Dispositions.

     The Company has applied or will apply the Sofco Proceeds and the Forms Sale Proceeds to repay indebtedness under the Company's existing credit facility. The Company will use its reasonable best efforts to consummate the Delivery Systems Dispositions and the Expedited Dispositions before the Effective Time. The Company will promptly provide Buyer with all agreements and other documents relating to the Delivery Systems Dispositions and the Expedited Dispositions (including all drafts thereof). The Delivery Systems Disposition and Expedited Dispositions will comply with the following limitations unless the Buyer consents to any variation therefrom:

          (a) Without the consent of the Buyer, the Company will not sell the rights to the name "Corporate Express" or any variation thereof in connection with the Delivery Systems Dispositions or the Expedited Dispositions; provided, however, that in connection with such dispositions, the Company may license the use by the purchaser of such businesses of the Corporate Express name for a transition period not to exceed 12 months without the further consent of the Company; and provided further, that the purchaser of such assets will not be required to remove the name Corporate Express that is permanently affixed to motor vehicles or buildings for a period of 36 months following such disposition;

          (b) To the extent that any of the Delivery Systems Companies or Expedited Dispositions are dependent on the Company or any of its Subsidiaries for any services provided in the ordinary course of business which are not readily obtainable from third parties, the disposition agreements may provide for a continuation of such services for a reasonable period of time with the Company to be compensated for continuing to provide such services on the basis of its costs plus a commercially reasonable fee or percentage of costs;

          (c) All liabilities and obligations of the Delivery Systems Companies or the Expedited Companies to which the Company or any of its Subsidiaries will be subject, including all guaranties extended by the Company or any of its Subsidiaries to third parties on behalf of the Delivery Systems Companies and the Expedited Companies, all indemnification obligations and liability in respect of breaches of representations and warranties made in connection with such sale (in each case valued at the Company's reasonable estimate of the net cost to the Company) and unresolved claims under pending litigation (valued at reasonable estimated settlement value), shall be subject to an aggregate maximum amount of not more than $9.0 million (less any amounts used with respect to the $9.0 million referred to in Section 5.4(c)(iv)); provided, however, that the following liabilities and obligations shall be disregarded for purposes of this subsection (iii) and may be retained by the Company or its Subsidiaries: guarantees of any mortgage or other secured indebtedness except to the extent that the fair market value of the property securing such mortgage or other secured indebtedness is less than the amount of the mortgage or secured indebtedness; and any indemnification obligations of the Company and its Affiliates in respect of Taxes to the extent relating to contingent liabilities of the Delivery Systems Companies or the Expedited Companies attributable solely to any such companies being a member of the Company's consolidated group (for the periods of such membership);

          (d) All representations, warranties and indemnities given in connection with such transactions shall expire within one year from the date of closing of such sale;

          (e) The Company will utilize all of the Proceeds to repay indebtedness under the Company's existing credit facility;

          (f) The sale of the Delivery Systems Companies must be structured as a stock purchase wherein the buyer of the Delivery Systems Companies agrees to make a Section 338(h)(10) election under the Code with respect to such transaction; and

          (g) In connection with the Delivery Systems Dispositions, either: (i) the purchaser or purchasers of the Delivery Systems Companies will indemnify and hold the Company harmless against all liabilities, losses, claims, damages, costs and expenses arising out of or in connection with claims asserted against the Company or any of its other Subsidiaries and relating to the Delivery Systems Companies or their businesses or assets (collectively "Delivery Systems Losses") to the extent that such Delivery Systems Losses exceed $9.0 million, other than liabilities and obligations specifically referred to following the proviso in Section 5.3(c), which shall not be subject to such limitation; or (ii) the terms and conditions applicable to any sale of the Delivery Systems Companies must be reasonably satisfactory to the Buyer in accordance with the criteria set forth in this
     Section 5.3. The Buyer will use its reasonable best efforts, if requested by the Company, to make a representative available to review and respond promptly to the proposed terms of any such proposed disposition and to review and consider any drafts of documents presented to it by the Company.

SECTION 5.4. Delivery Systems Spinoff.

     (a) If the Company is unable to consummate the Delivery Systems Dispositions by October 31, 1999 on satisfactory terms and conditions, the Company may elect (and after October 31, 1999, the Buyer may require the Company to elect) to: (i) include the shares of Corporate Express Delivery Systems, Inc. (or any other Delivery Systems Company that owns such remaining stock or assets) in the Merger Consideration;

(ii) contribute such remaining stock or assets of the Delivery Systems Companies to an existing or newly-formed entity and include the stock or other securities of such entity in the Merger Consideration; or (iii) any combination of the foregoing (each such transaction, a "Delivery Systems Spinoff" and the securities included in the Merger Consideration, the "Spinoff Securities"). Notwithstanding the foregoing, and unless the Buyer agrees otherwise, the Company will continue to use its best efforts after it has elected (or Buyer has caused the Company to elect) to pursue the Delivery Systems Spinoff to consummate the Delivery Systems Dispositions on satisfactory terms and conditions.

     (b) In order to prepare for a Delivery Systems Spinoff, the Company will, commencing promptly after the date of this Agreement, take all reasonable actions necessary to be able to complete a Delivery Systems Spinoff prior to December 15, 1999, including: commencing preparation of the S-4 Registration Statement relating to the securities of Delivery Systems as set forth in Section 5.7(b); engaging auditors in order to prepare as soon as reasonably possible the required audited financial statements for the Delivery Systems Companies to be included in the S-4 Registration Statement; and obtaining a revolving credit or other credit facility that will enable the Delivery Systems Companies to operate independently following the Delivery Systems Spinoff.

     (c) The Delivery Systems Spinoff will comply with the following limitations unless the Buyer consents to any variation therefrom:

          (i) The S-4 Registration Statement of the Delivery Systems Companies will comply with the Securities Act and all applicable rules and regulations thereunder governing such registration statement;

          (ii) The audited financial statements of the Delivery Systems Companies included in the S-4 Registration Statement may not contain a going concern qualification;

          (iii) The Board of Directors of the Company must have received a solvency opinion from an investment banking or appraisal firm of national reputation relating to the Delivery Systems Companies after giving effect to the Delivery Systems Spinoff;

          (iv) The Company will, and will cause its Subsidiaries, as applicable, to enter into a transition services agreement containing terms and conditions (the "Transition Services Agreement") reasonably satisfactory to the Buyer and as are reasonably required to effect the Delivery Systems Spinoff and to govern the relationships between Company and the Delivery Systems Companies following the Delivery Systems Spinoff; provided, however, that all liabilities and obligations of the Delivery Systems Companies to which the Company or any of its Subsidiaries will be subject under the Transition Services Agreement or otherwise, including any guaranties extended by the Company or any of its Subsidiaries to third parties on behalf of the Delivery Systems Companies, any indemnification obligations (in each case valued at the Company's reasonable estimate of the net cost to the Company) and unresolved claims under pending litigation (valued at reasonable estimated settlement value), shall be subject to an aggregate maximum amount of not more than $9.0 million (less any amounts used with respect to the $9.0 million referred to in Section 5.3(c)); provided, however, that the following liabilities and obligations shall be disregarded for purposes of this subsection (iv) and may be retained by the Company and its Subsidiaries: guarantees of any mortgage or other secured indebtedness except to the extent that the fair market value of the property securing such mortgage or other secured indebtedness is less than the amount of the mortgage or secured indebtedness; and any indemnification obligations of the Company and its Affiliates in respect of Taxes to the extent relating to contingent liabilities of the Delivery Systems Companies attributable solely to any such companies being a member of the Company's consolidated group (for the periods of such membership); and

          (v) If the Company elects (or the Buyer causes the Company to elect) the Delivery Systems Spinoff, the Transition Services Agreement will provide that the Delivery Systems Companies will indemnify and hold the Company harmless against all Delivery Systems Losses to the extent that such Delivery Systems Losses exceed $9.0 million, other than liabilities and obligations specifically referred to following the second proviso in
     Section 5.4(c)(iv), which shall not be subject to such limitation.

SECTION 5.5. NASDAQ Listing.

     If the Company elects (or if the Buyer causes the Company to elect) the Delivery Systems Spinoff (and the Delivery Systems Dispositions have not occurred) and the shares of Corporate Express Delivery Systems, Inc. (or such other Delivery Systems Company or other entity whose securities are distributed in the Delivery Systems Spinoff) are eligible for listing on the Nasdaq Stock Market, the Company shall use its reasonable best efforts to cause such shares to be approved for listing on the Nasdaq Stock Market (or another securities exchange), subject to notice of official issuance, prior to the Effective Time.

SECTION 5.6. Notices and Consents.

     The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any material third party consents that the Buyer reasonably may request in connection with the matters referred to in Section 3.4 above.

SECTION 5.7. Regulatory Matters and Approvals.

     Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any material authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.4 above. Without limiting the generality of the foregoing:

          (a) Proxy Materials. The Company will prepare and file with the SEC preliminary proxy materials under the Exchange Act relating to the Company Special Meeting. The filing Party in each instance will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Company, and the Company will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing Party reasonably may request.

          (b) Delivery Systems Spinoff. If the Company elects (or if the Buyer causes the Company to elect) the Delivery Systems Spinoff (and the Delivery Systems Dispositions have not occurred), the Company will, in connection with and as part of the preliminary proxy materials described in subsection
     (a) immediately above, prepare and file with the SEC a registration statement on Form S-4 under the Securities Act relating to the equity securities of Corporate Express Delivery Systems, Inc. (or any other Delivery Systems Company or other entity that will serve as the entity owning the stock or assets that are part of the Delivery Systems Spinoff (the "S-4 Registration Statement") in sufficient time to have the S-4 Registration Statement declared effective prior to the Effective Time. The Company will use its reasonable best efforts to respond to any comments of the SEC on the S-4 Registration Statement and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable.

          (c) Company Special Meeting. The Company will call a special meeting of its shareholders (the "Company Special Meeting"), as soon as reasonably practicable in order that the shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Colorado Business Corporation Act. The Company will mail the Definitive Proxy Materials to its shareholders as soon as reasonably practicable and shall use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption of this Agreement and the transactions contemplated hereby. Subject to Section 5.14(b), the Definitive Proxy Materials will contain the affirmative recommendation of a majority of the members of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger.

          (d) Buyer Special Meeting. The Buyer will call a special meeting of its shareholders (the "Buyer Special Meeting"), to be held as soon as reasonably practicable, but in no event later than August 15, 1999, in order that the shareholders of Buyer may consider and vote upon the adoption of this Agreement in accordance with the requirements of Dutch law and the Amsterdam Stock Exchange (the "Buyer Shareholder Approval"). The Buyer will use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption of this Agreement.

          (e) Competition Filings. Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and all similar notifications and applications under the laws of all foreign governmental authorities, including under the EU Competition Laws, that have jurisdiction over the transactions contemplated by this Agreement, and will use its reasonable best efforts to obtain (and the Company will cause each of its Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting periods, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable. The Parties will use their reasonable best efforts to obtain approval of the transactions contemplated by this Agreement under such laws, rules and regulations. In particular, each of the Parties shall use its reasonable best efforts to (y) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain or delay the Closing including defending through litigation a motion for preliminary injunction asserted in any court by any third party and (z) avoid or eliminate any impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its Subsidiaries and the Company or any of its Subsidiaries, or otherwise take or commit to take any actions that may be required in order to avoid the entry of, or to effect the dissolution of any injunction, temporary restraining order, or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing.

SECTION 5.8. Fairness Opinions.

     On or before the date hereof, the Company will have received written or oral opinions of Donaldson Lufkin & Jenrette Securities Corporation and of Morgan Stanley & Co. Incorporated as to the fairness of the transactions under this Agreement to the Company Shareholders from a financial point of view (the "Fairness Opinions") and, if oral, to be promptly followed by delivery of written opinions.

SECTION 5.9. Financing.

     The Buyer and the Merger Subsidiary will use their reasonable best efforts to enter into definitive agreements (the "Definitive Financing Agreements") as soon as reasonably practicable on terms and conditions which will permit the Buyer to consummate the transactions contemplated hereby. The Buyer will furnish correct and complete copies of the Definitive Financing Agreements to the Company. In the event any or all of the financing becomes unavailable for any reason, the Buyer will use its reasonable best efforts to obtain replacement financing which permits the Buyer to consummate the transactions contemplated hereby.

SECTION 5.10. Rights Agreement.

     The Company shall take all necessary action to cancel the Company Rights or redeem the Company Rights with respect to the transactions contemplated by this Agreement and to cause the Company Rights Agreement to be inapplicable to such transactions.

SECTION 5.11. Operation of Business.

     Except for the transactions contemplated by this Agreement (such as the Expedited Dispositions, the Delivery Systems Dispositions and the Delivery Systems Spinoff), the Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Company will, and will cause each of its Subsidiaries to, use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, lessors, creditors, joint venture partners and others having significant business relationships with them. Without limiting the generality of the foregoing, and except as specifically set forth in this Agreement or specifically agreed to by Buyer:

          (a) none of the Company and its Subsidiaries will authorize or effect any change in its charter or bylaws;

          (b) none of the Company and its Subsidiaries will issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or to enter into any arrangement or contract with respect to, or amend or modify in a manner adverse to the interests of the Buyer and the Merger Subsidiary any arrangement or contract with respect to, the issuance or sale of, shares of its capital stock or other securities, except upon exercise of Warrants or the Company Stock Options or upon the conversion of the 4 1/2% Convertible Notes due 2000 of the Company, except for up to 225,000 shares issued under the Company Stock Purchase Plan and except for the issuance or grant of Company Stock Options in the Ordinary Course of Business to purchase up to 100,000 Company Common Shares at an exercise price no less than the fair market value of the Company Common Shares on the date of the grant;

          (c) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock, except for dividends, distributions, redemptions, repurchases or acquisitions of capital stock payable to the Company or its Subsidiaries;

          (d) none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation or other material liability outside the Ordinary Course of Business or modify any such indebtedness or capitalized lease obligations or material liability in a manner materially adverse to the Buyer or the Merger Subsidiary;

          (e) none of the Company and its Subsidiaries will grant any Security Interest upon any of its assets outside the Ordinary Course of Business;

          (f) none of the Company and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of, any other Person, or merge or consolidate with any other Person, outside the Ordinary Course of Business;

          (g) none of the Company and its Subsidiaries will enter into any contracts or commitments with respect to capital expenditures outside the Ordinary Course of Business and in excess of amounts budgeted therefor in the Company's capital expenditures budget for 1999;

          (h) except for the award of Stay-Put Bonuses in accordance with
     Section 5.19 or in connection with the treatment of Company Stock Options as set forth in this Agreement, none of the Company and its Subsidiaries will make any change in employment terms or any Employee Benefit Plan for any of its directors, officers, employees, consultants or agents, whether current or former, outside the Ordinary Course of Business;

          (i) none of the Company and its Subsidiaries will transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any material assets, except in the Ordinary Course of Business;

          (j) none of the Company and its Subsidiaries will adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization, merger, consolidation or reorganization;

          (k) none of the Company and its Subsidiaries will sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in another Person except in the Ordinary Course of Business;

          (l) none of the Company and its Subsidiaries will make or rescind any material tax election or settle or compromise any material tax liability;

          (m) none of the Company and its Subsidiaries will agree to the settlement of any material claim or litigation except for settlements with respect to claims or litigation involving the Delivery Systems Companies or the operation of their business, settlements with respect to claims or litigation which have been reserved for in the Company's financial statements for the year ended January 30, 1999 and settlements which individually do not exceed $500,000 and which in the aggregate do not exceed $2.5 million;

          (n) within 90 days prior to the Effective Time, cause a "mass layoff" or "plant closing" (as such terms are defined in WARN) requiring notice under WARN or any equivalent state, local or foreign law without fully complying with the requirements of WARN or such law; and

          (o) none of the Company and its Subsidiaries will commit to any of the foregoing.

     The Company agrees to consult regularly with the Buyer on ongoing operational issues with respect to the business of the Company and its Subsidiaries. Each of the Parties agrees to designate an officer to serve as its designated representative to facilitate these consultations. The officer designated by Buyer shall use its reasonable efforts to respond to written requests for waivers of the covenants under this Section 5.11 in no more than 48 hours from the time of receipt.

SECTION 5.12. Full Access; Confidentiality Agreement; Solicitation of Employees.

     (a) The Company will (and will cause each of its Subsidiaries to) permit representatives of the Buyer and its lenders and underwriters and their representatives to have full access (and, except for information that the Company deems proprietary, be permitted to photocopy) during regular business hours pursuant to mutually agreed upon notification procedures, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries.

     (b) The Buyer, Merger Subsidiary and the Company will adhere to all of the restrictions and obligations set forth in the confidentiality and standstill agreement, dated March 11, 1999 (the "Confidentiality Agreement").

SECTION 5.13. Notice of Developments.

     Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Article III and Article IV above. No disclosure by any Party pursuant to this Section 5.13, however, shall be deemed to amend or supplement the Company Disclosure Schedule or the Buyer Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

SECTION 5.14. Exclusivity.

     (a) The Company and its Subsidiaries will, and the Company will cause the officers, directors, employees, investment bankers, attorneys, consultants and other agents of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

     (b) The Company and its Subsidiaries will not, and the Company will not authorize or permit the officers, directors, employees, investment bankers, attorneys, consultants and other agents of the Company and its Subsidiaries to, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any

Subsidiary of the Company to, any Person that has made, or to the Company's knowledge, is considering making, any Acquisition Proposal; provided that nothing contained in this Section 5.14 shall prevent the Company from furnishing non-public information (that shall have been made available to Buyer) to, or entering into substantive discussions or negotiations with, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person in connection with a bona fide Acquisition Proposal received from such Person which has not been solicited, initiated or encouraged by the Company, or any of its officers, directors, employees, investment bankers, attorneys, consultants or other agents acting on its behalf, so long as prior to furnishing such non-public information to, or entering into substantive discussions or negotiations with, such Person: (i) the Board of Directors of the Company determines in its good faith judgment that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal and that, as a result, it is necessary to take such actions to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of nationally recognized outside legal counsel and (ii) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement.

     (c) Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the shareholders of the Company tender their shares in connection with a tender offer except to the extent the Board of Directors of the Company determines upon advice from nationally recognized outside legal counsel, that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of the Company to shareholders under applicable law. Unless the Board of Directors of the Company determines upon advice from nationally recognized outside legal counsel, that it would constitute a violation of its fiduciary duty to shareholders under applicable law to do so, the Company will (i) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify Buyer after receipt of any Acquisition Proposal or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, and shall provide the Buyer with a description of the material terms of any Acquisition Proposal, and (ii) will keep Buyer continually informed of the status and material terms of any such Acquisition Proposal or request; provided that in no event shall the Company accept an Acquisition Proposal which the Board of Directors shall have determined is a Superior Proposal without having given the Buyer two full business days' notice of its intention to do so.

SECTION 5.15. Announcements.

     Prior to the Closing, none of the Parties hereto will issue any press release or make any public announcement with respect to this Agreement and the Merger without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or applicable stock exchange regulations, in which event the party required to make the release shall, if possible, allow the other party reasonable time to comment on such release in advance of such issuance. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in a form heretofore agreed to by the parties hereto.

SECTION 5.16. Insurance and Indemnification.

     (a) For six years after the Effective Time, the Buyer shall procure officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof.

     (b) The Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

     (c) For six years after the Effective Time, the Buyer shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under the Company's certificate of incorporation and by-laws in effect on the date hereof.

     (d) The Buyer shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date hereof in accordance with the terms thereof.

     (e) The obligations of Buyer under this Section 5.16 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.16 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16).

SECTION 5.17. Company Stock Plans and Warrants.

     (a) Effective at the Effective Time, the Company will offer to pay or issue to the holder of each outstanding Company Stock Option (or to such holder's assignee or designee if permitted in accordance with the applicable Company Stock Plan), whether vested or unvested, in consideration of the cancellation of such Company Stock Option, (i) the Merger Consideration payable or issuable with respect to the number of Company Common Shares into which such Company Stock Option is exercisable (rounded in the case of the cash consideration to the nearest cent and in the case of the Spinoff Shares, if any, to the nearest whole share) less (ii) the aggregate exercise price under such Company Stock Option immediately prior to the Effective Time. No interest will accrue or be paid to the holder of any outstanding Company Stock Option on any amounts payable hereunder.

     (b) In addition, at the request of the Buyer, the Company will allocate the Option Termination Adjustment Amount in order to compensate full-time employee holders of Company Stock Options (other than employees of the Delivery Systems Companies and the Expedited Companies) for the loss of the long-term option value of their Company Stock Options resulting from the Merger and the other transactions provided for in this Agreement and in order if necessary to obtain the agreement of the holders of such Company Stock Options to cancel such options. The Company may, in its sole discretion, allocate the Option Termination Adjustment Amount among full-time employee holders of the Company Stock Options (or to such holders' assignees or designees if permitted in accordance with the applicable Company Stock Plan, but not to employees of the Delivery Systems Companies and the Expedited Companies) in any manner that it deems fair and appropriate, including as a reduction in the exercise price of the Company Stock Options; provided, that half of the Option Termination Adjustment Amount will be payable or realizable at the Effective Time and the other half will be payable only to holders who are full-time employees of the Company or one of its Subsidiaries nine months following the Closing Date, who were terminated by the Company without cause during such period or who voluntarily resigned during such period as a result of a required relocation or a significant diminishment of title, responsibilities or compensation.

     (c) Effective at the Effective Time, the Company will offer to pay or issue to the holder of each outstanding Warrant, whether then exercisable or not, in consideration of the cancellation of such Warrant, (i) the Merger Consideration payable or issuable with respect to the number of Company Common Shares into which such Warrant would (ignoring any vesting or other restrictions on exercise) be exercisable (rounded in the case of the cash consideration to the nearest cent and in the case of the Spinoff Shares, if any, to the nearest whole share) less (ii) the aggregate exercise price under such Warrant immediately prior to the Effective Time. No interest will accrue or be paid to the holder of any outstanding Warrant for any amounts payable hereunder.

     (d) On or prior to August 31, 1999 (i) the Company shall terminate the Company Stock Purchase Plan and (ii) in accordance with the terms and conditions of the Company Stock Purchase Plan, the Company shall issue to the custodian Company Common Shares or cause the custodian to conduct in the open market the final purchase of Company Common Shares (such issued or purchased Company Common Shares not to exceed 225,000 shares) and promptly distribute any remaining cash account balances to participants.

     (e) The Company shall, and/or shall cause any of its Subsidiaries to, terminate each Company Stock Plan, and any other plan, program or arrangement providing for the issuance or grant of the Company Common Shares or any other interest in respect of the Company Common Shares (other than the Company Stock Purchase Plan), such termination to be effective as of the Effective Time.

     (f) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee administering any of the Company Stock Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders in respect of the Company Stock Plans and/or the Warrants, to carry out the terms of this Section. Any such consents shall be subject to the approval of Buyer.

     (g) Prior to the Effective Time, the Company shall deliver to the participants in the Company Stock Purchase Plan and the Company Stock Plans and holders of the Warrants appropriate notice, subject to the approval of Buyer, setting forth such participants' and holders' rights as set forth in this Section. The Company (or any committee administering the Company Stock Plans) shall use its reasonable best efforts to encourage all holders of the Company Stock Options and Warrants to consent to the cancellation of their Company Stock Options and Warrants in exchange for the consideration offered under Sections 5.17(a), 5.17(b) and 5.17(c) in instances where such cancellation is not permitted at the option of the Company under the terms of the agreements governing the Company Stock Options and Warrants.

SECTION 5.18. Employee Benefits.

     (a) The Buyer shall cause the Surviving Corporation to honor, in accordance with the terms, conditions and restrictions of the applicable plan, policy, agreement and/or arrangement, all benefits and obligations accrued (and not theretofore used, paid or canceled) as of the Effective Time by employees of the Company and its Subsidiaries under the following plans, policies, agreements and arrangements: (i) the Corporate Express Severance Policy, dated December 1, 1998, provided, however, that any person who has not incurred (or delivered or received notice of) a termination of employment as of the Effective Time shall not be deemed to have accrued a benefit under the Corporate Express Severance Policy, dated December 1, 1998, for purposes of this Section 5.18(a), (ii) all written employment, severance, change in control and retention agreements to which the Company or any of its Subsidiaries is a party, (iii) with respect to the Company's and its Subsidiaries' bonus and incentive compensation plans and policies, any payments or benefits earned but not paid as of the Effective Time (not including bonuses contemplated by Section 5.18(e) hereof), and (iv) the Company's and its Subsidiaries' plans and policies with respect to vacation, personal days, sick days, educational assistance, employment assistance, jury duty and bereavement; provided, however, that following the one (1) year anniversary of the Effective Time, the Buyer may modify, convert, substitute or terminate the benefits accrued (and not theretofore used, paid or canceled) as of the Effective Time under this clause (iv) in exchange for payments or benefits that are not materially less favorable than the benefits so modified, converted, substituted or terminated. Notwithstanding the foregoing, with respect to benefits and obligations accruing after the Effective Time, nothing in this Section 5.18(a) shall be construed to limit the Buyer's ability to modify (to the extent permitted by the terms of the applicable plan, policy, agreement or arrangement and by applicable law) any Employee Benefit Plan or provide any alternative plans, policies, agreements or arrangements following the Effective Time. The Buyer and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purposes of any employee arrangement and all other Employee Benefit Plans, pursuant to the terms of such plans in effect on the date hereof.

     (b) Following the Effective Time, the Buyer shall continue to provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time, who remain employed with the Buyer or any Subsidiary of the Buyer, and who are not subject to collective bargaining agreements ("Affected Employees"), for one (1) year following the Effective Time, employee benefits (other than stock option, stock purchase or other benefits involving the potential issuance of securities of the Company or the Buyer) (i) pursuant to the Employee Benefit Plans (including the Corporate Express Severance Policy, dated December 1, 1998, and the

Corporate Express Management Incentive Program) as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by the Buyer or any Subsidiary of the Buyer providing coverage and benefits which, in the aggregate, are not materially less favorable than those provided to employees of the Buyer in positions comparable to positions held by Affected Employees with the Buyer or its Subsidiaries from time to time after the Effective Time.

     (c) The Buyer will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits, not including benefit accruals under any defined benefit plans, under any employee benefit plans or arrangements maintained by the Buyer or any Subsidiary of the Buyer for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

     (d) The Buyer will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time,
(ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurs under any welfare plans that such employees are eligible to participate in after the Effective Time and (iii) continue group health insurance coverage pursuant to COBRA for individuals covered under health insurance plans of the Company and its Subsidiaries immediately prior to the Effective Time.

     (e) The Buyer acknowledges that the Company's Board of Directors has determined that all officers and employees covered by the Company's management incentive bonus plans have performed at a level satisfactory to the Company during the current fiscal year and, accordingly, that all such individuals would be entitled to receive bonuses at the end of such fiscal year in the amounts provided for under such bonus plans, but in any case not less than 50% of the base target amounts under such plans.

SECTION 5.19. Stay-Put Bonuses.

     At the request of the Buyer and in order to retain key and necessary employees following the Merger, the Company will award special employee bonuses in an aggregate amount not to exceed $9.0 million ("Stay-Put Bonuses") after the date hereof and prior to the Effective Time for the purpose of retaining employees that the Company and the Buyer believe are important to the operation of the Company's business following the Merger. Half of the amount of a Stay-Put Bonus shall be paid on or prior to the Effective Time and the other half shall be paid only to employees who are employed full-time by the Company or one of its Subsidiaries nine months following the Closing Date, employees of the Company and its Subsidiaries (other than the Delivery Systems Companies and the Expedited Companies) who were terminated by the Company without cause during such period or who voluntarily resigned during such period as a result of a required relocation or a significant diminishment of title, responsibilities or compensation.

SECTION 5.20. Indentures and Change of Control Offers.

     The Buyer shall cause the Surviving Corporation and its Subsidiaries to comply with any requirement to make any "Change of Control Offer" (to the extent that any such requirement is not waived or eliminated) under the Indenture, dated as of June 24, 1996, with respect to the 4 1/2% Convertible Notes due 2000 of the Company, the Indenture, dated as of May 29, 1998, with respect to the 9 5/8% Senior Subordinated Notes due 2008 of CEX Holdings, Inc. or under any other indenture or similar instrument.

SECTION 5.21. Transfer Tax.

     The Company and the Buyer shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Company Common Shares, Company Stock Options, Warrants or 4 1/2% Convertible Notes due 2000 of the Company.

                                  ARTICLE VI.

                       CONDITIONS TO OBLIGATION TO CLOSE

SECTION 6.1. Conditions to Obligation of the Buyer and the Merger Subsidiary.

     The obligation of each of the Buyer and the Merger Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Company Shareholder Approval and the Buyer Shareholder Approval;

          (b) the representations and warranties set forth in Article III above that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date and such representations and warranties that are qualified as to materiality shall be true and correct as of the Closing Date;

          (c) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (d) there shall not be any statute, rule, regulation, judgment, non-appealable order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (e) the Company shall have delivered to the Buyer and the Merger Subsidiary a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(d) is satisfied in all respects;

          (f) the Delivery Systems Dispositions shall have been consummated or if the Company has elected (or the Buyer has caused the Company to elect) the Delivery Systems Spinoff (and the Delivery Systems Dispositions shall not have occurred), the S-4 Registration Statement shall have become effective under the Securities Act, all approvals required by the NMS shall have been received and the Delivery Systems Spinoff shall have occurred;

          (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the EU Competition Laws shall have expired or otherwise been terminated and any required approvals shall have been obtained and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

          (h) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Merger Subsidiary.

     The Buyer and the Merger Subsidiary may waive any condition specified in this Section 6.1 if they execute a writing so stating at or prior to the Closing.

SECTION 6.2. Conditions to Obligation of the Company.

     The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) if the Company has elected the Delivery Systems Spinoff (and the Delivery Systems Dispositions have not occurred), the S-4 Registration Statement shall have become effective under the Securities Act and the Delivery Systems Spinoff shall have occurred;

          (b) the representations and warranties set forth in Article IV above that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date and such representations and warranties that are qualified as to materiality shall be true and correct as of the Closing Date;

          (c) each of the Buyer and the Merger Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (d) there shall not be any judgment, nonappealable order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (e) each of the Buyer and the Merger Subsidiary shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6.2(b)-(d) is satisfied in all respects;

          (f) this Agreement and the Merger shall have received the Company Stockholder Approval;

          (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the EU Competition Laws shall have expired or otherwise been terminated and any required approvals shall have been obtained and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

          (h) all actions to be taken by the Buyer and the Merger Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

     The Company may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE VII.

                                  TERMINATION.

SECTION 7.1. Termination of Agreement.

     Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

          (b) the Buyer and the Merger Subsidiary may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (i) in the event the Company breaches any representation or warranty contained in this Agreement which, if uncured, would result in any such representation or warranty that is qualified as to materiality being untrue or incorrect in any respect or, in any such representation or warranty that is not so qualified, being untrue or incorrect in any material respect, or breaches or fails to perform in any material respect any obligation, agreement or covenant to be performed or complied with under this Agreement, the Buyer or the Merger Subsidiary has notified the Company of such breach or failure, and such breach or failure has continued without cure for a period of 30 days after the notice thereof or (ii) if the Closing shall not have occurred on or before December 15, 1999, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer or the Merger Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

          (c) the Company may terminate this Agreement by giving written notice to the Buyer and the Merger Subsidiary at any time prior to the Effective Time (i) in the event the Buyer or the Merger Subsidiary breaches any representation or warranty contained in this Agreement which, if uncured, would result in any such representation or warranty that is qualified as to materiality being untrue or incorrect in any respect or, in any such representation or warranty that is not so qualified, being untrue or incorrect in any material respect, or breaches or fails to perform in any material respect any obligation, agreement or covenant to be performed or complied with under this Agreement, the Company has notified the Buyer and the Merger Subsidiary of such breach or failure, and such breach or failure has continued without cure for a period of 30 days after the notice thereof or (ii) if the Closing shall not have occurred on or before December 15, 1999, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Special Meeting in the event this Agreement and the Merger fail to receive the Company Shareholder Approval;

          (e) by either the Buyer, on the one hand, or the Company, on the other hand, if any statute, rule or regulation shall have been promulgated which prohibits the consummation of the Merger of if any order or injunction of a court of competent jurisdiction which prohibits consummation of the Merger shall have become final and non-appealable;

          (f) (i) by the Buyer if, at any time prior to consummation of the Merger, the Company shall have (A) entered into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (B) withdrawn or modified in a manner adverse to the Buyer or Merger Subsidiary, the approval and recommendation of this Agreement or (C) approved or recommended any Acquisition Proposal or (ii) by the Company if, at any time prior to consummation of the Merger, the Company shall have entered into any agreement to effect a Superior Proposal and the entering into of such agreement is permitted in accordance with Section 5.14 and the fees payable by the Company to the Buyer pursuant to Section 8.12(b) are paid simultaneously with such termination;

          (g) by the Company, if the Buyer shall have failed (i) to enter into Definitive Financing Agreements on or prior to the date of the Company Special Meeting or (ii) to obtain the Buyer Shareholder Approval or the Central Works Council Approval by August 15, 1999;

          (h) by the Buyer if, prior to and continuing through the Closing Date:
     (i) trading in securities generally on the New York Stock Exchange or NMS shall have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or state authorities, or (iii) there shall have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political financial or economic conditions, the effect of which on the global financial markets is such as to make it impossible to complete the financing for the transactions under this Agreement; or

          (i) by the Buyer, if the Buyer shall have failed to obtain the Buyer Shareholder Approval by August 15, 1999.

SECTION 7.2. Effect of Termination.

     If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any obligations under Section 8.12 and liability of any Party then in breach and except that if the Company terminates this Agreement pursuant to Section 7.1(g)(i), the Buyer shall be deemed to have breached this

Agreement); provided, however, that Sections 8.8 and 8.9 below and the confidentiality provisions contained in Section 5.12 above shall survive any such termination.

                                 ARTICLE VIII.

                                 MISCELLANEOUS.

SECTION 8.1. Survival.

     None of the representations, warranties, and covenants of the Parties (other than the provisions in Article II above concerning payment of the Merger Consideration and the provisions in Section 5.16 above concerning insurance and indemnification) will survive the Effective Time.

SECTION 8.2. No Third-Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Article II above concerning payment of the Merger Consideration are intended for the benefit of the Company Shareholders and (ii) the provisions in Section 5.16 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

SECTION 8.3. Entire Agreement.

     Except for the Confidentiality Agreement, this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 8.4. Succession and Assignment.

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

SECTION 8.5. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 8.6. Headings.

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.7. Notices.

     All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Company:
     Corporate Express, Inc.
     1 Environmental Way
     Broomfield, Colorado 80021
     Attention: Gary M. Jacobs and Richard L. Millett, Jr.
     (303) 664-2000 (Telephone)
     (303) 664-3823 (FAX)

     Copy to:
     Latham & Watkins
     633 West Fifth Street
     Suite 4000
     Los Angeles, California 90071
     Attention: Bryant Edwards
     (213) 485-1234 (Telephone)
     (213) 891-8763 (FAX)

     If to the Buyer or the Merger Subsidiary:
     Buhrmann NV
     Hoogoorddreef 62
     1101 BE Amsterdam ZO
     P.O. Box 23456
     1100 DZ Amsterdam, The Netherlands
     Attention: Corporate Secretary
     31 20 651 11 11 (Telephone)
     31 20 651 10 11 (FAX)

     Copy to:
     Winthrop, Stimson, Putnam & Roberts
     695 East Main Street
     P.O. Box 6760
     Stamford, CT 06904-6760
     Attention: Frode Jensen
     (203) 348-2300 (Telephone)
     (203) 965-8226 (FAX)

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

SECTION 8.8. Governing Law.

     THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT ANY OF THE PROVISIONS CONTAINED HEREIN WITH REGARD TO THE MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH

THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

SECTION 8.9. Jurisdiction and Venue; Waiver of Jury Trial.

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or any Federal court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the Buyer and the Merger Subsidiary hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its agent to receive, on behalf of the Buyer and the Merger Subsidiary and their property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Buyer and the Merger Subsidiary in care of the Process Agent at the Process Agent's above address, and each of the Buyer and the Merger Subsidiary hereby also irrevocably consents to the service of any and all process in any such action or proceeding by mailing of copies of such process to the addresses for Buyer and Merger Subsidiary at their respective addresses specified in Section 8.7.

     (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

     (d) To the extent that either the Buyer or the Merger Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 8.9 shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

     (e) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 8.10. Amendments and Waivers.

     The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Colorado Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 8.11. Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 8.12. Expenses.

     (a) Except as otherwise specified in this Section 8.12 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

     (b) If this Agreement is terminated by any Party in accordance with Section 7.1(f) hereof, then the Company shall pay to the Buyer an amount equal to $40.0 million not later than the date of such termination.

     (c) If this Agreement is terminated by any Party in accordance with Section 7.1(d) hereof and if on or prior to the date that is one year from the date of such termination, the Company shall have consummated an agreement with respect to any Acquisition Proposal with any Person or any Affiliate of such Person who shall have made or caused to be made an Acquisition Proposal prior to the date on which this Agreement shall have been terminated pursuant to Section 7.1(d), then the Company shall pay to the Buyer an amount equal to $30.0 million not later than the date of the consummation of such transaction.

     (d) If this Agreement is terminated by the Buyer or Merger Subsidiary in accordance with Section 7.1(b)(ii) because the condition set forth in Section 6.1(f) has not been met, the Company shall pay to the Buyer an amount equal to $30.0 million not later than the date of such termination. Acceptance by the Buyer of any of the payments referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

     (e) If the Company terminates this Agreement pursuant to Section 7.1(g) or if the Buyer terminates this Agreement pursuant to Section 7.1(i), then the Buyer shall pay to the Company (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $20.0 million. Such payment shall not release the Buyer from any other liability or obligation resulting from or under this Agreement; however, the Buyer may credit this $20.0 million payment against any liabilities or damages that it may be required to pay to the Company under this Agreement.

     (f) If this Agreement is terminated by any Party in accordance with Section 7.1(d) hereof, the Company shall promptly thereafter reimburse the Buyer for its actual documented out-of-pocket expenses incurred in connection with the transactions under this Agreement in an aggregate amount not to exceed $10.0 million; provided, however, if on or prior to the date that is one year after the date of such termination, the Company shall have consummated an agreement with respect to any Acquisition Proposal such that an additional payment is payable under this Section 8.12, the Company may credit any payment made under this Section 8.12(f) against such additional payment.

     (g) If any Party is entitled to a payment under more than one of the provisions set forth in subsections (b) through (f) of this Section 8.12, such Party shall be entitled to receive the highest amount payable pursuant to any one of such subsections.

SECTION 8.13. Construction.

     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

SECTION 8.14. Incorporation of Exhibits and Schedules.

     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            BUHRMANN NV


                                            By:   /s/ Frans Koffrie

                                              ----------------------------------
                                            Title: Chairman of the Executive
                                                   Board
                                               ---------------------------------


                                            NORTH ACQUISITION CORPORATION



                                            By:   /s/ Frans Koffrie

                                              ----------------------------------
                                            Title: Chairman of the Executive
                                                   Board
                                               ---------------------------------

                                            CORPORATE EXPRESS, INC.


                                            By:   /s/ Gary M. Jacobs

                                              ----------------------------------
                                            Title: Executive Vice President
                                               ---------------------------------

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     First Amendment, dated as of September 24, 1999 (the "First Amendment"), to Agreement and Plan of Merger, dated as of July 13, 1999 (the "Original Agreement"), by and among Buhrmann NV, a company organized under the laws of the Kingdom of The Netherlands (the "Buyer"), North Acquisition Corporation, a Colorado corporation and a wholly owned subsidiary of the Buyer (the "Merger Subsidiary"), and Corporate Express, Inc., a Colorado corporation (the "Company"). The Buyer, the Merger Subsidiary, and the Company are referred to collectively herein as the "Parties."


     WHEREAS, the Buyer and the Company deem it advisable and in the best interests of their respective shareholders to amend the Original Agreement to modify certain provisions relating to the merger consideration, to eliminate certain conditions to the consummation of the Merger, and to adjust the amount payable for Stay-Put Bonuses and the Option Termination Adjustment Amount if there is a reduction in the number of Company Stock Options or Warrants prior to the Effective Date;


     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1  General

     Except as set forth herein, all provisions of the Original Agreement remain in full force and effect. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Original Agreement.

SECTION 2  Changes to Section 2.4(e): Conversion of Company Shares

     Section 2.4(e) of the Original Agreement is amended to read in full as follows:

        Conversion of Company Common Shares. At and as of the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the sum in cash of $9.70 (the "Merger Consideration").

SECTION 3  Elimination of Provisions re: Delivery Systems Spinoff

     Section 5.4 (Delivery Systems Spinoff), Section 5.5 (NASDAQ Listing), subsection (b) of Section 5.7 (Delivery Systems Spinoff), the words following the phrase "the Delivery Systems Dispositions shall have been consummated" in subsection (f) of Section 6.1 (Conditions to Obligation of the Buyer and the Merger Subsidiary) and subsection (a) of Section 6.2 (Conditions to Obligation of the Company) are eliminated in their entirety.

SECTION 4  Dispositions

     The first two sentences of Section 5.3 (Dispositions) are combined and amended to read in full as follows:

          The Company has applied or will apply the Sofco Proceeds, the Forms Sale Proceeds and the proceeds from the Expedited Dispositions and the Delivery Systems Dispositions to repay indebtedness under the Company's existing credit facility.


     The Buyer agrees and acknowledges that, to the extent that the Expedited Dispositions and the Delivery Systems Dispositions, as such transactions were consummated in accordance with the definitive agreements relating to such transactions (copies of which were provided to the Buyer prior to the date hereof), vary from the requirements set forth in subsections (a), (c), (d) or
(g) of Section 5.3, the Buyer consents to such variations.

SECTION 5 Adjustment to Stay-Put Bonuses and Option Termination Adjustment
          Amount

     (a) The first sentence of Section 5.19 (Stay-Put Bonuses) is hereby amended to read in full as follows:


          At the request of the Buyer and in order to retain key and necessary employees following the Merger, the Company will award special employee bonuses ("Stay-Put Bonuses") in an aggregate amount not to exceed $9.0 million plus such portion of the Adjustment Amount allocated at or promptly following the Effective Date by executive management of the Surviving Corporation to pay Stay-Put Bonuses. Stay-Put Bonuses shall be awarded for the purpose of retaining employees that the Company and the Buyer believe are important to the operation of the Company's business following the Merger.


     (b) The definition of "Option Termination Adjustment Amount" is amended to read in full as follows:


          "Option Termination Adjustment Amount" means (a) $10.0 million plus
     (b) such portion of the Adjustment Amount allocated at or promptly after the Effective Date by executive management of the Surviving Corporation to the Option Termination Adjustment Amount.


     (c) The following defined term is hereby added to Article I (Definitions):


          "Adjustment Amount" is the amount by which the aggregate Merger Consideration that would be payable upon the exercise of all Company Stock Options or Warrants existing on July 13, 1999 that are terminated or cancelled prior to the Effective Time (other than under Section 5.17(a) or 5.17(c)) exceeds the aggregate exercise price of all such terminated or cancelled Company Stock Options or Warrants.


SECTION 6  Operation of Business

     The following sentence is added at the end of Section 5.11 (Operation of Business):

          Notwithstanding the foregoing, the Company may pay fees and expenses and remit other amounts payable (in an aggregate amount not to exceed $9.5 million) in connection with the Expedited Dispositions, the Delivery Systems Dispositions and the Sofco Disposition, including, but not limited to: legal fees and expenses; audit fees and expenses; accounting fees and expenses; consulting fees and expenses; investment banking fees and expenses; employee retention bonuses; sales and incentive bonuses; transition incentive bonuses and expense reimbursement.

     IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.


                                            BUHRMANN NV


                                            By:   /s/ Gordon Glover

                                              ----------------------------------

                                            Title: Director, Mergers,
                                                   Acquisitions and

                                               ---------------------------------

                                               Investments

                                               ---------------------------------

                                            NORTH ACQUISITION CORPORATION


                                            By:   /s/ Gordon Glover

                                              ----------------------------------

                                            Title: Vice President

                                               ---------------------------------

                                            CORPORATE EXPRESS


                                            By:   /s/ Gary M. Jacobs

                                              ----------------------------------

                                            Title: Executive Vice President

                                               ---------------------------------

                                                                         ANNEX B

                           COLORADO REVISED STATUTES

                                    TITLE 7
                         CORPORATIONS AND ASSOCIATIONS
                       COLORADO BUSINESS CORPORATION ACT
                        ARTICLE 113. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

7-113-101. DEFINITIONS

     For purposes of this article:

     (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

     (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. RIGHT TO DISSENT

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) (Deleted by amendment, L. 96, P. 1321, sec.sec. 30, effective June 1, 1996.)

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

7-113-201. NOTICE OF DISSENTERS' RIGHTS

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. DISSENTERS' NOTICE

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

7-113-204. PROCEDURE TO DEMAND PAYMENT

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. UNCERTIFICATED SHARES

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.


     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.


7-113-206. PAYMENT

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and


          (e) A copy of this article.


7-113-207. FAILURE TO TAKE ACTION

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF
           PROPOSED CORPORATE ACTION

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

7-113-301. COURT ACTION

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. COURT COSTS AND COUNSEL FEES

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or


          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.


     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                                                         ANNEX C

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                 July 11, 1999

Board of Directors
Corporate Express, Inc.
1 Environmental Way
Broomfield, Colorado 80021

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Corporate Express, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Buhrmann N.V. ("Buhrmann"), the Company and a wholly owned subsidiary of Buhrmann (the "Merger Subsidiary") pursuant to which the Merger Subsidiary will be merged (the "Merger") with and into the Company. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

     Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive (a) $9.70 (or $9.20 if the Company elects, or if Buhrmann causes the Company to elect, the Delivery Systems Spinoff pursuant to Section 5.4 of the Agreement) in cash and the Per Share Adjustment Amount, and (b) if the Company elects, or if Buhrmann causes the Company to elect, the Delivery Systems Spinoff pursuant to Section 5.4 of the Agreement, that number of Spinoff Securities equal to the total amount of Spinoff Securities to be distributed in the Delivery Systems Spinoff divided by the Total Number of Company Common Shares Outstanding (the foregoing collectively being hereinafter referred to as the "Merger Consideration").

     In arriving at our opinion, we have reviewed the draft dated July 8, 1999 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning February 1, 1999 and ending January 31, 2004 prepared by the Company's management. In addition, we have compared certain financial and securities data of the Company with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company's common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have also relied as to certain legal matters on the advice of counsel to the Company.

Board of Directors
Corporate Express, Inc.
July 11, 1999
Page


     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies available to or being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.



     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. During the past two years, DLJ acted as dealer manager for the Company's dutch auction tender offer pursuant to which the Company repurchased 35.0 million of its shares in April 1998, documentation agent and a lender for the Company's $1.0 billion Senior Secured Credit Facility in April 1998, lead manager for the Company's $350.0 million Rule 144A offering of Senior Subordinated Notes in May 1998 and dealer manager for the Company's tender offer for its Senior Subordinated Notes due 2004 in May 1998. In addition, Janet Hickey, a director of the Company, is an officer of the Sprout Group, an affiliate of DLJ, and affiliates of DLJ own approximately 1.3 million shares of the Company's common stock.



     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.



                                            Very truly yours,



                                            DONALDSON, LUFKIN & JENRETTE


                                            SECURITIES CORPORATION



                                            By: /s/ Jeffrey A. Raich

                                              ----------------------------------

                                              Jeffrey A. Raich


                                              Senior Vice President

                                                                         ANNEX D


                    [MORGAN STANLEY DEAN WITTER LETTERHEAD]


                               September 21, 1999


Board of Directors
Corporate Express, Inc.
1 Environmental Way
Broomfield, Colorado 80021

Members of the Board:


We understand that Corporate Express, Inc. (the "Company"), Buhrmann NV ("Buyer") and North Acquisition Corporation, a wholly owned subsidiary of Buyer ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated July 13, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock, par value $0.0002 per share (the "Common Stock"), of the Company, other than shares held in treasury or as to which dissenters' rights have been perfected, will be converted into the right to receive $9.70 per share in cash (or, in certain circumstances specified in the Merger Agreement, $9.20 per share in cash plus securities representing in the aggregate all of the stock of Corporate Express Delivery Systems, Inc., a wholly owned subsidiary of the Company ("Delivery Systems")), subject to certain adjustments based on the aggregate proceeds received by the Company from certain asset dispositions specified in the Merger Agreement (the "Disposition Proceeds"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) evaluated the expected costs to the Company of the possible refinancing of the Company's 4.5% Convertible Notes due July 2000

     (v) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (vi)  reviewed the reported prices and trading activity for the Common
           Stock;

     (vii) compared the financial performance of the Company and the prices and trading activity of the Common Stock with those of certain other comparable publicly traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;


     (ix)  reviewed the Merger Agreement;

     (x) reviewed drafts of the commitment letters provided to Buyer and its affiliates by Bankers Trust Company and Bankers Trust Corporation; and

     (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. At your direction, we have assumed for purposes of our opinion that Delivery Systems will be sold and that the Disposition Proceeds will be at least $120 million. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets underlying the Disposition Proceeds nor any other assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company or any of its assets nor did we participate in discussions and negotiations among representatives of Buyer, the Company and their financial and legal advisors.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger.

We have been engaged by the Board of Directors of the Company to render a financial opinion in connection with this transaction and will receive a fee for our services.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                     Very truly yours,

                                     MORGAN STANLEY & CO. INCORPORATED


                                     By: /s/ Ian C.T. Pereira

                                        ----------------------------------------
                                        Ian C.T. Pereira
                                        Managing Director

                             CORPORATE EXPRESS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         SPECIAL MEETING OF SHAREHOLDERS
                                OCTOBER 22, 1999


         By signing this proxy in the space provided on the reverse side, you are appointing as your proxies Robert L. King and Gary M. Jacobs and each of them, with full power of substitution, to vote all of your shares of Corporate Express, Inc. common stock for you at the special meeting of shareholders to be held on Friday, October 22, 1999 at 9:00 a.m.(local time) at our principal executive offices located at 1 Environmental Way, Broomfield, Colorado 80021 and at any adjournments or postponements of the special meeting, with all the power you would have if you were personally present at the special meeting. The shares represented by this proxy will be voted as instructed.

         THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATE EXPRESS, INC. BOARD OF DIRECTORS UNLESS YOU INDICATE TO THE CONTRARY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. This proxy also delegates discretionary authority to vote with respect to any other matters which may properly come before the special meeting or any adjournments or postponements thereof.


                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

         The board recommends that you vote FOR the following proposal:

         1. Approval of the Agreement and Plan of Merger dated as of July 13, 1999, by and among Buhrmann NV, a Netherlands company, North Acquisition Corporation, a Colorado corporation and a newly formed subsidiary of Buhrmann, and Corporate Express, Inc., as amended by that certain First Amendment dated as of September 24, 1999, and the transactions contemplated by the merger agreement.

                  FOR  [ ]             AGAINST  [ ]            ABSTAIN  [ ]

         2. Approval of such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

         By signing this proxy, you acknowledge receipt of the notice of special meeting of shareholders and proxy statement dated September 27, 1999 of Corporate Express, Inc.


NOTE: PLEASE SIGN THIS PROXY EXACTLY AS THE NAME(S)           DATED:                                , 1999
APPEAR ON THIS PROXY.  WHEN SIGNING AS ATTORNEY-IN-FACT,            --------------------------------
EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
ADD YOUR TITLE AS SUCH.  PROXIES EXECUTED IN THE NAME
OF A CORPORATION SHOULD BE SIGNED ON BEHALF OF THE            ---------------------------------------------
CORPORATION BY A DULY AUTHORIZED OFFICER.  WHERE              SIGNATURE OF SHAREHOLDER
SHARES ARE OWNED IN THE NAME OF TWO OR MORE PERSONS,
ALL SUCH PERSONS SHOULD SIGN.
                                                              ---------------------------------------------
                                                              SIGNATURE OF SHAREHOLDER

Please sign, date and return in the enclosed postage paid envelope.



                          YOUR VOTE IS VERY IMPORTANT.
    Regardless of the number of shares you own we urge you to act promptly.